Exhibit T3C-1

SATÉLITES MEXICANOS, S.A. de C.V.,
as the Company,
each of the FIRST PRIORITY GUARANTORS named herein,
as First Priority Guarantors,
and
HSBC BANK USA, National Association,
as First Priority Indenture Trustee

INDENTURE
Dated as of November 29, 2006

U.S.$[238,200,000]
First Priority Senior Secured Notes due 2011

TRUST INDENTURE ACT CROSS-REFERENCE TABLE

TIA Section	First Priority Indenture Section(s)
310(a)(1)	6.10
310(a)(2)	6.10
310(a)(3)	N.A.
310(a)(4)	N.A.
310(a)(5)	6.8; 6.10
310(b)	6.8; 6.10; 10.1
310(b)(1)	6.10
310(c)	N.A.

311	6.11
311(a)	6.11
311(b)	N.A.
311(c)	N.A.

312(a)	2.5
312(b)	10.1
312(c)	10.1

313(a)	6.6
313(b)(1)	6.6
313(b)(2)	6.6
313(c)	6.6; 10.1
313(d)	6.6

314	4.9
314(a)	4.10; 10.1
314(a)(4)	4.9(a)
314(b)	4.9; 10.2; 10.3
314(c)(1)	4.10; 10.2; 10.3
314(c)(2)	4.10; 10.2; 10.3
314(c)(3)	4.10; 10.2; 10.3
314(d)	8.2
314(e)	10.3
314(f)	N.A.

315(a)	6.1
315(b)	6.5; 10.1
315(c)	6.1
315(d)	5.11; 6.1
315(e)	5.13
316(a)(last sentence)	2.9
316(a)(1)(A)	5.2
316(a)(1)(B)	5.12

v

TIA Section	First Priority Indenture Section(s)
316(a)(2)	7.3
316(b)	5.8
316(c)	7.4
317(a)(1)	5.3
317(a)(2)	5.4
317(b)	2.4
318(a)	10.16
318(c)	10.16

Notes:

(1)	For the purposes of this cross-reference table, N.A. means not applicable.

(2)	Notwithstanding anything to the contrary in this First Priority Indenture or otherwise, this cross-reference table shall not be and shall not be deemed to be a part of this First Priority Indenture for any purpose whatsoever.

          INDENTURE, dated as of November 29, 2006, by and among SATÉLITES MEXICANOS, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), each of the First Priority Guarantors (defined below) named herein, and HSBC Bank USA, National Association, a national banking association duly incorporated and existing under the laws of the United States, as trustee (the “First Priority Indenture Trustee”).
          Each of the Company, the First Priority Guarantors, and the First Priority Indenture Trustee agrees as follows for the benefit of each other party and for the equal and ratable benefit of the First Priority Holders (defined below):
ARTICLE I
DEFINITIONS
          SECTION 1.1. Definitions.
          “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person became or was designated a Restricted Subsidiary or was merged with or into a Restricted Subsidiary or the Company.
          “Additional Amounts” shall have the meaning specified in Section 4.2(a).
          “Additional Satellite” means any satellite other than the Existing Satellites in which the Company or any of its Restricted Subsidiaries has any insurable interest, including without limitation any Replacement Satellite.
          “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Affiliate Transaction” shall have the meaning specified in Section 4.19.
          “Agent” means any Registrar, Paying Agent, or co-registrar.
          “Agent Members” means any members of or participants in the Depositary or the Depositary’s nominee.
          “Applicable Procedures” shall have the meaning specified in Section 2.6(f)(2).
          “Asset Acquisition” means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its

Restricted Subsidiaries; or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that in the case of either (i) or (ii) such Person’s primary business is a Permitted Business.
          “Asset Sale” means any Disposition of Property or series of related Dispositions of Property of the Company or any of its Restricted Subsidiaries.
          “Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment, redemption, or similar payment with respect to such Indebtedness, and (b) the amount of such principal payment by (ii) the sum of all such principal payments.
          “Authenticating Agent” shall have the meaning specified in Section 2.2.
          “Bankruptcy Law” means Title 11 of the United States Code, the Concurso Law of Mexico (Ley de Concursos Mercantiles), or any similar federal, state, or foreign law for the relief of debtors, as such laws may be amended from time to time.
          “Base Currency” shall have the meaning set forth in Section 10.14(b).
          “Beneficial Owner” or “beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) shall be deemed to have “beneficial ownership” of all securities that such “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) has the right to acquire, whether such right is exercisable immediately or only after the passage of time.
          “Board of Directors” means the Board of Directors of the Company.
          “Board Resolutions” means resolutions duly adopted by the Board of Directors in accordance with the organizational documents and by-laws of the Company and in accordance with applicable law.
          “Business Day” means (i) any day (other than a Saturday or Sunday) on which DTC, Euroclear and Clearstream and banks in New York are open for business and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, First Priority Securities, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank eurodollar market.
          “Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under U.S. GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. GAAP, the amount of such obligations at any time being the capitalized amount thereof at such time determined in accordance with U.S. GAAP.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated and whether bearing voting right, economic rights, other rights, or some combination thereof) of capital stock of a corporation, including in the case of the Company all Series A Shares, Series B Shares, and Series N Shares, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits, or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than U.S.$500,000,000 (or any Subsidiary of any such bank, so long as such Subsidiary is established under the laws of Mexico or the United States with a valid banking license); (iii) commercial paper of an issuer, organized under the laws of a state of the United States, rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition; (iv) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than thirty (30) days with respect to obligations issued or fully guaranteed or insured by a Person described in clause (i) above; (v) obligations with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or Taxing Authority of any such state, commonwealth, or territory or by any foreign government, the obligations of which state, commonwealth, territory, political subdivision, Taxing Authority, or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) obligations with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition; and (vii) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (i) through (vi) of this definition and the shares of which are repriced daily to provide a constant net asset value of U.S.$1.00 per share.
          “Certificate of Authentication” has the meaning specified in Section 2.2.

          “Certificated First Priority Securities” means First Priority Securities in registered, certificated form without interest coupons.
          "Change of Control” means the occurrence of any of the following events:
          (i) any person or group (other than (A) the Equity Trust or (B) Servicios and Mexico as a group) shall acquire (through a single or a series of related transactions, whether voluntarily or by operation of prior agreement or law, by merger or consolidation, or otherwise) or own, or become the beneficial owner of, directly or indirectly, more than fifty percent (50%) of (x) the Capital Stock of the Company having a right to elect a majority of the Board of Directors (determined on a fully diluted basis) or (y) the Capital Stock of any surviving Person into or with which the Company is merged or consolidated having a right to elect a majority of the board of directors of such surviving Person (determined on a fully diluted basis); provided, however, that the Equity Trust is excluded as a person or member of a group to which this subparagraph applies only to the extent of its direct ownership of Capital Stock of the Company or of any such surviving Person; or
          (ii) (x) on or prior to the first Change of Control pursuant to subparagraphs (i) or (iv) of this definition (the “First Change of Control Date”), the seven (7) member Board of Directors shall cease to include four (4) members elected by the Series A Shares that have each issued a “Certificate of Independence” (as such term is defined in the Irrevocable Equity Trust Agreement No. [      ] dated November [      ], 2006, entered into by and between the Company and the trustee thereunder (the “Equity Trust Agreement”) in effect on the Issue Date) (other than on account of the death or incapacity of a director or because a director could not, solely pursuant to provisions of Mexican law or the by-laws of the Company as in effect on the Issue Date, serve as a director prior to the replacement of such director by a director that issues such a Certificate of Independence), or (y) following the First Change of Control Date, the individuals who immediately prior to the First Change of Control Date constituted the Board of Directors of the Company (together with any new directors elected thereafter by the holders of the Capital Stock of the Company pursuant to the by-laws of the Company who are also approved pursuant to a vote of or resolution adopted solely for purposes of this First Priority Indenture by a majority of directors then still in office either (A) who were directors(or alternates thereof) immediately prior to the First Change in Control Date or (B) whose election or nomination for election was previously so approved), shall cease for any reason (other than on account of the death or incapacity of a director or because a director could not, solely pursuant to provisions of Mexican law or the by-laws of the Company as in effect on the Issue Date serve as a director), to constitute a majority of the members of the Board of Directors of the Company; provided, however, that (1) this clause (y) shall not be applicable to any such change in the individuals who constitute a majority of the members of the Board of Directors of the Company immediately prior to the First Change of Control Date if such change is effected prior to the later of (A) the date that is six (6) months following the First Change of Control Date and (B) the date of the first General Ordinary Shareholders’ Meeting (as defined in the Company’s by-laws in effect on the Issue Date) following the First Change in Control Date at which the by-laws of the Company could be in accordance with applicable law amended to eliminate the requirement that the four (4) members of the Board of Directors of the Company elected by the Series A Shares be Independent, and (2) if the individuals who constitute a majority of the members of the Board of

Directors of the Company immediately prior to the First Change of Control Date are changed in accordance with this proviso, then following the date of such change (the “Board Change Date”), for purposes of this clause (y) (without regard to this proviso) the term “Board Change Date” shall be substituted for the term “First Change in Control Date”; or
          (iii) on or prior to the First Change of Control Date, any person or group shall acquire (through a single transaction or a series of related transactions or otherwise, and whether voluntarily or by operation of prior agreement or law or otherwise) or own, directly or indirectly, 66 2/3% of the Voting Agency Agreement Shares (defined below) and the Equity Trust Agent shall thereafter exercise or be directed to exercise its right to approve (a “Shareholder Approval Right”) or reject (a “Shareholder Rejection Right”) any (A) merger of the Company (other than a merger with or into a Restricted Subsidiary or a Subsidiary of the Company that becomes a Restricted Subsidiary in accordance with the terms of this First Priority Indenture or a merger or consolidation that is not a Change of Control under subparagraph (i) of this definition), or (B) spin-off of the Company (other than a spin-off into a Restricted Subsidiary or a Subsidiary of the Company that becomes a Restricted Subsidiary in accordance with the terms of this First Priority Indenture), or (C) transfer of all or a significant portion of the Company’s material assets, or (D) transfer of the orbital concessions held by the Company (each a “Shareholder Applicable Matter”), in each case where the Applicable Shareholder Matter would be rejected at a Shareholders’ Meeting (or by written shareholders’ resolution) but for such exercise of a Shareholder Approval Right or would be approved at a Shareholders’ Meeting (or by written shareholders’ resolution) but for such exercise of a Shareholder Rejection Right; provided than any amendment, modification, or supplement to the by-laws of the Company that enhances or expands any of the Applicable Shareholder Matters or the rights of the shareholders to approve or reject such matters shall be deemed an enhancement or expansion of the Applicable Shareholder Matters or the rights of shareholders to approve or reject such matters, as applicable, for purposes of this subparagraph (iii); provided further that, for purposes of this subparagraph (iii), no person that acquires or owns, directly or indirectly, any of the Agency Agreement Shares or interests therein shall be deemed to constitute a “group” with any other person or persons that acquire or own, directly or indirectly, Agency Agreement Shares or interests therein solely due to the fact that the voting of the Agency Agreement Shares is subject to the Agency Agreement, as in effect on the Issue Date, for the benefit of the holders of the Agency Agreement Shares, pursuant to which the holders of the Agency Agreement Shares have ratable rights to instruct, directly or indirectly through the Equity Trust Agent acting for the benefit of the beneficial owners from time to time of the Agency Agreement Shares, the trustee under the Equity Trust to vote all of the Agency Agreement Shares in accordance with the instructions of 2/3rds of the interests therein that actually give instructions with respect to any matter submitted for vote by the holders of the Company’s Capital Stock, whether as a class or otherwise; or
          (iv) any person or group (other than the Company or its Restricted Subsidiaries or any Subsidiary of the Company that becomes a Restricted Subsidiary in accordance with the terms of this First Priority Indenture) shall acquire (through a single or a series of related transactions, whether voluntarily or by operation of prior agreement or law, or otherwise) or own, or become the beneficial owner of, directly or indirectly, all or substantially all of the assets of the Company and its Restricted Subsidiaries considered as a whole; or

          (v) any plan of liquidation or dissolution of the Company shall be approved.
          For purposes of the definition of “Change of Control” (A) the term “Agency Agreement Shares” shall mean the 7,166,667 Class II, Series B Shares and 29,395,883 Class II, Series N Shares of the corporate capital of the Company, issued by the Company on or about the date hereof in exchange and capitalization of certain of the claims of the holders of the Company’s US$320,000,000 of 10-1/8% Unsecured Senior Notes due November 1, 2004 and any additional shares issued in respect thereto or otherwise acquired by the trustee under the Equity Trust Agreement for the benefit of the Equity Trust Agent or transferred by the Equity Trust Agent to the trustee under the Equity Trust Agreement under the terms of the Equity Trust Agreement, (B) the term “Voting Agency Agreement Shares” shall mean the Agency Agreement Shares directly or indirectly having a right to vote with respect to the election of Series B Directors of the Company, (C) the terms “person” and “group” mean, as applicable and without limitation, “person” and “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including without limitation any person or group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), (D) the term “Equity Trust Agent” shall mean the agent acting for the benefit of the beneficial owners from time to time of the Agency Agreement Shares, and (E) the term “Agency Agreement” shall mean that certain Agency Agreement for the Benefit of the Holders of Trust Interests dated on or about the date hereof.
          “Change of Control Amount” has the meaning set forth in Section 3.4(e).
          “Change of Control Date” means, as to any Change of Control, the date that the Change of Control occurs, or, in the case of an anticipated Change of Control, the date that the Change of Control is reasonably anticipated to occur.
          “Change of Control Redemption” has the meaning set forth in Section 3.4(a).
          “Change of Control Redemption Premium” means, as to a First Priority Security or portion thereof subject to a Change of Control Redemption, an amount equal to one percent (1%) of the outstanding principal amount of the First Priority Security or portion thereof.
          “Clearstream” means Clearstream Banking SA.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
          “Common Representative Agreement” means that certain Common Representative Agreement dated as of the Issue Date by and among the common representative thereunder, the First Priority Indenture Trustee, the Second Priority Indenture Trustee, the Second Priority Collateral Trustee, and the Company, which is attached as an exhibit to the Intercreditor Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.

          “Company” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means such successor.
          “Company Segregated Account” means a bank account containing cash or Cash Equivalents and held in the name of the Company at the Company’s regular bank, segregated from all other accounts of the Company and containing only amounts required to be deposited or held therein pursuant to Section 4.35(a), which account and its contents have been pledged as security for the First Priority Obligations as part of the First Priority Collateral and in which the First Priority Collateral Trustee has a valid, enforceable, and perfected first-priority lien.
          “Compliance Certificate” means a certificate duly executed by an Officer of the Company substantially in the form of Exhibit E hereto.
          “Concession” means any and all of the concessions granted by Mexico to the Company or any Restricted Subsidiary (whether or not such Restricted Subsidiary was a Restricted Subsidiary at the time of the grant), as the same may be amended, supplemented, reinstated, renewed, or replaced from time to time, including without limitation all orbital concessions and all property concessions and all amendments, supplements, reinstatements, renewals, and replacements thereof.
          “Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents and Permitted Peso Investments) that would, in conformity with U.S. GAAP, be set forth as a component of “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date.
          “Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with U.S. GAAP, be set forth as a component of “total current liabilities” (or any equivalent caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Company and its Restricted Subsidiaries.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization, or write-off of debt discount and debt issuance costs and commissions, discounts, and other fees and charges associated with Indebtedness (including the First Priority Obligations and Second Priority Obligations), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary, unusual, or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net

Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.
          “Consolidated Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA for the immediately preceding prior four consecutive fiscal quarters, to (b) Consolidated Fixed Charges for such fiscal quarters (including, for pro forma purposes, Indebtedness to be incurred and Capital Expenditures to be made on or about such date).
          “Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) provision for cash income taxes made by the Company or any of its Restricted Subsidiaries on a consolidated basis in respect of such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Company or any of its Restricted Subsidiaries and (d) permitted Capital Expenditures of the Company and its Restricted Subsidiaries for such period.
          “Consolidated Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA for the immediately preceding prior four consecutive fiscal quarters, to (b) Consolidated Interest Expense for such fiscal quarters (including, for pro forma purposes, Indebtedness to be incurred on or about such date).
          “Consolidated Interest Coverage Ratio Requirement” means a Consolidated Interest Coverage Ratio of 1.75 to 1.0.
          “Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of interest income, of the Company and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to such period in accordance with U.S. GAAP, but excluding any amortization of costs of issuing Indebtedness).
          “Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt on such date (including, for pro forma purposes, Indebtedness to be incurred on or about such date), to (b) Consolidated EBITDA for the immediately preceding four consecutive fiscal quarters.
          “Consolidated Leverage Ratio Requirement” means a Consolidated Leverage Ratio of 7.0 to 1.0.
          “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with U.S. GAAP; provided, however, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the

Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any First Priority Document) or Requirement of Law applicable to such Restricted Subsidiary.
          “Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with U.S. GAAP.
          “Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Control” means (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, is defined to mean the possession by another Person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) of the power to appoint and/or remove the majority of the members of the board of directors or other governing body of such Person or otherwise to direct or cause the direction of the affairs and policies of such Person.
          “Corporate Trust Office” means the office of the First Priority Indenture Trustee specified in Section 10.1(a) hereof or such other address as to which the First Priority Indenture Trustee may give notice to the Company.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.
          “Custodian” means any receiver, trustee, síndico, conciliador, assignee, liquidator, sequestrator, or similar official under any Bankruptcy Law.
          “Default” means an event that is, or with the passing of time or the giving of notice, or both, would constitute, an Event of Default.
          “Defaulted Interest” shall have the meaning specified in Section 2.12(a).
          “Depositary” means, with respect to the First Priority Securities issuable or issued in whole or in part in global form, DTC until a successor thereto shall have been appointed by the Company, and thereafter the term “Depositary” shall mean or include such successor.

          “Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final scheduled maturity date of the First Priority Securities.
          “Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or if Reuters ceases to provide such spot quotations, by any comparable reputable service which provides such spot quotations, as reasonably selected by the Company), at approximately 11:00 a.m. (New York time) on the date two Business Days prior to such determination.
          “Domestic First Priority Security” shall have the meaning specified in Section 2.1(c).
          “DTC” means The Depository Trust Company or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulation.
          “Enlaces Integra” means Enlaces Integra, S. de R.L. de C.V., a company organized under the laws of the United Mexican States.
          “Environmental Laws” means any and all Mexican or other foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, normas técnicas, codes, decrees, requirements of any Governmental Authority, or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “Equity Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date executed by the Company in favor of the holders of global trust certificates, providing for registration rights to certain holders thereof.
          “Equity Trust” means that certain trust established pursuant to the Administration Trust Agreement No. [ ] dated as of November [ ], 2006, by and between the Company, in its capacity as Settlor and Beneficiary, and Deutsche Bank México, S.A., institución de banca múltiple, división fiduciaria, as Trustee and the other settlors and beneficiaries party thereto.
          “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

          “Estimated Consolidated Net Income” means, for any period, the estimated consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with U.S. GAAP; provided, however, that there shall be excluded (a) the estimated income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any First Priority Document) or Requirement of Law applicable to such Restricted Subsidiary.
          “Euroclear” shall have the meaning specified in Section 2.1(d).
          “Eurocurrency Reserve Requirements” means, for any day as applied to any First Priority Securities bearing interest at the Eurodollar Base Rate, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority of the United States having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System of the United States and, to the extent applicable, as shown on http://www.federalreserve.gov/monetarypolicy/reservereq.htm , or successor page.
          “Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to any First Priority Securities bearing interest at the Eurodollar Rate, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the First Priority Indenture Trustee or, in the absence of such availability, by reference to the rate at which the First Priority Indenture Trustee is offered Dollar deposits at or about 11:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a First Priority Securities bearing interest at the Eurodollar Rate, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
          “Event of Default” shall have the meaning specified in Section 5.1.
          “Excess Cash Flow” means, for any fiscal quarter of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Estimated Consolidated Net Income for such fiscal quarter, (ii) an amount equal to the amount of all non-cash charges (including but not limited to depreciation and amortization) deducted in arriving at such Estimated Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal quarter, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Company and its Restricted Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Estimated Consolidated Net Income; and (v) the net increase during such fiscal quarter (if any) in deferred tax accounts of the Company; minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Estimated Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Restricted Subsidiaries in cash during such fiscal quarter on account of Capital Expenditures permitted under Section 4.30 hereof and insurance premiums, (iii) all permitted prepayments of Indebtedness made in cash during such fiscal quarter, (iv) the aggregate amount of all regularly scheduled and permitted principal and interest payments of Indebtedness of the Company and its Restricted Subsidiaries made in cash during such fiscal quarter (such payments being limited by Section 4.15(b) hereof), (v) increases in Consolidated Working Capital for such fiscal quarter, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Company and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Estimated Consolidated Net Income, (vii) the net decrease during such fiscal quarter (if any) in deferred tax accounts of the Company and its Restricted Subsidiaries, and (viii) U.S.$5,000,000, provided, however, that items (a)(ii) through (v) shall be added only to the extent that they were deducted in calculating Estimated Consolidated Net Income and items (b)(ii) through (b)(vii) shall be subtracted only to the extent that they were not deducted in calculating Consolidated Net Income. Notwithstanding the foregoing, the Segregated Amounts shall be excluded from the calculation of Excess Cash Flow.
          “Excess Cash Flow Application Date” has the meaning given in Section 3.2(c).
          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated by the SEC thereunder, as amended from time to time.
          “Existing Satellites” means any telecommunications satellite owned by the Company or any Restricted Subsidiary as of the Issue Date, including but not limited to the three telecommunications satellites related to the Concessions, known as the Solidaridad 2, Satmex 5, and Satmex 6 satellites.

          “Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in this First Priority Indenture, Fair Market Value shall be determined by the chief financial officer of the Company and approved by a resolution of the Board of Directors and shall be evidenced by a resolution delivered to the First Priority Indenture Trustee.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor to such Board of Governors).
          “Finance Ministry” has the meaning given in Section 4.2(a)(iii).
          “First Priority Collateral” means all right, title, and interest of the Company and each First Priority Guarantor in any assets or other Property, including but not limited to all assets and other Property of whatever nature, whether real, personal, or mixed, tangible or intangible, now owned or existing or hereafter acquired or arising, and including but not limited to all assets and other Property with respect to which a Lien or security interest is purported to or may be created or granted as security for any of the First Priority Obligations pursuant to any of the First Priority Documents, and all products and Proceeds of the foregoing. Without limiting the generality of the foregoing the First Priority Collateral includes any and all assets and other Property of the Company and each First Priority Guarantor in which the First Priority Collateral Trustee, for itself or for the benefit of the First Priority Indenture Trustee or the First Priority Holders, acquires a Lien or security interest or other interest after the commencement of any proceeding under any Bankruptcy Law.
          “First Priority Collateral Trust Agreement” means the First Priority Collateral Trust Agreement, dated as of the date hereof, among the Company and each First Priority Guarantor, the First Priority Collateral Trustee, and the First Priority Indenture Trustee, substantially in the form of Exhibit D hereto.
          “First Priority Collateral Trustee” means the collateral trustee under the First Priority Collateral Trust Agreement and any permitted successor thereto.
          “First Priority Collateral Trustee Segregated Account” means a bank account containing cash and Cash Equivalents and held by and in the name of the First Priority Collateral Trustee, as part of the trust estate under this First Priority Indenture and as part of the First Priority Collateral, in which account and its contents the First Priority Collateral Trustee has a valid, enforceable, and perfected first-priority lien.
          “First Priority Documents” means, collectively, this First Priority Indenture, the First Priority Securities, the First Priority Collateral Trust Agreement, the First Priority Security Documents, the First Priority Guarantees, First Priority Mortgage, and any other document executed or delivered by any of the Company or any First Priority Guarantor in connection with any of the First Priority Securities or First Priority Obligations (other than the Registration Rights Agreement), as such documents may be amended, supplemented, or otherwise modified from time to time.

          “First Priority Guarantee Obligations” has the meaning set forth in Section 9.1(a).
          “First Priority Guarantees” means any and all guarantees of the First Priority Obligations and documents reflecting Guarantee Obligations regarding the First Priority Obligations, including without limitation the Guarantee Acknowledgements and any and all other guarantees by First Priority Guarantors, but not including this First Priority Indenture, as the same may be amended, supplemented, or otherwise modified from time to time.
          “First Priority Guarantor” and “First Priority Guarantors” means each and every Restricted Subsidiary until a successor replaces any or all of them in accordance with the provisions of this First Priority Indenture, and thereafter means such successor or successors.
          “First Priority Holder” means a Person in whose name a First Priority Security is registered on the Registrar’s books.
          “First Priority Indenture” means this Indenture, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof.
          “First Priority Indenture Trustee” means the party named as such in the preamble to this First Priority Indenture and any permitted successor thereto.
          “First Priority Mortgage” means the first-priority statutory telecommunications mortgage made by the Company in favor of, and/or for the benefit of, the First Priority Collateral Trustee for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, as described on Schedule II to the First Priority Collateral Trust Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.
          “First Priority Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity, acceleration, or other due date of any of the First Priority Securities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, concurso mercantil, or like proceeding, relating to the Company or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the First Priority Securities (including, without limitation, any additional Amounts) and all other obligations and liabilities of the Company or Restricted Subsidiary to the First Priority Indenture Trustee, the First Priority Collateral Trustee, any First Priority Holder, or any of their respective affiliates, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any First Priority Document, any Interest Rate Protection Agreement entered into with any party thereto or any affiliate of any such party, or any other document made, delivered, or given in connection herewith or therewith, whether existing on the date hereof or hereafter arising, and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges, and disbursements of counsel to the First Priority Indenture Trustee and/or First Priority Collateral Trustee) or otherwise.

          “First Priority Pledges” means the pledges in favor of, and/or for the benefit of, the First Priority Collateral Trustee for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, as described on Schedule II to the First Priority Collateral Trust Agreement, by the Company, over the shares of the Company’s Subsidiaries and by the Restricted Subsidiaries over the shares of such Restricted Subsidiaries’ Subsidiaries, as the same may be amended, supplemented, or otherwise modified from time to time.
          “First Priority Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date executed by the Company in favor of certain First Priority Holders.
          “First Priority Securities” means the [U.S.$238,200,000] aggregate original principal amount of First Priority Senior Secured Notes due 2011 issued by the Company pursuant to the First Priority Indenture, as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.
          “First Priority Security Documents” means, collectively, the First Priority Mortgage, the First Priority Collateral Trust Agreement, the First Priority Pledges, and all other documents hereafter delivered to the First Priority Collateral Trustee that secure or guarantee, or grant a Lien on any Property of any Person to secure or guarantee, the First Priority Obligations, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the First Priority Obligations and Second Priority Obligations and any Refinance of the First Priority Obligations or Second Priority Obligations.
          “Global First Priority Security” means the Domestic First Priority Security and the International Global First Priority Security.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).
          “Ground Control Station” means an on-ground facility and associated equipment of the Company or a Restricted Subsidiary that is linked to one or more satellites by an antenna for the purpose of tracking, controlling or receiving messages from Existing Satellites or Additional Satellites.

          “Guarantee Acknowledgement” means any Guarantee Acknowledgement substantially in the form attached hereto as Exhibit C.
          “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which obligation the guaranteeing person has issued a reimbursement, counterindemnity, or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.
          “Holder Change of Control Notice” has the meaning set forth in Section 3.4(c).
          “Holder Redemption Notice” has the meaning set forth in Section 3.3(b).
          “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or become responsible for, the payment of such Indebtedness, including an incurrence of Acquired Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term “Incurrence” used as a noun has a corresponding meaning.
          “Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables Incurred in the ordinary course of such Person’s business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (e) all Capital Lease Obligations of such Person; (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities; (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person; (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; (j) the liquidation value of any mandatorily redeemable preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries; and (k) all obligations of such Person in respect of Interest Rate Protection Agreements.
          “Independent” has the meaning ascribed to it in the by-laws of the Company, as in effect on the Issue Date.
          “Independent Financial Advisor” means an investment banking firm, accounting firm or satellite consulting or satellite appraisal firm, in each case of international standing (i) which does not, and whose shareholders, members, directors, officers or Affiliates do not, have a material direct or indirect financial interest in the Company or one or more Restricted Subsidiaries and (ii) which is otherwise independent and qualified to perform the task for which it is to be engaged.
          “Initial First Priority Holders” means the First Priority Holders as of the Issue Date.
          “Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the First Priority Indenture Trustee, the First Priority Collateral Trustee, the Second Priority Indenture Trustee, the Second Priority Collateral Trustee, the Company, and the First Priority Guarantors, including the Common Representative Agreement attached as an exhibit thereto, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Interest Payment Date” means (a) (i) the last day of each calendar month, for each Interest Period that is a calendar month and (ii) the last day of each calendar quarter, for each Interest Period that is a calendar quarter; and (b) any other date on which any payment, repayment, or prepayment (including any Redemption) of interest is required or due hereunder or under the First Priority Securities.
          “Interest Period” means (a) each calendar month, for the month in which the Issue Date occurs and for the first one month immediately following; and (b) thereafter, the period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the first calendar month or first calendar quarter immediately following, as selected by the Company by irrevocable notice to the First Priority Indenture Trustee not less than three (3) Business Days prior to the last day of the then current Interest Period, if the Company is entitled to make such a selection, or, if the Company is not entitled to make such a selection (whether by operation of Section 5.2(e) or otherwise), on the last day of the first month immediately following; provided, however, that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such, Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period that would otherwise extend beyond the date final payment is due on the First Priority Securities shall end on such due date; and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Interest Rate Protection Agreement” means any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap, or other interest rate hedge arrangement, to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof, as the same may be amended, supplemented, or otherwise modified from time to time.
          “International Global First Priority Security” shall have the meaning set forth in Section 2.1(d).
          “Investment” means, with respect to any Person, any direct or indirect advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any Guarantee Obligation or similar arrangement) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, or substantially all assets or other Property of, any other Person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Company in exchange for Capital Stock, property or assets of another Person constitute an Investment by the Company in such other Person. The amounts of all Investments of the Company and Restricted Subsidiaries in their respective Subsidiaries and all components thereof shall be calculated at Fair Market Value.
          “Investment Company Act” means the Investment Company Act of 1940, as amended.

          “Issue Date” means the date of original issuance of the First Priority Securities under this First Priority Indenture.
          “Judgment Currency” shall have the meaning set forth in Section 10.14.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loral” means Loral Skynet Corporation, a corporation organized under the laws of Delaware.
          “Loral SpaceCom” means Loral SpaceCom Corporation, a company organized under the laws of Delaware.
          “Loral Grant” means the usufructo under Articles 980 et seq. of Mexico’s Federal Civil Code granted to Loral with respect to those certain three (3) transponders on the Satmex 5 satellite and those certain four (4) transponders on the Satmex 6 satellite, pursuant to the applicable agreements between Loral and the Company dated as of the date hereof.1
          “Mandatory Redemption” shall have the meaning set forth in Section 3.2(d).
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this First Priority Indenture, the First Priority Securities, the First Priority Collateral Trust Agreement, the First Priority Guarantees, or any of the other First Priority Documents or (b) the validity or enforceability of this First Priority Indenture, the First Priority Securities, the First Priority Collateral Trust Agreement, the First Priority Guarantees, or any of the other First Priority Documents, or the Liens granted under the First Priority Documents, or the rights or remedies of the First Priority Indenture Trustee, the First Priority Collateral Trustee, or the First Priority Holders under the First Priority Documents.
          “Maturity Date” means, when used with respect to any First Priority Security, the date on which the principal of such First Priority Security first becomes due and payable as therein or herein provided, whether at Stated Maturity or by declaration of acceleration, Redemption, or otherwise.
          “Mexican Telecommunications Law” means Mexico’s Federal Telecommunications law (Ley Federal de Telecomunicaciones), promulgated June 7, 1995, as

[1]	Subject to the transfer of rights among Loral entities.

amended, supplemented, or otherwise modified from time to time, and regulations thereunder, as amended, supplemented, or otherwise modified from time to time.
          “Mexico” means the Estados Unidos Mexicanos (United Mexican States) and any state thereof or other political subdivision thereof and any branch of government, ministry, department, authority, or statutory corporation or either entity (including a trust) owned or controlled directly or indirectly by the Estados Unidos Mexicanos (United Mexican States) or any state thereof, or other political subdivision thereof or any of the foregoing or created by law as a public entity.
          “Moody’s” means Moody’s Investors Services, Inc. and its successors.
          “Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted under Section 4.16(b), (e), (f), (i) or (j) on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a First Priority Security Document) and other customary fees and expenses (including currency conversion costs) actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans or other Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Notices of Redemption” means all Trustee Redemption Notices, Holder Redemption Notices, Trustee Change of Control Notices, Holder Change of Control Notices, and any other notices regarding any Redemption.
          “Observer” shall have the meaning specified in Section 5.2(f).
          “Officer” means the chairman of the Board of Directors, the chief executive officer, the chief financial officer, the treasurer, general counsel, or the controller of the Company (or the equivalents thereof), who is vested with sufficient power and authority under applicable law to carry out his or her respective acts as provided under the First Priority Documents.
          “Officers’ Certificate” means a certificate signed by any two (2) of the chief executive officer, chief operating officer, general counsel, and chief financial officer of the Company (or the equivalents thereof), duly vested with sufficient power and authority under applicable law, and, with respect to any supplemental indenture adding a First Priority Guarantor hereunder, a certificate signed by any two (2) of the chief executive officer, chief operating officer, and chief financial officer of the First Priority Guarantor (or the equivalents thereof).

          “Opinion of Counsel” means a written opinion from legal counsel, which may include an individual employed as counsel to the Company which legal counsel is in any event reasonably acceptable to the First Priority Indenture Trustee.
          “Optional Redemption” has the meaning set forth in Section 3.1.
          “Optional Redemption Premium” means, as to a First Priority Security or portion thereof subject to an Optional Redemption, (a) if the applicable Redemption Date occurs on or before the date that is one (1) year following the Issue Date, an amount equal to three percent (3%) of the outstanding principal amount of the First Priority Security or portion thereof, (b) if the applicable Redemption Date occurs after the date that is one (1) year following the Issue Date but on or before the date that is two (2) years following the Issue Date, an amount equal to two percent (2%) of the outstanding principal amount of the First Priority Security or portion thereof, (c) if the applicable Redemption Date occurs after the date that is two (2) years following the Issue Date but on or before the date that is three (3) years after the Issue Date, an amount equal to one percent (1%) of the outstanding principal amount of the First Priority Security or portion thereof.
          “Paying Agent” shall have the meaning specified in Section 2.3.
          “Permitted Business” means the satellite telecommunications business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date or other businesses that are reasonably related thereto.
          “Permitted Change of Control” means any Change of Control for which the provisions of Section 3.5, including without limitation the payment of all amounts payable in connection with a Change of Control Redemption, have been satisfied prior to or simultaneously with the occurrence of the Change of Control.
          “Permitted Investment” means (i) an Investment in a Restricted Subsidiary or an Asset Acquisition permitted by Section 4.30 hereof; (ii) Cash Equivalents and Permitted Peso Investments not to exceed the greater of (x) U.S. $25.0 million (based on the Dollar Peso currency exchange rate in effect at the time such Investments are made) and (y) 10% of the gross revenues of the Company for its most recent full fiscal year from time to time (excluding any Cash Equivalents deposited in the Company Segregated Account and the First Priority Collateral Trustee Segregated Account); (iii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits in the ordinary course of business; (iv) Investments made in the ordinary course of business as payment for the construction or acquisition of a Permitted Business or the acquisition of Concessions not held by the Company on the Issue Date, in an aggregate amount (valued at cost) not to exceed an aggregate outstanding amount of U.S.$100,000 at any time; (v) notes received in connection with an Asset Sale permitted hereunder, in an aggregate amount (valued at cost) not to exceed an aggregate outstanding amount of U.S.$2.5 million at any time; (vi) Investments by the Company or any Restricted Subsidiary in an aggregate amount (valued at cost) not to exceed an aggregate outstanding amount of U.S.$0.5 million per year; and (vii) Interest Rate Protection Agreements and Currency Agreements permitted by Section 4.34 hereof.

          “Permitted Peso Investments” means Peso-denominated investments of the following types: (i) marketable direct obligations issued by, or unconditionally guaranteed contractually by, the government of Mexico and backed by the full faith and credit of the government of Mexico, in each case maturing within six months from the date of acquisition and (ii) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by Banco Nacional de Mexico or another commercial bank of comparable standing and credit quality organized under the laws of Mexico, or any commercial bank organized under the laws of the United States or any state thereof and having combined capital and surplus of not less than U.S.$500,000,000 (or any subsidiary of any such bank established under the laws of Mexico with a banking license).
          “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.
          “Peso” means the lawful currency of Mexico.
          “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued after the Issue Date.
          “Principal Paying Agent” has the meaning set forth in Section 2.3 hereof.
          “Proceeds” means, with respect to any assets or other Property, any and all proceeds thereof, including without limitation any and all proceeds within the meaning of the Uniform Commercial Code as in effect from time to time in the State of New York.
          “Projections” has the meaning set forth in Section 4.11(a)(iii).
          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed, and whether tangible or intangible, including, without limitation, Capital Stock, rights to and in the Concessions and the orbital slots subject thereto, and regulatory, governmental, and all other rights and assets under the laws of Mexico, the U.S., and otherwise.
          “Qualifying Asset Sale” means any Asset Sale or series of related Asset Sales involving the Disposition of Property having a Fair Market Value in excess of U.S.$15.0 million, provided that an Asset Sale or series of related Asset Sales that is a Change of Control shall not be a Qualifying Asset Sale.
          “Record Date” means a Record Date with respect to the First Priority Securities, whether or not such Record Date is a Business Day.
          “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset or Property of the Company or any Restricted Subsidiary.

          “Redemption” means any Change of Control Redemption, Mandatory Redemption, or Optional Redemption.
          “Redemption Date” means, with respect to any First Priority Security, the date on which such First Priority Security is to be redeemed in any Redemption, in whole or in part, by the Company pursuant to the terms of the First Priority Securities.
          “Redemption Price” means, as to a First Priority Security subject to Redemption, an amount equal to the sum, without duplication, of the following: (1) the outstanding principal amount of the First Priority Security; plus (2) accrued and unpaid interest (and Additional Amounts, if any) and premiums, if any, up to and including the Redemption Date, provided, however, that if the Redemption Date is on or after a regular Record Date and on or prior to the Interest Payment Date to which such Record Date relates, the accrued interest shall be payable to the First Priority Holder of the redeemed First Priority Securities as registered on the relevant Record Date and no additional interest for the period up to the Interest Payment Date will be payable to First Priority Holders of the redeemed First Priority Securities on the Redemption Date; plus (3) if the First Priority Security is redeemed on any day other than the last day of the Interest Period applicable to outstanding First Priority Securities, any amounts owing pursuant to the indemnity provisions contained in Paragraph 2(f) of the form of First Priority Security attached to this First Priority Indenture; plus (4) in the case of a Change of Control Redemption, the Change of Control Premium, if any; plus (5) in the case of a Mandatory Redemption under Section 3.2(a) based on a Qualifying Asset Sale, the Optional Redemption Premium; and plus (6) in the case of an Optional Redemption, the Optional Redemption Premium.
          “Registrar” shall have the meaning specified in Section 2.3.
          “Regulation D” means Regulation D under the Securities Act.
          “Refinance” means, in respect of any Indebtedness, a refinancing, extension, renewal, amendment, modification, supplement, defeasance, replacement, refund, repayment, or issuance of other indebtedness in exchange for such Indebtedness, in whole or in part.
          “Refinanced First Priority Indebtedness” means Indebtedness resulting from a Refinance of the First Priority Obligations.
          “Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company and/or any Restricted Subsidiary in connection therewith which are not applied to pay the First Priority Obligations as a result of the delivery of and as specified in a Reinvestment Notice.
          “Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.
          “Reinvestment Notice” means a written notice executed by an Officer of the Company stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Restricted Subsidiary) intends and expects to use a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the Permitted Business in which the First Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected first-priority lien.
          “Reinvestment Redemption Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Redemption Date to acquire assets useful in the Permitted Business in which the First Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected first-priority lien.
          “Reinvestment Redemption Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring two hundred seventy (270) days after such Reinvestment Event, if the Company has not used the relevant Reinvestment Deferred Amount to acquire, or has not placed firm orders or otherwise made contractual commitments to acquire, assets useful in the Permitted Business in which the First Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected first-priority lien, and has not cancelled or otherwise failed to pursue acquisition of such assets; and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, use the relevant Reinvestment Deferred Amount to acquire assets as permitted hereunder, or shall have cancelled or ceased to pursue an acquisition of assets described in clause (a) of this definition.
          “Relevant Taxing Jurisdiction” means Mexico and any other country, state, or political subdivision or other jurisdiction in which the Company, any Restricted Subsidiary, or any First Priority Guarantor, or any of their respective successors, is organized, incorporated, or otherwise resident for tax purposes, or from or through which any payment on account of First Priority Objections is made, and any Taxing Authority of or in Mexico or such other country, state, political subdivision, or other jurisdiction.
          “Relevant Withholding Taxes” shall have the meaning specified in Section 4.2(g)(i).
          “Replacement Satellite” means any satellite that replaces or that is intended by the Company to replace any Existing Satellite or Additional Satellite, whether because an Existing Satellite or Additional Satellite is at or near the end of its useful life or has become impaired or otherwise.
          “Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other constitutive, organizational, or governing documents of such Person (including, in the case of a Person organized under the laws of Mexico, the estatutos sociales of such Person) and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, including without limitation any Bankruptcy Law, the Mexican Telecommunications Law, the Securities Act, the Exchange Act, Sarbanes-Oxley, and the TIA, in each case from time to time applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          “Requisite First Priority Holders” means, at any time, one or more First Priority Holders that hold First Priority Securities in an aggregate principal amount equal to more than fifty percent (50%) of the then outstanding aggregate principal amount of First Priority Securities.
          “Responsible Officer” means the chief executive officer, president, general counsel, or chief financial officer (or the equivalents thereof) of the Company, but in any event, with respect to financial matters, the chief financial officer (or the equivalent thereof) of the Company.
          “Restricted Payment” means (i) any dividend or distribution of any kind or character (whether in cash, securities or other property) on account of any class of the Company’s or any of its Restricted Subsidiaries’ Capital Stock or to holders thereof (including, without limitation, any payment to stockholders of the Company in connection with a merger or consolidation involving the Company), other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or (b) dividends or distributions payable solely to the Company or any Restricted Subsidiary and, if such Restricted Subsidiary paying the dividend or distribution is not a Wholly-Owned Subsidiary, payable simultaneously to its minority shareholders on a pro rata basis; (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary; (iii) any principal payment on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, any Subordinated Indebtedness of the Company or any Restricted Subsidiary prior to any scheduled repayment date, mandatory sinking fund payment date or final maturity date, other than through the payment, purchase, redemption or acquisition by the Company of Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries through the issuance in exchange for Capital Stock (other than Disqualified Stock) of the Company or other Subordinated Indebtedness of the Company or of such Restricted Subsidiary; or (iv) the making of any Investment (other than a Permitted Investment) in any Person (other than an Investment by a Restricted Subsidiary in the Company or an Investment by the Company or a Restricted Subsidiary in either (x) a Restricted Subsidiary or (y) a Person that becomes a Restricted Subsidiary as a result of such Investment; provided that the primary business of such Restricted Subsidiary is a Permitted Business).
          “Restricted Subsidiary” means any Subsidiary of the Company or of any of the Company’s Restricted Subsidiaries that is not an Unrestricted Subsidiary, including without limitation any such Subsidiary of a Restricted Subsidiary.
          “Sale and Leaseback Transaction” means any arrangement relating to Property now owned or hereafter acquired by the Company or any Restricted Subsidiary whereby the Company or any Restricted Subsidiary, as applicable, transfers such Property or any interest in such Property to a Person and the Company or any Restricted Subsidiary simultaneously with the transfer, or subsequent to and in connection with or related to the transfer, leases such Property or any interest in such Property from such Person.
          “Sarbanes-Oxley” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

          “S&P” means Standard & Poor’s Rating Group and its successors.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Second Priority Collateral” means all Property upon which a Lien is created by any Second Priority Security Document.
          “Second Priority Collateral Trust Agreement” means the Second Priority Collateral Trust Agreement, dated as of the date hereof, among the Second Priority Parties, the Second Priority Collateral Trustee, and the Second Priority Indenture Trustee, substantially in the form of Exhibit C to the Second Priority Indenture.
          “Second Priority Collateral Trustee” means the collateral trustee under the Second Priority Collateral Trust Agreement and any permitted successor thereto.
          “Second Priority Documents” means, collectively, the Second Priority Indenture, the Second Priority Securities, the Second Priority Collateral Trust Agreement, the Second Priority Security Documents, the Second Priority Guarantees, and any other document executed or delivered by any Second Priority Party in connection with any of the Second Priority Securities or Second Priority Securities (other than the Equity Registration Rights Agreement and the Second Priority Registration Rights Agreement), as the same may be amended, supplemented, or otherwise modified from time to time.
          “Second Priority Guarantees” means any and all guarantees of the Second Priority Obligations and documents reflecting Guarantee Obligations regarding the Second Priority Obligations, including without limitation any and all such guarantees by Second Priority Guarantors, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Second Priority Guarantor” and “Second Priority Guarantors” means each and every Restricted Subsidiary until a successor replaces any or all of them in accordance with the provisions of the Second Priority Indenture, and thereafter means such successor, or successors.
          “Second Priority Holder” means a Person in whose name a Second Priority Security is registered on the Registrar’s books.
          “Second Priority Indenture” means the Indenture of even date herewith, by and between the Company and the Second Priority Indenture Trustee, providing for the issuance of the Second Priority Securities, as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
          “Second Priority Indenture Trustee” means the indenture trustee under the Second Priority Indenture and any permitted successor thereto.
          “Second Priority Mortgage” means the second-priority statutory telecommunications mortgage made by the Company in favor of, and/or for the benefit of, the

Second Priority Collateral Trustee for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement, as described on Schedule II to the Second Priority Collateral Trust Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Second Priority Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of any of the Second Priority Securities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, concurso mercantil, or like proceeding, relating to the Company and/or any Restricted Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Second Priority Securities and all other obligations and liabilities of the Company to the Second Priority Indenture Trustee, the Second Priority Collateral Trustee, any Second Priority Holder, or any of their respective affiliates, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Second Priority Secured Facility Document, any Interest Rate Protection Agreement entered into with any party thereto or any affiliate of any such party, and any other document made, delivered, or given in connection herewith or therewith, whether existing on the date hereof or hereafter arising, and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges, and disbursements of counsel to the Second Priority Indenture Trustee and/or Second Priority Collateral Trustee) or otherwise.
          “Second Priority Pledges” means the pledges by the Company in favor of, and/or for the benefit of, the Second Priority Collateral Trustee for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement, as described on Schedule II to the Second Priority Collateral Trust Agreement over the shares of the Company’s Subsidiairies and the pledges by the Restricted Subsidiairies over the shares of such Restricted Subsidiaries’ Subsidiaries, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Second Priority Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date executed by the Company in favor of certain Second Priority Holders.
          “Second Priority Securities” means the U.S.$140,000,000 aggregate original principal amount of Second Priority Senior Secured Notes due 2013 issued by the Company pursuant to the Second Priority Indenture, as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof and of the Second Priority Indenture.
          “Second Priority Security Documents” means, collectively, the Second Priority Mortgage, the Second Priority Collateral Trust Agreement, Second Priority Pledges, and all other documents hereafter delivered to the Second Priority Collateral Trustee that secure, guarantee, or grant a Lien on any Property of any Person to secure or guarantee, the Second Priority

Obligations, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Securities Act” means the U.S. Securities Act of 1933, as amended.
          “Securities Custodian” means the Registrar, as custodian with respect to the First Priority Securities in global form, or any successor entity thereto.
          “Segregated Amounts” means amounts held in or required to be held in a Company Segregated Account or a First Priority Collateral Trustee Segregated Account.
          “Series A Shares” means the Series A shares of the Company as described in, and on the terms set forth in, the organizational documents of the Company, as the same may be amended from time to time.
          “Series B Shares” means the Series B shares of the Company as described in, and on the terms set forth in, the organizational documents of the Company, as the same may be amended from time to time.
          “Series N Shares” means the Series N shares of the Company (neutral investment shares) as described in the organizational documents of the Company, as the same may be amended from time to time, which Series N shares, among other things, entitle each holder of Series N Shares to vote only for the limited purposes described in the organizational documents of the Company, as the same may be amended from time to time.
          “Servicios” means Servicios Corporativos Satelites, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States.
          “Special Record Date” means, for payment of any Defaulted Interest, a date fixed by the First Priority Indenture Trustee pursuant to Section 2.12.
          “Stated Maturity” means November 30, 2011.
          “Subordinated Indebtedness” means any Indebtedness of the Company which is expressly subordinated in right of payment to all of the First Priority Obligations, whether such Indebtedness is existing at the time of determination or arising thereafter.
          “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity or are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this First Priority Indenture shall refer to a Subsidiary or Subsidiaries of the Company or to a Subsidiary or Subsidiaries of a Subsidiary of the Company.

          “Taxes” means any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liability related thereto) imposed or levied by or on behalf of a Taxing Authority.
          “Taxing Authority” means any government, political subdivision, territory, or similar body or entity, or any possession, authority, or agency in or of such government, political subdivision, territory, or similar body or entity, that has (on its own or in combination with one or more other government, political subdivision, territory, or similar body or entity, or possession, authority or agency) any power to tax, levy tax, assess tax, or collect tax.
          “TIA” means the United States Trust Indenture Act of 1939, as amended, 15 U.S.C. § 77 aaa et seq. (referred to herein as Section 301 et seq.)
          “Trust Officer” means any officer within the corporate trust administration division (or any successor group) of the First Priority Indenture Trustee including without limitation any vice president, any assistant vice president, secretary, assistant secretary, treasurer, assistant treasurer, senior trust officer or any other trust officer or any other officer of the First Priority Indenture Trustee customarily performing functions similar to those performed by the Persons who at that time shall be such officers, and also means, with respect to a particular corporate trust matter, any other officer of the First Priority Indenture Trustee to whom such trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this First Priority Indenture.
          “Trustee Redemption Notice” shall have the meaning set forth in Section 3.3(c).
          “Trustee Change of Control Notice” shall have the meaning set forth in Section 3.4(b).
          “U.S.” and “United States” means the United States of America.
          “U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time as set forth in the rules, regulations, opinions, statements, and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (“FASB”) or such other entity that has been approved by a significant segment of the accounting profession in the United States, or, if applicable, the SEC (or successors thereto or agencies with similar functions), provided, however, that for purposes of Section 4.16, U.S. GAAP shall be determined on the basis of such principles, rules, regulations, opinions, statements, and pronouncements that are in effect on the Issue Date. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this First Priority Indenture, then the Company and the First priority Indenture Trustee agree to enter into negotiations in order to amend such provisions of this First Priority Indenture so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company and the First Priority

Indenture Trustee, all financial covenants, standards, and terms in this First Priority Indenture shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, opinion, statement, or pronouncement of the American Institute of Certified Public Accountants or FASB or such other entity that has been approved by a significant segment of the accounting profession in the United States or, if applicable, the SEC (or successors thereto or agencies with similar functions).
          “U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer’s option.
          “Unrestricted Subsidiary” means (a) Enlaces Integra, so long as it is a Subisidiary of the Company, unless Enlaces Integra shall be designated as a Restricted Subsidiary by the Company after the Issue Date in accordance herewith and (b) any Subsidiary of the Company that at the time of determination, which shall be after the Issue Date, shall have been designated an Unrestricted Subsidiary by the chief financial officer of the Company or customary Mexican equivalent with the approval of either the Board of Directors or a majority of the shareholders of the Company, in the manner and subject to the conditions and limitations provided below and which remains so designated at the time of determination, together with any Subsidiary of such Unrestricted Subsidiary. The chief financial officer of the Company with the approval of either the Board of Directors or a majority of the shareholders may, by a duly adopted resolution delivered to the First Priority Indenture Trustee, designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Restricted Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary (other than a Subsidiary of the Subsidiary to be so designated) or owns a satellite or a Concession; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) the Subsidiary to be so designated has total assets of U.S.$1,000 or less. The chief financial officer of the Company with the approval of either the Board of Directors or a majority of the shareholders of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this First Priority Indenture. Any designation by the chief financial officer of the Company pursuant to this paragraph shall be evidenced to the First Priority Indenture Trustee by promptly filing with the First Priority Indenture Trustee a copy of the duly adopted resolution of the Board of Directors or of the shareholders’ meeting of the Company, as the case may be, giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing provisions.
          “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of board of directors members, managing directors, managers, or other voting members of the governing body of such Person;

provided, however, that with respect to the Company, the term “Voting Stock” shall not include the Series N Shares.
          “Withholding Taxes” shall have the meaning set forth in Section 4.2(a).
          “Wholly Owned” means, with respect to any Subsidiary of any Person, such Subsidiary if all the outstanding Capital Stock in such Subsidiary (other than any directors’ qualifying shares or, to the extent mandated by applicable law, shares held by any other Person) is owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.
          SECTION 1.2. Rules of Construction.
          Unless the context otherwise requires:
          (1) a term has the meaning assigned to it herein;
          (2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with U.S. GAAP;
          (3) “or” is not exclusive;
          (4) words in the singular include the plural, and words in the plural include the singular;
          (5) references to amounts in U.S. dollars in this First Priority Indenture (including the relevant definitions referred to therein) shall be deemed to include equivalent amounts in other currencies based upon prevailing exchange rates at the date of determination;
          (6) provisions apply to successive events and transactions;
          (7) “herein,” “hereof” and other words of similar import refer to this First Priority Indenture as a whole and not to any particular Article, Section or other subdivision;
          (8) the words “including,” “includes,” and similar words shall be deemed to be followed by “without limitation”;
          (9) for avoidance of doubt, and further to the provisions of Section 10.14, references to cash, payments, currency, and similar terms shall be deemed to be references in U.S. dollars unless otherwise specified; and
          (10) references to Sections or Articles mean reference to such Section or Article in this First Priority Indenture, unless stated otherwise.
          SECTION 1.3. Incorporation by Reference of TIA.
          (a) Whenever this First Priority Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this First Priority Indenture for all purposes. All terms used in this First Priority Indenture that are defined in the TIA

(whether such definition is included in the TIA or incorporated in the TIA by reference to another statute) or defined in a rule related to the TIA promulgated by the SEC shall have the meaning set forth in the TIA or in such rule unless such term is otherwise defined in this First Priority Indenture.
          (b) The TIA terms listed in this clause (b) shall have the following meanings: (i) “indenture securities” means the First Priority Securities; (ii) an “indenture securityholder” means a First Priority Holder; (iii) “indenture to be qualified” means this First Priority Indenture; (iv) “indenture Trustee” and “institutional Trustee” mean the First Priority Indenture Trustee; and (v) “obligor” on the indenture securities means the Company and each First priority Guarantor and each other Person obligated on the First Priority Obligations.
ARTICLE II
THE FIRST PRIORITY SECURITIES
          SECTION 2.1. Form and Dating.
          (a) The First Priority Securities and the First Priority Indenture Trustee’s Certificate of Authentication in respect thereof shall be designated and known as the “First Priority Senior Secured Notes due 2011” and shall be substantially in the form of Exhibit A hereto, which Exhibit A is part of this First Priority Indenture. The First Priority Securities may have notations, legends, or endorsements required by law, stock exchange rule, or usage or the terms hereof. The Company shall approve the form of the First Priority Securities and any notation, legend, or endorsement thereon. Each First Priority Security shall be dated the date of its authentication.
          (b) The terms and provisions contained in the form of First Priority Securities and the First Priority Guarantees shall constitute, and are hereby expressly made, a part of this First Priority Indenture, and the Company, the First Priority Guarantors, and the First Priority Indenture Trustee, by their execution and delivery of this First Priority Indenture, expressly agree to such terms and provisions and to be bound thereby.
          (c) First Priority Securities initially distributed to or for the account of beneficial holders who indicate that they wish to hold their beneficial ownership through domestic institutions that are Agent Members shall be issued in the form of one or more Global First Priority Securities (collectively, the “Domestic Global First Priority Security”) in definitive, fully registered form without interest coupons, with such applicable legends as are provided for in Exhibit A hereto, except as otherwise permitted herein. The Domestic First Priority Security shall be registered in the name of the Depositary or its nominee and deposited with the First Priority Indenture Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company and authenticated by the First Priority Indenture Trustee as hereinafter provided. The aggregate principal amount of the Domestic First Priority Security may from time to time be increased or decreased by adjustments made on the records of the First Priority Indenture Trustee, as custodian for the Depositary, in connection with a corresponding decrease or increase in the aggregate principal amount of the International First

Priority Security, or in connection with an exchange regarding a Certificated First Priority Security, as hereinafter provided.
          (d) First Priority Securities initially distributed to or for the account of beneficial holders who indicate that they wish to hold their beneficial ownership through the international facilities described in this paragraph (d) shall be initially issued in the form of one or more Global First Priority Securities in definitive, fully registered form without interest coupons, with such applicable legends as are provided for in Exhibit A hereto, except as otherwise permitted herein. Such Global First Priority Securities shall be registered in the name of the Depositary or its nominee and deposited with the First Priority Indenture Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company and authenticated by the First Priority Indenture Trustee as hereinafter provided, for credit to the respective accounts at the Depositary of the depositories for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”), or for Clearstream. Such Global First Priority Securities shall be referred to herein, collectively, as the “International Global First Priority Security”. The aggregate principal amount of the International First Priority Security may from time to time be increased or decreased by adjustments made on the records of the First Priority Indenture Trustee, as custodian for the Depositary, in connection with a corresponding decrease or increase in the aggregate principal amount of the Domestic First Priority Security, or in connection with an exchange regarding a Certificated First Priority Security, as hereinafter provided.
          (e) First Priority Securities initially distributed to investors other than those described in Section 2.1(c) and (d) shall be issued in the form of one or more Certificated First Priority Securities in definitive, fully registered form without interest coupons, with such applicable legends as are provided for in Exhibit A hereto, except as otherwise permitted herein. The Certificated First Priority Securities shall be registered in such names and in such denominations as the Initial First Priority Holders shall request in writing, duly executed by the Company and authenticated by the First Priority Indenture Trustee as hereinafter provided.
          (f) All First Priority Securities must be initially issued pursuant to Section 2.1(c), (d), or (e).
          SECTION 2.2. Execution and Authentication.
          (a) Two Officers shall sign, or one Officer shall sign and one Officer shall attest to, each First Priority Security on behalf of the Company by manual signature, provided, however, that in the event a First Priority Security is signed by facsimile signature, such facsimile signature shall nevertheless be valid and authentic and shall be deemed an original signature for all purposes, and the Company expressly waives any right to contest the validity, authenticity, or originality of any such signature on the basis that such signature is a facsimile.
          (b) If an Officer whose signature is on a First Priority Security was an Officer at the time of such execution but no longer holds that office at the time that the First Priority Indenture Trustee authenticates the First Priority Security, the First Priority Security shall be valid nevertheless, and the Company shall nevertheless be bound by the terms of the First Priority Security and this First Priority Indenture.
          (c) A First Priority Security shall not be valid until an authorized signatory of the First Priority Indenture Trustee manually signs the certificate of authentication on the First Priority Security (the “Certificate of Authentication”). Such signature on a Certificate of Authentication shall be conclusive evidence that the First Priority Security has been authenticated pursuant to the terms of this First Priority Indenture.
          (d) The First Priority Indenture Trustee shall authenticate or cause to be authenticated the First Priority Securities for original issue in the aggregate principal amount of up to [U.S.$238,200,000], upon a written order of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of First Priority Securities to be authenticated and the date on which the First Priority Securities are to be authenticated. The aggregate principal amount of First Priority Securities outstanding at any time may not exceed [U.S.$238,200,000], except if (x) such amount is exceeded because a First Priority Security is replaced in accordance with Section 2.7 and (y) thereafter the replaced First Priority Security is proven to be held by a bona fide purchaser under Section 2.8, in which case such amount may be exceeded by the principal amount of the replaced First Priority Security.
          (e) The First Priority Indenture Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate First Priority Securities (each an “Authenticating Agent”). Unless otherwise provided in the appointment, an Authenticating Agent may authenticate First Priority Securities whenever the First Priority Indenture Trustee may do so. Each reference in this First Priority Indenture to authentication by the First Priority Indenture Trustee includes authentication by an Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company, any Affiliate of the Company, or any of their respective Subsidiaries.
          (f) First Priority Securities shall be issuable only in fully registered form, without coupons, in minimum denominations of U.S.$1.00 and integral multiples of U.S.$1.00 in excess thereof.

          SECTION 2.3. Registrar and Paying Agent.
          (a) The Company shall appoint and maintain (i) an office or agency in The City of New York, where First Priority Securities may be presented for registration of transfer or exchange (the “Registrar”) and (ii) an office or agency in The City of New York, where First Priority Securities may be presented for payment (the “Paying Agent”) and where notices and demands to or upon the Company in respect of this First Priority Indenture, the First Priority Securities, and the other First Priority Documents may be served, and the Company hereby agrees that service of such notices and demands at such office is sufficient for all purposes. The Registrar shall keep a register of the First Priority Securities and of their transfer and exchange. The Company may appoint one or more co-Registrars and one or more additional Paying Agents (each such co-Registrar and additional Paying Agent having an office in The City of New York) and may designate a Paying Agent as Principal Paying Agent (the “Principal Paying Agent”) under this First Priority Indenture and the First Priority Securities. The term “Registrar” includes any co-Registrar and the terms “Paying Agent” and “Principal Paying Agent” include any additional Paying Agent or Principal Paying Agent, as applicable. The Company may at any time change any Paying Agent or Registrar upon advance written notice to the First Priority Indenture Trustee; provided, however, that neither the Company nor any of its Subsidiaries or Affiliates may act as a Paying Agent, Principal Paying Agent, Registrar, or co-Registrar. If the Company fails to maintain a Registrar or Paying Agent, the First Priority Indenture Trustee shall be automatically authorized to act as such for all purposes hereunder and under the other First Priority Documents.
          (b) The Company initially appoints the First Priority Indenture Trustee as Registrar, as Securities Custodian with respect to the Global First Priority Securities, and as Principal Paying Agent, and such appointments shall remain effective until successors are appointed in accordance herewith. The Company initially appoints DTC as Depositary with respect to the Global First Priority Securities, and such appointment shall remain effective until a successor is appointed in accordance herewith.
          (c) The Company shall enter into an appropriate written agency agreement with any Agent not a party to this First Priority Indenture, which agreement shall implement the provisions of this First Priority Indenture that relate to such Agent, and shall furnish a copy of each such agreement to the First Priority Indenture Trustee. The Company shall promptly notify the First Priority Indenture Trustee in writing of the name and address of any such Agent.
          (d) The First Priority Indenture Trustee is authorized to enter into a letter of representation with DTC in the form provided to the First Priority Indenture Trustee by the Company and to act in accordance with such letter.
          SECTION 2.4. Paying Agent to Hold Property in Trust.
          (a) By 10:00 a.m. (New York City time), no later than one (1) Business Day prior to each payment date on any First Priority Security, the Company will deposit with the Principal Paying Agent in immediately available funds a sum sufficient to pay such principal and interest when so becoming due (including any Additional Amounts payable under Section 4.2).

The Company shall promptly notify the First Priority Indenture Trustee of any failure to make any payment in accordance with the immediately preceding sentence. The Company will request that the bank through which such payment is to be made agree to supply to the Principal Paying Agent by 10:00 a.m. (New York City time) two (2) Business Days prior to the due date for any such payment an irrevocable confirmation (by tested telex or authenticated SWIFT MT 100 Message) of its intention to make such payment. The Principal Paying Agent shall arrange with all Paying Agents for the payment, from funds furnished by the Company pursuant to this First Priority Indenture, of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the First Priority Securities and of the compensation of such Paying Agents for their services as such. The Company shall require each Paying Agent (other than the First Priority Indenture Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of First Priority Holders or the First Priority Indenture Trustee all money or other Property held by such Paying Agent for the payment of principal of, premium, if any, or interest (including Additional Amounts, if any) on, the First Priority Securities (whether such money or other Property has been distributed to it by the Company or any other obligor on the First Priority Securities). The Company at any time may require a Paying Agent to distribute all money and other Property held by it to the First Priority Indenture Trustee and account for any money or Property disbursed, and the First Priority Indenture Trustee may at any time during the continuance of any Default or any Event of Default, upon written request to a Paying Agent, require such Paying Agent to distribute all money and Property held by it to the First Priority Indenture Trustee and to account for any money or Property distributed. Upon distribution to the First Priority Indenture Trustee of all money and Property that shall have been delivered by the Company to the Paying Agents, the Paying Agents (if other than the Company) shall have no further liability for such money or Property.
          (b) Payment by the Company of any amount payable under the First Priority Securities to the Principal Paying Agent in accordance with the terms of the First Priority Securities and this First Priority Indenture will satisfy the obligation of the Company to make such payment.
          SECTION 2.5. First Priority Holder Lists and Communications with First Priority Holders.
          (a) In the event that the First Priority Indenture Trustee is not acting as Registrar or Paying Agent, the Company shall furnish or cause to be furnished to the First Priority Indenture Trustee: (i) not less than seven (7) Business Days prior to each Interest Payment Date, a list, in such form as the First Priority Indenture Trustee may reasonably require, containing all information in the possession or control of the Company or any Paying Agent (other than the First Priority Indenture Trustee) as to the names and addresses of the First Priority Holders as of the Record Date immediately preceding such Interest Payment Date, and (ii) at such other times as the First Priority Indenture Trustee may request in writing, within thirty (30) days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than fifteen (15) days prior to the time such list is furnished; excluding from any such list names and addresses received by the First Priority Indenture Trustee in its capacity as Registrar. The First Priority Indenture Trustee may conclusively rely upon the information contained in any list provided by the Company under this paragraph.

          (b) The First Priority Indenture Trustee shall preserve, in as current a form as is reasonably practicable, (i) the names and addresses of First Priority Holders contained in the most recent list furnished to the First Priority Indenture Trustee as provided in Section 2.5(a) and (ii) the names and addresses of First Priority Holders received by the First Priority Indenture Trustee in its capacity as Registrar, if so acting. The First Priority Indenture Trustee may destroy any list furnished to it as provided in Section 2.5(a) upon receipt of a new list so furnished.
          SECTION 2.6. Transfer and Exchange.
          (a) General Obligations of Company and First Priority Indenture Trustee. Upon surrender for registration of transfer of any First Priority Security at an office or agency of the Company designated for such purpose or of the Registrar, and subject to the other provisions of this Section 2.6, the Company shall execute, and the First Priority Indenture Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new First Priority Securities of any authorized denominations and of a like aggregate principal amount.
          (b) Exchange Generally. At the option of a First Priority Holder, and subject to the other provisions of this Section 2.6, the First Priority Holder’s First Priority Securities may be exchanged for other First Priority Securities of any authorized denominations and of a like aggregate principal amount, upon surrender of the First Priority Securities to be exchanged at such office or agency. Whenever any First Priority Securities are so surrendered for exchange, and subject to the other provisions of this Section 2.6, the Company shall execute, and the First Priority Indenture Trustee shall, upon written order of the Company, in the form of an Officer’s Certificate, authenticate and deliver, the First Priority Securities that the First Priority Holder making the exchange is entitled to receive.
          (c) Valid Obligations. All First Priority Securities issued upon any registration of transfer or exchange of First Priority Securities shall be the valid obligations of the Company, evidencing the same debt, and subject to the other provisions of this Section 2.6, entitled to the same benefits under this First Priority Indenture, as the First Priority Securities surrendered upon such registration of transfer or exchange.
          (d) Instrument of Transfer. Every First Priority Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the First Priority Indenture Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed, by the First Priority Holder thereof or his attorney duly authorized in writing.
          (e) No Service Charge. No service charge shall be made for any registration of transfer or exchange of First Priority Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of First Priority Securities.
          (f) Transfer and Exchange of Certificated First Priority Securities. The provisions of Section 2.6(f)(1) and (2) below shall apply to transfers and exchanges of Certificated First Priority Securities.

          (1) Transfer or Exchange of a Certificated First Priority Security for Another Certificated First Priority Security. If any Certificated First Priority Securities are presented by a First Priority Holder to the Registrar with a request:
     (A) to register the transfer of such Certificated First Priority Securities to another Person; or
     (B) to exchange such Certificated First Priority Securities for an equal principal amount of Certificated First Priority Securities of other authorized denominations to be held by such Holder, then the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that, in the case of a transfer to another Person, such Certificated First Priority Securities shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by such First Priority Holder or the First Priority Holder’s attorney duly authorized in writing.
          (2) Transfer and Exchange of a Certificated First Priority Security for a Beneficial Interest in Global First Priority Security. Upon receipt by the First Priority Indenture Trustee of a Certificated First Priority Security, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the First Priority Indenture Trustee, together with:
     (i) certification to the effect that such Certificated First Priority Security is being transferred to a beneficial owner who will hold such beneficial ownership through an Agent Member; and
     (ii) written indication from the beneficial owner that it wishes (A) to hold all of such beneficial ownership as an interest in the Domestic Global First Priority Security through domestic institutions that are Agent Members, or (B) to hold all of such beneficial ownership as an interest in the International Global First Priority Security through the international facilities described in Section 2.1(d), or (C) to hold a specified portion of such beneficial ownership as an interest in the Domestic Global First Priority Security through domestic institutions who are Agent Members and to hold the balance of such beneficial ownership as an interest in the International Global First Priority Security through the international facilities described in Section 2.1(d); and
     (iii) written instructions from the First Priority Holder thereof directing the First Priority Indenture Trustee to make, or to direct the Securities Custodian to make, an endorsement on the applicable Global First Priority Security or Global First Priority Securities to reflect an increase in the aggregate principal amount of the First Priority Securities represented by such Global First Priority Security or Global First Priority Securities,
then the First Priority Indenture Trustee shall cancel such Certificated First Priority Security and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Securities Custodian, the aggregate principal amount of First Priority Securities represented by such Global First Priority Security or Global First Priority Securities to be increased accordingly. The First Priority Indenture Trustee shall deliver copies of each certification and instruction received by it pursuant to clauses (i), (ii), and (iii) above to the Depositary and, upon receipt thereof, the Depositary shall make appropriate adjustments to its books and records to reflect exchange of such Certificated First Priority Security for an interest in such Global First Priority Security or Global First Priority Securities in accordance with this Section 2.6.
          (g) Transfer and Exchange of Global First Priority Securities. Transfers of a Global First Priority Security, in whole or in part, transfers and exchanges of interests therein of the kinds described in Sections 2.6(g)(1) and (2) below, and exchanges of interests in Global First Priority Securities or of other First Priority Securities as described in Section 2.6(g)(3) below, shall be made only in accordance with this Section 2.6(g). Transfers and exchanges subject to this Section 2.6 shall also be subject to the other provisions of this First Priority Indenture that are not inconsistent with this Section 2.6.
     (1) Transfer of Interest in Domestic Global First Priority Security for Interest in International Global First Priority Security. If the First Priority Holder of a beneficial interest in the Domestic Global First Priority Security wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the International Global First Priority Security, such transfer may be effected, subject to the rules and procedures of the Depositary, Euroclear and Clearstream, in each case to the extent applicable (the “Applicable Procedures”), only in accordance with this Section 2.6(g)(1). Upon receipt by the First Priority Indenture Trustee, as Registrar, of (A) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the First Priority Indenture Trustee to credit or cause to be credited to a specified Agent Member’s account a beneficial interest in the International Global First Priority Security in a principal amount equal to that of the beneficial interest in the Domestic Global First Priority Security to be so transferred, (B) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Agent Member to be debited for, such beneficial interest and (C) a certificate in substantially the form set forth in Exhibit B hereto given by the First Priority Holder of such beneficial interest, the principal amount of the Domestic Global First Priority Security shall be reduced, and the principal amount of the International Global First Priority Security shall be increased, by the principal amount of the beneficial interest in the Domestic Global First Priority Security to be so transferred, in each case by means of an appropriate adjustment on the records of the First Priority Indenture Trustee, as Registrar, and the First Priority Indenture Trustee, as Registrar, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records and to credit or cause to be credited to the account of the Person specified in such instructions (which shall be the Agent Member for Euroclear or Clearstream or both, as the case may be) a beneficial interest in the International Global First Priority Security having a principal amount equal to the amount so transferred.

     (2) Transfer of Interest in International Global First Priority Security for Interest in Domestic Global First Priority Security. If the First Priority Holder of a beneficial interest in the International Global First Priority Security wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Domestic Global First Priority Security, such transfer may be effected, subject to the Applicable Procedures, only in accordance with this Section 2.6(g)(2). Upon receipt by the First Priority Indenture Trustee, as Registrar, of (A) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the First Priority Indenture Trustee to credit or cause to be credited to a specified Agent Member’s account a beneficial interest in the Domestic Global First Priority Security in a principal amount equal to that of the beneficial interest in the International Global First Priority Security to be so transferred and (B) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member (and, if applicable, the Euroclear or Clearstream account, as the case may be) to be debited for, such beneficial interest and (C) in each case the principal amount of the Domestic Global First Priority Security shall be reduced, and the principal amount of the International Global First Priority Security shall be increased, by the principal amount of the beneficial interest in the Domestic Global First Priority Security to be so transferred, in each case by means of an appropriate adjustment on the records of the First Priority Indenture Trustee, as Registrar, and the First Priority Indenture Trustee, as Registrar, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the International Global First Priority Security having a principal amount equal to the amount so transferred.
     (3) Exchanges of Interests in Global First Priority Security for Certificated First Priority Securities. Interests in a Global First Priority Security may be exchanged for Certificated First Priority Securities substantially in the same manner as under Section 2.6(h)(3) only in accordance with such procedures, which shall be substantially consistent with the provisions of Section 2.6(g)(1) and (2) above and (4) below, as may be from time to time adopted by the Company and the First Priority Indenture Trustee, and any Applicable Procedures. In the event that an interest in a Global First Priority Security or any portion thereof is exchanged for Certificated First Priority Securities, such Certificated First Priority Securities may in turn be exchanged (on transfer or otherwise) for Certificated First Priority Securities or for beneficial interests in a Global First Priority Security (if any is then outstanding) only in accordance with such procedures, which shall be substantially consistent with the provisions of Section 2.6(g)(1) and (2) above and (4) below, as may be from time to time adopted by the Company and the First Priority Indenture Trustee, and any Applicable Procedures.
     (4) Interests in International Global First Priority Security to be Held Through Euroclear or Clearstream. Interests in the International Global First Priority Security may be held only through Agent Members acting for and on behalf of Euroclear and Clearstream, provided, however, that this Section 2.6(g)(4) shall not prohibit any transfer in accordance with Section 2.6(g)(2) hereof or any exchange in accordance with Section 2.6(g)(3) hereof.
          (h) Other Provisions Relating to Global First Priority Securities. The provisions of Section 2.6(g)(1), (2), (3), and (4) below shall apply only to Global First Priority Securities:
     (1) General. Each Global First Priority Security authenticated under this First Priority Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to the Depositary or a nominee thereof or custodian therefor, and each such Global First Priority Security shall constitute a single First Priority Security for all purposes of this First Priority Indenture. A Global First Priority Security may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee thereof, and no such transfer to any such other Person may be registered; provided, however, that this clause (1) shall not prohibit any transfer of a Global First Priority Security for a Certificated First Priority Security in accordance with Section 2.6(g)(4) and (2) shall not prohibit any transfer of a First Priority Security that is issued in exchange for a Global First Priority Security but is not itself a Global First Priority Security. No transfer of a First Priority Security to any Person shall be effective under this First Priority Indenture or the First Priority Securities unless and until such First Priority Security has been registered in the name of such Person. Nothing in this Section 2.6(h)(1) shall prohibit or render ineffective any transfer of a beneficial interest in a Global First Priority Security that is not prohibited by the other provisions of this Section 2.6.
     (2) Transfer to Persons other than Depository in Certain Special Circumstances. Notwithstanding any other provision in this First Priority Indenture or the First Priority Securities, no Global First Priority Security may be exchanged in whole or in part for First Priority Securities registered, and no transfer of a Global First Priority Security in whole or in part may be registered, in the name of any Person other than the Depositary or a nominee thereof; provided, however, that Certificated First Priority Securities shall be issued in exchange for a Global First Priority Security in accordance with Section 2.6(g)(3) under the following circumstances: (A) the Depositary (i) has notified the Company that it is unwilling or unable to continue as Depositary for such Global First Priority Security or (ii) has ceased to be a Clearing Agency registered under the Exchange Act, and, in the case of clauses (i) and (ii), the Company has not appointed a replacement Depositary in accordance with this First Priority Indenture within ninety (90) days following the notice or cessation; (B) there shall have occurred and be continuing an Event of Default with respect to such Global First Priority Security, and a First Priority Holder has made a written request to the Company for a Certificated First Priority Security in exchange for its interest in a Global First Priority Security; or (C) a request for Certificated First Priority Securities has been made by a First Priority Holder upon twenty (20) days’ prior written notice given to the First Priority Indenture Trustee in accordance with the Depositary’s customary procedures and a copy of such notice has been received by the Company from the First Priority Indenture Trustee. Any Global First Priority Security exchanged under the circumstances described in clause (A) above shall be so exchanged in whole and not in part and any Global First Priority Security exchanged under the circumstances described in clause (B) or (C) above may be exchanged in whole or from time to time in part as directed by the Depositary. Any First Priority Security issued in exchange for a Global First Priority Security or any portion thereof registered in the name of the Depositary shall be a Global First Priority Security.
     (3) Global First Priority Security to Certificated First Priority Security. First Priority Securities issued in exchange for a Global First Priority Security or any portion thereof pursuant to Section 2.6(h)(2) above shall be issued in definitive, fully registered form without interest coupons, shall have an aggregate principal amount equal to that of such Global First Priority Security or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as the Depositary shall designate and shall bear any legends required hereunder. Any Global First Priority Security to be exchanged in whole shall be surrendered by the Depositary to the First Priority Indenture Trustee, as Registrar. With regard to any Global First Priority Security to be exchanged in part, either such Global First Priority Security shall be so surrendered for exchange or, if the First Priority Indenture Trustee is acting as custodian for the Depositary or its nominee with respect to such Global First Priority Security, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the First Priority Indenture Trustee. Upon any such surrender or adjustment, the First Priority Indenture Trustee shall authenticate and deliver the First Priority Security issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.
     (4) Supply of Certificates. In the event of the occurrence of any of the events specified in Section 2.6(h)(2) above, the Company will promptly make available to the First Priority Indenture Trustee a reasonable supply of Certificated First Priority Securities in definitive, fully registered form, without interest coupons.
     (5) No Rights of Agent Members in Global First Priority Security. Neither any Agent Members, nor any other Persons on whose behalf Agent Members may act (including Euroclear and Clearstream and account holders and participants therein), shall have any direct rights under this First Priority Indenture against the Company or any First Priority Guarantor with respect to or under any Global First Priority Security, and the Depositary or its nominee, as the case may be, may be treated by the Company, the First Priority Indenture Trustee, and any agent of the Company or the First Priority Indenture Trustee as the absolute owner and First Priority Holder of such Global First Priority Security for all purposes whatsoever, subject to Section 5.4(b), Section 5.8, and Section 7.9. Notwithstanding the foregoing, nothing herein shall prevent the Company, the First Priority Indenture Trustee or any agent of the Company or the First Priority Indenture Trustee from giving effect to any written certification, proxy, or other authorization furnished by the Depositary or its nominee, as the case may be, and nothing herein shall impair, as between the Depositary or its nominee, its Agent Members, and any other person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a holder of an interest in any First Priority Security.
          SECTION 2.7. Replacement First Priority Securities.
          (a) If a mutilated First Priority Security is surrendered to the First Priority Indenture Trustee or if the First Priority Holder of a First Priority Security claims and submits an affidavit or other evidence, satisfactory to the First Priority Indenture Trustee, to the effect that the First Priority Security has been lost, destroyed or wrongfully taken, the Company shall issue and the First Priority Indenture Trustee or any authenticating agent of the First Priority Indenture Trustee shall, upon written order of the Company, in the form of an Officer’s Certificate, authenticate a replacement First Priority Security if the First Priority Indenture Trustee’s requirements are met. If required by the First Priority Indenture Trustee or the Company, such First Priority Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the First Priority Indenture Trustee, to protect the Company, the First Priority Indenture Trustee or any Agent from any loss which any of them may suffer if a First Priority Security is replaced. The Company may require the payment of a sum sufficient to cover any transfer tax, assessment, or similar governmental charge that may be imposed in relation to the issuance of any new First Priority Security and charge such First Priority Holder for its reasonable, out-of-pocket expenses in replacing a First Priority Security.
          (b) Upon the written order of the Company in the form of an Officer’s Certificate, the First Priority Indenture Trustee shall authenticate First Priority Securities in replacement of First Priority Securities then outstanding, in order to reflect any corporate name change of the Company.
          (c) Every replacement First Priority Security shall be in a principal amount identical to the First Priority Security being replaced and shall be on all other terms, and subject to all conditions, as the First Priority Security being replaced. Every replacement First Priority Security shall constitute a valid obligation of the Company and shall be entitled to all of the benefits of this First Priority Indenture equally and proportionately with all other First Priority Securities duly issued hereunder.
          SECTION 2.8. Outstanding First Priority Securities.
          (a) First Priority Securities outstanding at any time are all the First Priority Securities that have been authenticated by the First Priority Indenture Trustee (including any First Priority Security represented by a Global First Priority Security) pursuant to this First Priority Indenture except for (i) any First Priority Securities cancelled by it, (ii) any First Priority Securities delivered to it for cancellation, and (iii) any First Priority Securities described in Section 2.8(b) and (c) as not outstanding, provided, however, that a First Priority Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the First Priority Security, except as provided in Section 2.9.
          (b) If a First Priority Security is replaced pursuant to Section 2.7 (other than a mutilated First Priority Security surrendered for replacement), it ceases to be outstanding unless a Trust Officer of the First Priority Indenture Trustee receives proof satisfactory to it that the replaced First Priority Security is held by a bona fide purchaser. A mutilated First Priority Security ceases to be outstanding upon surrender of such First Priority Security and replacement thereof pursuant to Section 2.7.
          (c) If on a Redemption Date or the Maturity Date the Paying Agent irrevocably and indefeasibly holds, in an account located in the U.S., cash or U.S. Government Obligations sufficient to pay all of the principal and interest (including Additional Amounts, if any) and premium, if any, due on the First Priority Securities payable on that date, and if payment of the First Priority Securities called for Redemption is not otherwise prohibited, then on and after that date such First Priority Securities cease to be outstanding and interest on them ceases to accrue.
          SECTION 2.9. Treasury First Priority Securities.
          In determining whether the First Priority Holders of the required principal amount of First Priority Securities have concurred in any direction, amendment, supplement, waiver or consent, First Priority Securities owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, except that, for the purposes of determining whether the First Priority Indenture Trustee shall be protected in relying on any such direction, amendment, supplement, waiver, or consent, only First Priority Securities that a Trust Officer of the First Priority Indenture Trustee actually knows are so owned shall be so considered. Notwithstanding the foregoing, First Priority Securities that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer, or other agreement shall not be deemed to be owned by such entity until legal title to such First Priority Securities passes to such entity.
          SECTION 2.10. Temporary First Priority Securities.
          Until First Priority Securities in permanent form are ready for delivery, the Company may prepare and the First Priority Indenture Trustee shall authenticate temporary First Priority Securities. Temporary First Priority Securities shall be substantially in the form of First Priority Securities in permanent form but may have variations that the Company reasonably and in good faith considers appropriate for temporary First Priority Securities. Without unreasonable delay, the Company shall prepare and the First Priority Indenture Trustee shall authenticate First Priority Securities in permanent form in exchange for temporary First Priority Securities. Until so exchanged, the temporary First Priority Securities shall in all respects be entitled to the same benefits under this First Priority Indenture as First Priority Securities in permanent form authenticated and delivered hereunder.
          SECTION 2.11. Cancellation.
          The Company at any time may deliver any First Priority Securities previously authenticated and delivered hereunder and acquired by the Company to the First Priority Indenture Trustee for cancellation. The Registrar and the Paying Agent shall forward to the First Priority Indenture Trustee any First Priority Securities surrendered to it or them (as applicable) for registration of transfer, exchange or payment. The First Priority Indenture Trustee or, at the direction of the First Priority Indenture Trustee, the Registrar or the Paying Agent (other than the

Company or an Affiliate of the Company), and no other Person, shall return and cancel and shall dispose of all First Priority Securities surrendered for registration of transfer, exchange, payment, or cancellation in accordance with its normal procedures. Except as provided in Section 2.7, the Company may not issue new First Priority Securities to replace First Priority Securities that have been paid or delivered to the First Priority Indenture Trustee for cancellation. No First Priority Securities shall be authenticated in lieu of or in exchange for any First Priority Securities cancelled as provided in this Section 2.11, except as expressly permitted in the form of First Priority Securities and as permitted by this First Priority Indenture.
          SECTION 2.12. Defaulted Interest.
          (a) Any interest on any First Priority Security which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date, plus, to the extent lawful, any interest payable on the defaulted interest (such interest and such interest-on-interest being referred to collectively herein as “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (1) or (2) below:
     (1) The Company may elect to make payment of any Defaulted Interest to the persons in whose names the First Priority Securities (or their respective predecessor First Priority Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the First Priority Indenture Trustee and the Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each First Priority Security and the date of the proposed payment, and at the same time the Company shall deposit with the Paying Agent an amount of cash in U.S. dollars equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment, such cash when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as provided in this Section 2.12(a)(1). Thereupon the First Priority Indenture Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than fifteen (15) days and not less than ten (10) days prior to the date of the proposed payment and not less than ten (10) days after the receipt by the First Priority Indenture Trustee of the notice of the proposed payment. The First Priority Indenture Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each First Priority Holder at his address as it appears in the First Priority Security register not less than ten (10) days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the First Priority Securities (or their respective predecessor First Priority Securities) are registered on such Special Record Date and shall no longer be payable pursuant to the following Section 2.12(a)(2).

     (2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any First Priority Securities exchange on which the First Priority Securities may be listed, and upon such written notice as may be required by such exchange, if, after notice given by the Company to the First Priority Indenture Trustee and the Paying Agent of the proposed payment pursuant to this clause, such manner shall be deemed reasonable and practicable by the First Priority Indenture Trustee and the Paying Agent.
          (b) Subject to the provisions of Section 2.12(a), each First Priority Security delivered under this First Priority Indenture upon registration of transfer of or in exchange for or in lieu of any other First Priority Security shall carry the rights to Defaulted Interest accrued and unpaid, and to accrue and to be paid, which were carried by such other First Priority Security as of the date of transfer or exchange.
          SECTION 2.13. CUSIP and/or CINS and/or ISIN Numbers.
          The Company in issuing the First Priority Securities shall use “CUSIP” numbers, and the First Priority Indenture Trustee shall use “CUSIP” and/or “CINS” and/or “ISIN” numbers in Notices of Redemption and other notices as a convenience to the Company and the First Priority Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the First Priority Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the First Priority Securities, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the First Priority Indenture Trustee of any change in the “CUSIP” or “CINS” or “ISIN” numbers.
ARTICLE III
REDEMPTION
          SECTION 3.1. Optional Redemption.
          The Company may redeem the First Priority Securities, in whole or in part, at any time, subject to compliance with Section 3.3 and indefeasible payment of the Redemption Price to the Paying Agent on the Redemption Date for the benefit of the First Priority Holders whose First Priority Securities are being redeemed (each such redemption being an “Optional Redemption”).
          SECTION 3.2. Mandatory Redemption.
          (a) Unless the Requisite First Priority Holders shall otherwise agree pursuant to Section 7.3(a), if on any date the Company or any Restricted Subsidiary shall receive or be entitled to receive Net Cash Proceeds from any Asset Sale (other than any Asset Sale that constitutes a Change of Control and other than any Asset Sale described in Section 4.21(a)(1) through (5)), then all such Net Cash Proceeds over U.S.$2.5 million per year, less the amount of Net Cash Proceeds with respect to which a Reinvestment Notice has been delivered and is effective, shall be applied within thirty (30) days to redeem the First Priority Securities at the Redemption Price, and each such date shall be a Redemption Date; provided, however, that:
(i)	no Reinvestment Notice may be delivered if an Event of Default has occurred and is continuing, and

(ii)	the Net Cash Proceeds of Asset Sales with respect to which Reinvestment Notices have been delivered may not exceed U.S.$15.0 million in the aggregate, and

(iii)	any Reinvestment Redemption Amount shall be applied on the Reinvestment Redemption Date to redeem the First Priority Securities at the Redemption Price, and each such Reinvestment Redemption Date shall be a Redemption Date, and

(iv)	the Net Cash Proceeds of an Asset Sale that are subject to a Reinvestment Notice shall be deposited and held either in a Company Segregated Account or in a First Priority Collateral Trustee Segregated Account, as required under Section 4.35 hereof, pending disbursement or redemption in accordance herewith and in accordance with the First Priority Collateral Trust Agreement; and
(v)	no Reinvestment Notice may be delivered or be effective for any Net Cash Proceeds of an Asset Sale with respect to an entire Existing Satellite or an Additional Satellite.
          (b) Unless the Requisite First Priority Holders shall otherwise agree pursuant to Section 7.3(a), if on any date the Company or any Restricted Subsidiary shall receive or be entitled to receive Net Cash Proceeds from any Recovery Event, then all such Net Cash Proceeds, less the amount of Net Cash Proceeds with respect to which a Reinvestment Notice has been delivered and is effective, shall be applied within thirty (30) days to redeem the First Priority Securities at the Redemption Price, and each such date shall be a Redemption Date; provided, however, that
(i)	no Reinvestment Notice may be delivered if an Event of Default has occurred and is continuing, and

(ii)	no Reinvestment Notice may be delivered or be effective for any Net Cash Proceeds of a Recovery Event that is a total loss of an Existing Satellite or an Additional Satellite, and

(iii)	no Reinvestment Notice may be delivered or be effective for any Net Cash Proceeds of a Recovery Event that is a partial loss of an Existing Satellite or an Additional Satellite to the extent that such Net Cash Proceeds, together with the Net Cash Proceeds of any other Recovery Event that is a partial loss of an Existing Satellite or an Additional Satellite, exceed U.S.$25.0 million, and

(iv)	no Reinvestment Notice may be delivered or be effective for any Net Cash Proceeds of a Recovery Event that is not a total loss or a partial loss of an Existing Satellite or an Additional Satellite to the extent that such Net Cash Proceeds, together with the Net Cash Proceeds of any other Recovery Event that is not a total loss or a partial loss of an Existing Satellite or an Additional Satellite, exceed U.S.$2.5 million, unless such Recovery Event results from a loss or partial loss of a Ground Control Station, and

(v)	any Reinvestment Redemption Amount shall be applied on the Reinvestment Redemption Date to redeem the First Priority Securities at the Redemption Price, and each such Reinvestment Redemption Date shall be a Redemption Date, and

(vi)	the Net Cash Proceeds of a Recovery Event that are subject to a Reinvestment Notice shall be deposited and held in a First Priority Collateral Trustee Segregated Account pending disbursement or redemption in accordance herewith and in accordance with the First Priority Collateral Trust Agreement.
          (c) Unless the Requisite First Priority Holders shall otherwise agree pursuant to Section 7.3(a), if, for any fiscal quarter of the Company and its Restricted Subsidiaries commencing with the fiscal quarter ending March 31, 2007, there shall be Excess Cash Flow, then the Company shall, on the relevant Excess Cash Flow Application Date, apply all of such Excess Cash Flow in projections certified in an Officer’s Certificate signed by the chief financial officer of the Company, as Excess Cash Flow to be used in the immediately following fiscal quarter for purposes permitted under Section 4.18(b)) to redeem the First Priority Securities at the Redemption Price, and each such Excess Cash Flow Application Date shall be a Redemption Date. The Company shall give the First Priority Indenture Trustee written notice of the amount of such prepayment or redemption applicable to the First Priority Securities, in the form of a Trustee Redemption Notice, no later than thirty (30) days before the end of the fiscal quarter with respect to which such prepayment is made. The Trustee Redemption Notice shall contain a calculation of Excess Cash Flow for the applicable quarter and shall be accompanied by an Officer’s Certificate signed by the chief financial officer of the Company that certifies the correctness and completeness of the calculation and the reasonableness of the estimates included therein. Each payment of Excess Cash Flow to the Paying Agent to redeem the First Priority Securities shall be made on a date (an “Excess Cash Flow Application Date”) no later than the last day of the calendar quarter for which the Excess Cash Flow is calculated.
          (d) Each of the types of redemption referenced in paragraphs (a), (b), and (c) of this Section 3.2 shall be referred to as types of “Mandatory Redemption,” and the Company shall be obligated to redeem the First Priority Securities upon the occurrence of the circumstances described in each of the paragraphs (a), (b), and (c) of this Section 3.2.

          SECTION 3.3. Process for Optional Redemption and Mandatory Redemption.
          (a) Optional Redemption. If the Company elects to redeem First Priority Securities pursuant to Section 3.1, then the Company shall (i) provide the First Priority Indenture Trustee with a Trustee Redemption Notice at least thirty (30) but not more than sixty (60) days prior to the Redemption Date, and (ii) pay the Redemption Price to Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
          (b) Mandatory Redemption. If the Company is required to redeem First Priority Securities pursuant to Section 3.2, then the Company shall (i) provide the First Priority Indenture Trustee with a Trustee Redemption Notice within thirty (30) days prior to the Redemption Date or, in the case of a Mandatory Redemption pursuant to Section 3.2(c), within the period of time specified in Section 3.2(c); and (ii) pay the Redemption Price to the Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
          (c) Trustee Redemption Notice. Each Trustee Redemption Notice shall be in writing and shall state all of the following (and each notice satisfying the requirement of this Section 3.3(c) shall be a “Trustee Redemption Notice”):
(i)	the CUSIP number of the First Priority Securities to be redeemed;

(ii)	the Redemption Date;

(iii)	the aggregate principal amount of First Priority Securities to be redeemed;

(iv)	the applicable Redemption Price and an explanation of how the applicable Redemption Price was calculated, including allocation by principal, interest, premium, and Additional Amounts, as applicable;

(v)	a statement that the First Priority Securities called for redemption must be surrendered to a Paying Agent at the address specified in such notice to collect the Redemption Price with respect to such First Priority Securities;

(vi)	a statement that interest on First Priority Securities called for redemption shall cease to accrue on and after the Redemption Date and the only remaining right of the First Priority Holders of such First Priority Securities being redeemed is to receive payment of the Redemption Price upon surrender to a Paying Agent of the First Priority Securities to be redeemed, unless (i) the Company is in default of its obligation to pay to the Paying Agent cash in an amount to fund the Redemption Price, or (ii) payment of the Redemption Price to the First Priority Holders is otherwise prohibited;

(vii)	if any First Priority Security is being redeemed in part, an identification of the portion of the principal amount equal to U.S.$1,000 or any integral multiple thereof, of such First Priority Security to be redeemed and that, after the Redemption Date, and upon surrender of such First Priority Security, a new First Priority Security or First Priority Securities in aggregate principal amount equal to the unredeemed portion thereof will be issued;
(viii)	if less than all the First Priority Securities are to be redeemed, an identification of the particular First Priority Securities (or portion thereof) to be redeemed, as well as the aggregate principal amount of such First Priority Securities to be redeemed and the aggregate principal amount of First Priority Securities to be outstanding after such partial redemption;

(ix)	whether the redemption will occur pursuant to an Optional Redemption or a Mandatory Redemption, and, if a Mandatory Redemption, whether pursuant to Section 3.2(a), 3.2(b), or 3.2(c); and
(x)	for any Mandatory Redemption under Section 3.2(c), the calculation of Excess Cash Flow required under Section 3.2(c) (the Officer’s Certificate required by Section 3.2(c) shall be attached to the Trustee Redemption Notice for any Mandatory Redemption under that section); and

(xi)	a statement of whether the Company elects to have the First Priority Indenture Trustee give notice of redemption to the First Priority Holders on behalf of and at the expense of the Company or whether the Company elects to give notice of redemption on its own behalf.
          (d) Holder Redemption Notice. The Company shall provide each First Priority Holder whose First Priority Securities are to be redeemed with advance written notice of the redemption at least thirty (30) but not more that sixty (60) days prior to the Redemption Date for any Optional Redemption and within thirty (30) days prior to the Redemption Date for any Mandatory Redemption (the “Holder Redemption Notice”); provided, however, that in the case of a Mandatory Redemption pursuant to Section 3.2(c), the Holder Redemption Notice shall be sent to the First Priority Holders within three (3) Business Days of the date that the First Priority Trustee receives the corresponding Trustee Redemption Notice. The Holder Redemption Notice shall include (a) all of the information required under Section 3.3(c) to be included in a Trustee Redemption Notice, with the exception of Section 3.3(c)(xi); (b) for any Mandatory Redemption, a statement that the Redemption Price has been paid to the Paying Agent; and (c) a detailed description of the process for redemption, including the address(es) of the Paying Agent(s) and First Priority Indenture Trustee. The Company may elect that the First Priority Indenture Trustee provide the Holder Redemption Notice on behalf of the Company, at the Company’s expense, and, if made, such election shall be stated by the Company in the Trustee Redemption Notice; provided, however, that in the event of such election by the Company, the First Priority Indenture Trustee shall be notified by the Company at least thirty-five (35) days prior to the Redemption Date.

          (e) Effectiveness of Notices. Any Trustee Redemption Notice relating to a Mandatory Redemption shall be irrevocable and non-cancelable once sent. Any Trustee Redemption Notice relating to an Optional Redemption may be cancelled by the Company, at any time prior to the mailing of the corresponding Holder Redemption Notice, by means of a written notice of cancellation from the Company to the First Priority Indenture Trustee, which cancellation shall be effective as of the time that the cancellation notice is received by a Trust Officer of the First Priority Indenture Trustee. Any Holder Redemption Notice shall be irrevocable and non-cancelable once sent. Once any Trustee Redemption Notice or Holder Redemption Notice becomes irrevocable and non-cancelable, the First Priority Securities called for redemption therein become due and payable on the Redemption Date and at the Redemption Price. No failure by the Company, any Restricted Subsidiary, any First Priority Guarantor, or the First Priority Indenture Trustee to comply with the procedures of this Section 3.3 shall in any way impair the rights of the First Priority Holders to receive the Redemption Price in connection with any Optional Redemption or Mandatory Redemption.
          (f) Payment to First Priority Holders. Upon surrender of such First Priority Securities called for Mandatory Redemption or Optional Redemption, the Redemption Price for such First Priority Securities shall be paid to the First Priority Holders by the Paying Agent, to the extent that the Paying Agent has received the Redemption Price. Upon surrender of a First Priority Security that is to be redeemed in part under an Optional Redemption or Mandatory Redemption, the Company shall execute, and the First Priority Indenture Trustee shall authenticate and deliver to the First Priority Holder, without service charge to the First Priority Holder, a new First Priority Security or First Priority Securities equal in principal amount to the unredeemed portion of the First Priority Security surrendered. First Priority Holders whose interests are reflected in Certificated First Priority Securities, as a condition to having such Certificated Priority Securities redeemed pursuant to this Section 3.3, shall surrender their Certificated First Priority Securities to the Paying Agent for delivery to the First Priority Indenture Trustee (or directly to the First Priority Indenture Trustee if the First Priority Indenture Trustee is acting as Paying Agent) for cancellation.
          (g) Selection of First Priority Securities to be Redeemed. If less than all of the First Priority Securities are to be redeemed pursuant to an Optional Redemption or a Mandatory Redemption, then the First Priority Indenture Trustee shall select the First Priority Securities or portions thereof for redemption on a pro rata basis, or by such other method as the First Priority Indenture Trustee shall deem fair and appropriate in compliance with this First Priority Indenture and the law applicable hereto, or, with respect to a Global First Priority Security, in accordance with the procedures of the Depositary. The First Priority Indenture Trustee shall make the selection from the First Priority Securities outstanding and not previously called for redemption and shall promptly notify the Company in writing of the First Priority Securities selected for redemption and, in the case of any First Priority Security selected for partial redemption, the principal amount thereof to be redeemed. The First Priority Indenture Trustee may select for redemption portions (equal to U.S.$1,000 or any integral multiple thereof). Provisions of this First Priority Indenture that apply to First Priority Securities called for Mandatory Redemption and/or Optional Redemption also apply to portions of First Priority

Securities called for Mandatory Redemption and/or Optional Redemption, provided, however, that partial redemptions of First Priority Securities under an Optional Redemption shall be in an aggregate principal amount of U.S.$100,000 or a whole multiple thereof.
          SECTION 3.4. Change of Control Redemption.
          (a) Upon any Change of Control, the First Priority Holders shall have the right to have their First Priority Securities redeemed at the Redemption Price (a “Change of Control Redemption”).
          (b) Not more than ninety (90) days and not less than sixty (60) days prior to any Change of Control, the Company shall deliver a notice of the Change of Control to the First Priority Indenture Trustee (the “Trustee Change of Control Notice”). The Trustee Change of Control Notice shall include (a) an explanation of the Change of Control; (b) an offer by the Company to pay the Redemption Price to any or all of the First Priority Holders on or before the Change of Control Date; (c) the Change of Control Date and, if prior to the Change of Control Date, the Redemption Date; (d) the applicable Redemption Price and an explanation of how the applicable Redemption Price was calculated, including allocation by principal, interest, premium, and Additional Amounts, as applicable; (e) all of the information required to be included in a Trustee Redemption Notice under Section 3.3(c)(i), (v), (vi), (vii), and (viii) and all of the information provided to the Second Priority Indenture Trustee or any Second Priority Holder in connection with the same Change of Control; (f) information concerning the business of the Company and its Restricted Subsidiaries that the Company and its Restricted Subsidiaries in good faith believe will enable the First Priority Indenture Trustee and the First Priority Holders to act in an informed manner with respect to the Change of Control Notice and the rights appurtenant thereto, including the most recent annual and quarterly financial statements of the Company and its Restricted Subsidiaries, and appropriate pro forma financial information concerning the Change of Control; (g) the date by which a First Priority Holder must elect to have all or part of its First Priority Securities redeemed (the “Change of Control Election Date”); (h) a form by which each First Priority Holder may elect to have all or part of its First Priority Securities redeemed (the “Change of Control Election Form”); and (i) a statement of whether the Company elects to have the First Priority Indenture Trustee give notice of the Change of Control to the First Priority Holders on behalf of and at the expense of the Company or whether the Company elects to give notice of redemption on its own behalf.
          (c) Not more than ninety (90) and not less than sixty (60) days prior to any Change of Control, the Company shall deliver to each First Priority Holder a notice of the Change of Control (the “Holder Change of Control Notice”). The Holder Change of Control Notice shall include (a) all of the information required to be included in a Trustee Change of Control Notice under Section 3.4(b); and (b) a detailed description of the process for redemption, including the address(es) of the Paying Agent(s) and First Priority Indenture Trustee. The Company may elect that the First Priority Indenture Trustee provide the Holder Change of Control Notice on behalf of the Company, at the Company’s expense, and, if made, such election shall be stated by the Company in the Trustee Change of Control Notice. Whether delivered by the Company or by the First Priority Indenture Trustee, the First Priority Holders shall receive the Holder Change of Control Notice not less than thirty (30) nor more than sixty (60) days prior to earlier of the Change of Control Date and the corresponding Redemption Date and not less than fifteen (15) days prior to the applicable Change of Control Election Date.
          (d) Only those First Priority Holders who return a properly completed Change of Control Election Form to the First Priority Indenture Trustee by the Change of Control Election Date shall be entitled to have their First Priority Securities redeemed. The First Priority Indenture Trustee shall promptly notify the Company of the principal amount of the First Priority Securities of the First Priority Holders who have timely returned a Change of Control Election Form. Other than delivering the Change of Control Election Form (or assisting an Agent Member in the execution and delivery of the Change of Control Election Form), holders of interests in Global First Priority Securities are not required to take any action in order to have such Global First Priority Securities redeemed, to the extent of such interests, pursuant to this Section 3.4. First Priority Holders whose interests are reflected in Certificated First Priority Securities, as a condition to having such Certificated Priority Securities redeemed pursuant to this Section 3.4, shall surrender their Certificated First Priority Securities to the Paying Agent for delivery to the First Priority Indenture Trustee (or directly to the First Priority Indenture Trustee if the First Priority Indenture Trustee is acting as Paying Agent) for cancellation.
          (e) As required under Section 3.5 hereof, and in any event on or before the date that any Change of Control occurs, the Company shall pay to the Paying Agent the aggregate Redemption Price for all First Priority Securities for which a properly completed Change of Control Election Form was timely delivered to the First Priority Indenture Trustee (the “Change of Control Amount”). To the extent that the Paying Agent receives the Change of Control Amount, the Paying Agent shall promptly pay the respective portions of the Change of Control Amount to the First Priority Holders who timely elected to have their First Priority Securities redeemed.
          (f) Upon payment of the Change of Control Amount to the applicable First Priority Holders, the First Priority Indenture Trustee shall reduce, by means of an appropriate adjustment in its records, the principal amount of the Global First Priority Security by an amount equal to the Change of Control Amount paid to the First Priority Holders of the Global First Priority Security (or shall deem surrendered, and shall cancel, the Global First Priority Security if all interests under the Global First Priority Security have been redeemed) and shall promptly cancel all Certificated First Priority Securities surrendered to the Paying Agent in accordance with Section 3.4(d) (upon delivery of such Certificated First Priority Securities by the Paying Agent to the First Priority Indenture Trustee if the First Priority Indenture Trustee is not acting as Paying Agent). If part but not all of a Certificated First Priority Security is sought to be redeemed by a First Priority Holder, then, upon cancellation of the surrendered Certificated First Priority Security, the Company shall execute and the First Priority Indenture Trustee shall authenticate and deliver to the First Priority Holder of the Certificated First Priority Security so surrendered and cancelled, without charge, a new Certificated First Priority Security in a principal amount equal to (x) the principal amount of the surrendered and cancelled Certificated First Priority Security of such First Priority Holder, less (y) the Change of Control Amount distributed to such First Priority Holder.

          (g) Any Trustee Change of Control Notice and any Holder Change of Control Notice shall be irrevocable and non-cancelable once sent. Once any Trustee Change of Control Notice or Holder Change of Control Notice becomes irrevocable and non-cancelable, the First Priority Securities called for redemption therein become due and payable on the Redemption Date and at the Redemption Price. No failure by the Company, any Restricted Subsidiary, any First Priority Guarantor, or the First Priority Indenture Trustee to comply with the procedures of this Section 3.4 shall in any way impair the rights of the First Priority Holders to receive the Redemption Price in connection with any Change of Control.
          SECTION 3.5. Deposit of Redemption Price for Mandatory Redemption, Optional Redemption, and Change of Control Redemption.
          (a) The Company shall deposit in a U.S. account with the Principal Paying Agent or the First Priority Indenture Trustee, as required, by 10:00 a.m. (New York City time) no later than one (1) Business Day prior to the Redemption Date, cash sufficient to pay the amounts due on account of all First Priority Securities to be redeemed on such Redemption Date for any Mandatory Redemption, Optional Redemption, or Change of Control Redemption (other than First Priority Securities or portions thereof called for redemption on that date that have been delivered by the Company to the Trustee for cancellation). The Company shall request that the bank through which such deposit is to be made agree to supply the Principal Paying Agent or First Priority Indenture Trustee, as applicable, by 10:00 a.m. (New York City time) one (1) Business Day prior to the due date for any such deposit an irrevocable confirmation (by tested telex or SWIFT MT 100 Message) of its intention to make such deposit. The Principal Paying Agent shall promptly return to the Company any cash so deposited which is not required for that purpose upon the written request of the Company.
          (b) If the Company complies with the preceding paragraph and the other provisions of Sections 3.1, 3.2, 3.3, and 3.4, as applicable, and payment of the First Priority Securities called for redemption is not otherwise prohibited, interest on the First Priority Securities to be redeemed will cease to accrue on the applicable Redemption Date, whether or not such First Priority Securities are presented for payment. Notwithstanding anything herein to the contrary, if any First Priority Security surrendered for redemption in the manner provided in the First Priority Securities shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph or the provisions of Sections 3.1, 3.2, 3.3, and 3.4, as applicable, then interest (including any Additional Amounts, if any) shall continue to accrue and be paid from the Redemption Date until such payment is made on the unpaid principal, and, to the extent lawful, on any interest (and Additional Amounts and premiums (including Optional Redemption Premiums and Change of Control Redemption Premiums, if any)) not paid on such unpaid principal, in each case at the rate and in the manner provided herein and in the First Priority Security, including any applicable default rates.

ARTICLE IV
COVENANTS
          SECTION 4.1. Payment of Securities.
          (a) The Company shall pay the principal of, premium, if any, and interest and any Additional Amounts on the First Priority Securities on the dates and in the manner provided herein and in the First Priority Securities. An installment of principal and premium, if any, of or interest, and any Additional Amounts, in respect of the First Priority Securities shall be considered paid on the date it is due if the First Priority Indenture Trustee or Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of the Company) holds for the benefit of the First Priority Holders, on or before 10:00 a.m. (New York City time) on that date, cash deposited and designated for and sufficient to pay the installment.
          (b) The Company shall pay interest on overdue principal and on overdue installments of interest at the rate specified in the First Priority Securities, to the extent lawful, including any applicable default rates, and all interest under this Section 4.1(b) shall be compounded monthly.
          SECTION 4.2. Payment of Additional Amounts.
          (a) Any and all payments made by the Company, the Paying Agent or the Restricted Subsidiaries or First Priority Guarantors to the First Priority Holders, under or with respect to the First Priority Securities shall be made free and clear of and without withholding or deduction for or on account of any Taxes imposed or levied by, on behalf of, or within any Relevant Taxing Jurisdiction (“Withholding Taxes”), unless the withholding or deduction of such Withholding Taxes is required by law or by the interpretation or administration thereof. In the event any Withholding Taxes are required to be so withheld or deducted, the Company will and will cause its Restricted Subsidiaries to, and the First Priority Guarantors will, (i) pay such additional amounts (“Additional Amounts”) as will result in receipt by the First Priority Holders of such amounts as would have been received by them had no such withholding or deduction been required, (ii) deduct or withhold such Withholding Taxes and (iii) remit the full amount so deducted or withheld to the relevant taxing or other authority. Notwithstanding the foregoing, no such Additional Amounts shall be payable for or on account of:
(i)	any Withholding Taxes which would not have been imposed or levied on a First Priority Holder but for the existence of any present or former connection between the First Priority Holder, or beneficial owner of the First Priority Security, and the applicable Relevant Taxing Jurisdiction, including, without limitation, such First Priority Holder or beneficial owner (i) being or having been a citizen or resident of the applicable Relevant Taxing Jurisdiction, (ii) maintaining or having maintained an office, permanent establishment, fixed base or branch in the applicable Relevant Taxing Jurisdiction or (iii) being or having been present or engaged in trade or business in the applicable Relevant Taxing

Jurisdiction, except for a connection solely arising from the mere ownership of, or receipt of payment under, such First Priority Security or interest therein or any other debt or equity security issued by the Company (including any Capital Stock of the Company or any of its Subsidiaries, or interest therein), or the exercise of rights under such First Priority Security or this First Priority Indenture;
(ii)	any Withholding Taxes that are imposed or levied by reason of the failure by the First Priority Holder or beneficial owner of such First Priority Security to comply with any certification, identification, information, documentation, declaration or other reporting requirement which is required or imposed by a statute, treaty, regulation, general rule, or administrative practice as a precondition to exemption from, or reduction in the rate of, the imposition, withholding, or deduction of any Withholding Taxes; provided, however, that at least sixty (60) days prior to (x) the first payment date with respect to which the Company shall apply this Section 4.2(a)(ii), and (y) in the event of a change in such certification, identification, information, documentation, declaration, or other reporting requirement, the first payment date subsequent to such change, the Company shall have notified the First Priority Indenture Trustee, in writing, that the First Priority Holders or beneficial owners of the First Priority Securities will be required to provide such certification, identification, information or documentation, declaration, or other reporting and provided, further, that such First Priority Holder or beneficial owner of such First Priority Security is legally able or entitled to provide such certification, identification, information, documentation, declaration or other information;

(iii)	any Withholding Taxes that are imposed or levied by reason of the failure by the First Priority Holder or beneficial owner of such First Priority Security to comply on a timely basis (subject to the conditions set forth below) with a written request by or on behalf of the Company to provide for tax purposes information, documentation or other evidence concerning the nationality, tax residency, identity, or registration with the Ministry of Finance and Public Credit of Mexico (the “Finance Ministry”) of the First Priority Holder or beneficial owner of such First Priority Security that is necessary from time to time to determine the appropriate rate of deduction or withholding of Withholding Taxes applicable to such First Priority Holder or beneficial owner; provided, however, that at least sixty (60) days prior to the first payment date with respect to which the Company shall apply this Section 4.2(a)(iii), the Company shall have notified the First Priority Indenture Trustee, in writing, that such First Priority Holders or beneficial owners of the First Priority Securities will be required to provide such information, documentation or other evidence;

(iv)	except as otherwise provided, any estate, inheritance, gift, sales, transfer, or personal property or similar tax, assessment or other governmental charge; or

(v)	any combination of items (i), (ii), (iii), or (iv) above.
          (b) Notwithstanding the provisions of Section 4.2(a), the limitations on the Company’s or a First Priority Guarantor’s obligation to pay and to cause its Restricted Subsidiaries to pay Additional Amounts set forth in Section 4.2(a)(ii) and (iii) above shall not apply if the provision of the certification, identification, information, documentation, declaration or other evidence described in Section 4.2(a)(ii) and (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a First Priority Holder or beneficial owner of a First Priority Security (taking into account any relevant differences between U.S. law and the law of the applicable Relevant Taxing Jurisdiction, regulation or administrative practice) than comparable information or other applicable reporting requirements imposed or provided for under U.S. federal income tax law (including the United States-Mexico Income Tax Treaty), regulation (including proposed regulations) and administrative practice. In addition, the limitations on the Company’s obligation to pay and to cause its Restricted Subsidiaries to pay Additional Amounts set forth in Section 4.2(a)(ii) and (iii) above shall not apply if Rule 3.23.8 published in the Official Gazette of the Federation of Mexico (Diario Oficial de la Federación) on April 28, 2006, as amended, or a substantially similar successor of such rule is in effect, unless (x) the provision of the certification, identification, information, documentation, declaration or other evidence described in Section 4.2(a)(ii) and (iii) is expressly required by statute, regulation, general rules or administrative practice in order to apply Rule 3.23.8 (or a substantially similar successor of such rule), the Company cannot obtain such certification, identification, information, or satisfy any other reporting requirements, on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.23.8 (or such successor of such rule) or (y) in the case of a First Priority Holder or beneficial owner of a First Priority Security that is a pension fund or other tax-exempt organization, payments to such First Priority Holder or beneficial owner would be subject to Withholding Taxes at a rate less than that provided by Rule 3.23.8 (or such successor of such rule) if the information, documentation, or other evidence required under Section 4.2(a)(iii) were provided. In addition, Section 4.2(a)(ii) above shall not be construed to require that a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization, a non-Mexican financial institution or any other First Priority Holder or beneficial owner of a First Priority Security register with the Ministry for the purpose of establishing eligibility for an exemption from or reduction of Withholding Taxes.
          (c) The Company and each First Priority Guarantor, as applicable, will promptly provide the First Priority Indenture Trustee and the Paying Agent with a duly certified or authenticated copy of an original receipt of the payment of Withholding Taxes which the Company or such First Priority Guarantor has withheld or deducted in respect of any payments made under or with respect to the First Priority Securities, copies of which receipt shall be made available to First Priority Holders upon request to the Company or First Priority Guarantor, as applicable, or to the First Priority Indenture Trustee or the Paying Agent.

          (d) In the event that Additional Amounts actually paid by the Company or a First Priority Guarantor with respect to any First Priority Securities are based on Withholding Taxes in excess of the appropriate Withholding Taxes applicable to the First Priority Holder or beneficial owner of such First Priority Securities and, as a result thereof, such First Priority Holder or beneficial owner is entitled to make a claim for a refund of such excess, or credit such excess against Withholding Taxes, then, to the extent it is able to do so without jeopardizing its entitlement to such refund or credit, such First Priority Holder or beneficial owner shall, by accepting the First Priority Securities, be deemed to have assigned and transferred all right, title and interest to any claim for a refund or credit of such excess to the Company or First Priority Guarantor. By making such assignment and transfer, the First Priority Holder or beneficial owner makes no representation or warranty that the Company or First Priority Guarantor will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto (including executing or delivering any documents and paying any costs or expenses of the Company or First Priority Guarantor relating to obtaining such refund). Nothing contained in this Section 4.2(d) shall interfere with the right of each First Priority Holder or beneficial owner of a First Priority Security to arrange its tax affairs in whatever manner it thinks fit nor oblige any First Priority Holder or beneficial owner of a First Priority Security to claim any refund or credit or to disclose any information relating to its tax affairs or any computations in respect thereof or to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled. Nothing in this Section 4.2(d) shall impair the right of a First Priority Holder to full and timely payment of all amounts due hereunder and under the First Priority Holder’s First Priority Securities.
          (e) If the Company or a First Priority Guarantor is obligated to pay Additional Amounts with respect to any payment under or with respect to the First Priority Securities, the Company or First Priority Guarantor will, upon written request, deliver to the First Priority Indenture Trustee an Officers’ Certificate stating the fact that such Additional Amounts are payable and the amounts so payable.
          (f) The Company and each First Priority Guarantor will also pay any stamp, issue, registration, documentary, or other similar taxes and other duties (including interest and penalties with respect thereto) imposed or levied by any Relevant Taxing Jurisdiction in respect of the creation, issue and offering of the First Priority Securities, and any court or similar tax or duty payable in connection with the enforcement with the rights of the First Priority Holders and the First Priority Indenture Trustee under this First Priority Indenture and the other First Priority Documents.
          (g) The Company (and, to the extent applicable, each First Priority Guarantor) will:
(i)	at least ten (10) Business Days prior to the first Interest Payment Date (and at least ten (10) Business Days prior to each succeeding Interest Payment Date or any Redemption Date or Maturity Date if there has been any change with respect to the matters set forth in the below-mentioned Officers’ Certificate), deliver to the First Priority Indenture Trustee and each Paying Agent an Officers’ Certificate (A) specifying the amount, if any, of taxes described in this Section 4.2 (the “Relevant Withholding Taxes”) required to be deducted or withheld on the payment of principal of or interest on the First Priority Securities to First Priority Holders and the Additional Amounts, if any, due to First Priority Holders in connection with such payment, and (B) certifying that the Company will pay such deduction or withholding;
(ii)	prior to the due date for the payment thereof, pay any such Relevant Withholding Taxes, together with any penalties or interest applicable thereto;

(iii)	within fifteen (15) days after paying such Relevant Withholding Taxes, deliver to the First Priority Indenture Trustee and each Paying Agent evidence of such payment of the remittance thereof to the relevant taxing or other authority as described in this Section 4.2; and

(iv)	pay any Additional Amounts due to First Priority Holders on any Interest Payment Date, Redemption Date, Maturity Date, or other due date to the First Priority Indenture Trustee in accordance with the provisions of this Section 4.2 and Section 2.4.
          (h) The Company and each First Priority Guarantor hereby covenants to indemnify the First Priority Indenture Trustee, any predecessor to the First Priority Indenture Trustee, and each Paying Agent for, and to hold each harmless against, any and all loss, liability, claim, damage or expense reasonably incurred without gross negligence, bad faith or willful misconduct on such Person’s part, arising out of or in connection with actions taken or omitted by any of them in reliance on any Officers’ Certificate furnished pursuant to this Section 4.2 or the failure of the First Priority Indenture Trustee or any Paying Agent for any reason (other than its own gross negligence, bad faith or willful misconduct) to receive on a timely basis any such Officers’ Certificate or any information or documentation requested by it or otherwise required by applicable law or regulations to be obtained, furnished or filed in respect of such Relevant Withholding Taxes.
          (i) The Company and each First Priority Guarantor will make available, to any First Priority Holder requesting the same, evidence that the applicable Relevant Withholding Taxes have been paid.
          (j) Any Officers’ Certificate required by this Section 4.2 to be provided to the First Priority Indenture Trustee and each Paying Agent will be deemed to be duly provided if sent by facsimile to and received by a Trust Officer of the First Priority Indenture Trustee and each Paying Agent.
          SECTION 4.3. Maintenance of Office or Agency.
          (a) The Company shall maintain in The City of New York, an office or agency where First Priority Securities may be presented or surrendered for payment, where First Priority Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the First Priority Securities and this First Priority Indenture may be served. The Company shall give prompt written notice to the First Priority Indenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the First Priority Indenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the First Priority Indenture Trustee set forth in Section 10.1, and the making or service of such presentations, surrenders, notices, and demands shall be deemed authorized by the Company and each First Priority Guarantor and valid for all purposes. The Company hereby initially designates the Corporate Trust Office as its New York office.
          (b) The Company may also from time to time designate one or more other offices or agencies where the First Priority Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York, for such purposes. The Company shall give prompt written notice to the First Priority Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby initially designates the Corporate Trust Office as such office.
          SECTION 4.4. Maintenance of Existence and Conduct of Business.
          (a) Except as otherwise provided or permitted in Section 4.24 or elsewhere in this First Priority Indenture, the Company shall do or cause to be done all things necessary to (i) preserve, renew, and otherwise keep in full force and effect (y) its corporate existence and the corporate existence of its Restricted Subsidiaries in accordance with their respective organizational documents (as the same may be amended from time to time) and (z) the rights and privileges (charter and statutory), concessions (including without limitation the Concessions), and corporate franchises of the Company and its Restricted Subsidiaries; provided, however, that clause (z) shall not apply to a right, privilege, concession, or franchise to the extent that the Board of Directors shall reasonably determine in good faith that such right, privilege, concession, or franchise is no longer desirable in the conduct of the business of the Company or the relevant Restricted Subsidiary and that a loss or impairment of such right, privilege, concession, or franchise could not be reasonably expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations except to the extent that the Board of Directors shall determine in good faith that the failure to comply therewith could not, individually or in the aggregate with any other acts, events, or conditions applicable to the Company or any of its Restricted Subsidiaries, reasonably be expected to have a Material Adverse Effect.
          (b) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, be principally engaged in any business or activity other than the Permitted Business. In addition, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, transfer to any of its Unrestricted Subsidiaries (i) any of the licenses, permits, concessions, franchises, or authorizations used in the Permitted Business of the Company and the Restricted Subsidiaries on the Issue Date or at any time thereafter (including, without limitation, any of the Concessions) or (ii) any portion of the “property and equipment”

(as such term is used in the Company’s consolidated financial statements) of the Company and the Restricted Subsidiaries; provided that the Company and the Restricted Subsidiaries may make Asset Sales in accordance with Section 4.21.
          SECTION 4.5. Maintenance of Properties; Insurance.
          (a) The Company shall cause all material properties used or useful to the conduct of its business and the business of each of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.5 shall (i) prohibit the Company or any of its Restricted Subsidiaries from engaging in any transaction permitted under Section 4.21 or Section 4.24, subject, however, to the terms thereof, or (ii) prevent the Company or any of its Restricted Subsidiaries from discontinuing any operation or maintenance of any of such properties, or Disposing of any of them, if such discontinuance or Disposal is (a) in the judgment of the Company desirable in the conduct of the business of such entity and the Company and Restricted Subsidiaries as a whole and (b) could not reasonably be expected to have any Material Adverse Effect.
(b)	(i) The Company shall, and shall cause each Restricted Subsidiary to, (A) keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (B) maintain with financially sound and reputable insurance companies insurance on its Property in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business. Without limiting the generality of the foregoing insurance requirements, the Company shall keep in effect in-orbit insurance and launch insurance, as applicable, issued by insurance companies that are internationally recognized in the satellite telecommunications industry as reputable space insurance carriers, on each of the Existing Satellites and Additional Satellites, as applicable (with such launch insurance being required only for Additional Satellites) in an amount equal to U.S.$25,000,000 in excess of its replacement cost (including launch fees and costs) or such lower amount that is the maximum insurance amount available on commercially reasonable terms for the applicable satellite, as determined by the Company after due inquiry with substantially all insurance companies that are internationally recognized in the satellite telecommunications industry as reputable space insurance carriers. Notwithstanding the foregoing, the Company shall not be required to keep in effect in-orbit insurance with regard to its Solidaridad 2 satellite after December 5, 2006, if the Board of Directors reasonably determines that the current and expected operating costs of Solidaridad 2, including orbital incentive payments, exceed the current and expected revenues, respectively, of Solidaridad 2 over the remaining useful life of Solidaridad 2. Any insured loss of an Existing Satellite or an Additional Satellite, whether a partial loss, total loss, or otherwise, shall constitute a Recovery Event. All policies of insurance insuring First Priority Collateral against damage or loss will name the First Priority Collateral Trustee as loss payee, and, to the extent that the applicable insurance companies will permit after the Company’s best efforts, additional insured, and all Proceeds of insurance and all Proceeds of any other Recovery Event shall be held by the First Priority Collateral Trustee in a First Priority Collateral Trustee Segregated Account as cash collateral for the First Priority Obligations and applied in payment of the First Priority Obligations as a Mandatory Redemption to the extent provided under Section 3.2(b) of this First Priority Indenture or otherwise in accordance with the First Priority Documents.
(ii)	Within thirty (30) days following any date on which the Company is required to obtain insurance pursuant to this Section 4.5(b), the Company shall deliver to a Trust Officer of the First Priority Indenture Trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect, and an Officers’ Certificate stating that such insurance, together with any other insurance maintained by the Company, complies with this First Priority Indenture. In addition, the Company shall cause to be delivered to the First Priority Indenture Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the First Priority Indenture Trustee to: (y) notice of any claim under any such insurance policy; and (z) at least thirty (30) days’ notice from the provider of such insurance prior to the cancellation of any such insurance.
          SECTION 4.6. Payment of Taxes and Other Claims.
          (a) The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except (i) as contested in good faith by appropriate proceedings and with respect to which reserves in conformity with U.S. GAAP have been provided on the books of the Company and each Restricted Subsidiary, as the case may be, or (ii) where the failure to effect such payment could not reasonably be expected to have a Material Adverse Effect.
          (b) In addition to the requirements of clause (a) above, the Company shall, and shall cause each Restricted Subsidiary to, pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with U.S. GAAP have been provided on the books of the Company and each Restricted Subsidiary, as the case may be, and except where such payment, discharge, or satisfaction is expressly limited by the First Priority Documents or the Intercreditor Agreement.

          SECTION 4.7. Compliance with Requirements of Law and Environmental Laws.
          (a) The Company shall, and shall cause each Restricted Subsidiary to, comply in all material respects with all Requirements of Law including, without limitation, all provisions of the Mexican Telecommunications Law related to the Concessions and all Mexican laws relating to statutorily mandated social security, labor, workers’ housing fund, and retirement fund obligations.
          (b) The Company shall, and shall cause each Restricted Subsidiary to:
(i)	comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations, or permits required by applicable Environmental Laws; and

(ii)	conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          SECTION 4.8. Compliance with Concessions.
          The Company shall, and shall cause each Restricted Subsidiary to, timely comply with the terms of the Concessions and take such action as is required to keep the Concessions in full force and effect, except where the Board of Directors has adopted Board Resolutions in which it has reasonably determined that noncompliance or failure to take action could not cause a Material Adverse Effect.
          SECTION 4.9. Compliance Certificate; Notice of Default.
          The Company shall furnish to the First Priority Indenture Trustee, shall ensure that the First Priority Indenture Trustee promptly furnishes without cost to each First Priority Holder copies of, and shall maintain on the Company’s web site, accessible to all visitors, copies of:
          (a) within one hundred twenty (120) days after the end of its fiscal year, an Officers’ Certificate complying with Section 314(a)(4) of the TIA and stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this First Priority Indenture and further stating, as to each such Officer signing such certificate, whether or not the signer knows of any failure by the Company to comply with any conditions or covenants in this First Priority

Indenture or any Event of Default or Default which has occurred and is continuing and, if such signer does know of such a failure or default, the certificate shall describe such failure or default with particularity. The Officers’ Certificate shall also notify the First Priority Indenture Trustee should the relevant fiscal year end on any date other than the current fiscal year end date. The Company shall also comply with all other provisions of Section 314 of the TIA, including Section 314(b) thereof; and
          (b) so long as any of the First Priority Securities are outstanding and promptly upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. The First Priority Indenture Trustee shall not be deemed to have knowledge of any Default or any Event of Default unless one of its Trust Officers receives written notice thereof from the Company or any of the First Priority Holders at the Corporate Trust Office and such notice references the First Priority Securities (including CUSIP and/or CINS number) and this First Priority Indenture.
          SECTION 4.10. Financial Statements.
          The Company shall furnish to the First Priority Indenture Trustee, and the First Priority Indenture Trustee shall promptly furnish at the sole expense of the Company to each First Priority Holder copies of, and the Company shall maintain on the Company’s web site, accessible to all visitors, copies of:
          (a) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of internationally recognized standing that are part of a Registered Public Accounting Firm as defined by Sarbanes-Oxley; and
          (b) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (previous year-end, in the case of the balance sheet), certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments);
and all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with U.S. GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). The Company shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act and shall make available the information contemplated by Rule 144A(d)(4) under the Securities Act upon the request of a First Priority Holder or of a prospective purchaser of a First Priority Security from the First Priority Holder thereof. Delivery of such reports, information and documents to the First Priority Indenture Trustee is for informational purposes only and the First Priority Indenture Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the First Priority Indenture Trustee is entitled to rely exclusively on Officers’ Certificates, but which shall nevertheless not bind the First Priority Indenture Trustee).
          SECTION 4.11. Certificates; Other Information.
          (a) The Company shall furnish to the First Priority Indenture Trustee, and the First Priority Indenture Trustee shall promptly furnish at the sole expense of the Company to each First Priority Holder copies of, and, except as provided specifically below, the Company shall maintain on the Company’s web site, accessible to all visitors, copies of:
(i)	concurrently with the delivery of the financial statements referred to in Section 4.10(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(ii)	concurrently with the delivery of any financial statements pursuant to Section 4.10(a), (A) a certificate of a Responsible Officer of the Company stating that, to the best of such Responsible Officer’s knowledge, each of the Company and each First Priority Guarantor during such period has observed or performed all of its obligations in all material respects, and satisfied every condition, contained in this First Priority Indenture and the other Secured Facility Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) a Compliance Certificate containing all information necessary for determining compliance by the Company and all of its Restricted Subsidiaries with the provisions of this First Priority Indenture referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be;

(iii)	as soon as available, and in any event no later than one hundred twenty (120) days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the

“Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Company stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, provided that such Projections are not required to be posted on the Company’s web site;
(iv)	within forty-five (45) days after the end of each of the first three fiscal quarters of the Company and within one hundred twenty (120) days after the end of the last fiscal quarter of the Company, a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(v)	copies of (i) final drafts of any executed amendment, supplement, or other modification with respect to this First Priority Indenture or any other Second Priority Document, the Loral Grant, or the Concessions, as promptly as practicable after receipt thereof by the Company, and (ii) any waiver with respect to any of the documents listed in the foregoing clause (i), as promptly as practicable after the effectiveness thereof;

(vi)	within five (5) days after the same are sent, copies of all financial statements and reports which the Company or any of its Restricted Subsidiaries sends to the First Priority Holders of any other class of debt securities or equity securities and, within five (5) days after the same are filed, copies of all financial statements and reports which the Company or any of its Restricted Subsidiaries may make to, or file with, the SEC or any successor or analogous Governmental Authority;

(vii)	promptly, and in any event within five (5) Business Days after receipt thereof by any of the Company or any First Priority Guarantor, copies of each notice or other correspondence received from the SEC (or comparable agency in Mexico or any other applicable jurisdiction outside the U.S.) concerning any inquiry, investigation, or possible inquiry or investigation by the SEC or comparable agency regarding financial or other operational results or other regulated affairs of the Company and/or its Subsidiaries, provided that the documents described in this clause (vii) are not required to be posted on the Company’s web site unless they have otherwise been made public by the Company or any Restricted Subsidiary; and

(viii)	promptly, such additional financial and other information as the First Priority Indenture Trustee may from time to time reasonably request.

Delivery of such reports, information and documents to the First Priority Indenture Trustee is for informational purposes only and the First Priority Indenture Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinate from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the First Priority Indenture Trustee is entitled to rely exclusively on Officers’ Certificates).
          (b) The Company and each First Priority Guarantor shall, and the Company shall cause each Restricted Subsidiary to, furnish to the First Priority Indenture Trustee evidence of the recording of this First Priority Indenture and the Liens created hereby and by the other First Priority Documents in compliance with TIA Section 314(b), including, without limitation, the following evidence:
(i)	promptly after the execution and delivery of this First Priority Indenture, an Opinion of Counsel stating in the opinion of such counsel this First Priority Indenture and all other necessary and appropriate documents have been properly recorded and filed so as to make effective the Lien and security interest intended to be created hereby and by the other First Priority Documents and so as to establish the first priority of such Lien, and

(ii)	at least annually after the execution and delivery of this First Priority Indenture, an Opinion of Counsel either stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording, and refilling of this First Priority Indenture and all other necessary and appropriate documents to maintain the Lien and security interest intended to be created hereby and by the other First Priority Documents, including without limitation the priority thereof, or stating that in the opinion of such counsel no such action is necessary to maintain such Lien or security interest and the priority thereof.
          (c) In addition, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall, and shall cause each Restricted Subsidiary to, comply with the periodic reporting requirements applicable to non-U.S. reporting companies under the Exchange Act, and the Company shall file with the SEC (whether or not the company is a public reporting company at the time):
(i)	within one hundred eighty (180) days after the end of each fiscal year, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form);

(ii)	within forty-five (45) days after the end of each of the first three fiscal quarter of each fiscal year, reports on form 6-K (or any successor form) including “Management’s Discussion and Analysis of Financial Condition

and Results of Operation” and unaudited quarterly financial statements of the Company; and
(iii)	promptly (but not necessarily in the time frames provided in Form 8-K) from time to time after the occurrence of an event required to be therein reported, such reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or required in any successor form).
The Company shall also in any event within fifteen (15) days of each filing described under (i), (ii) and (iii) above, furnish at its sole expense to each First Priority Holder and the First Priority Indenture Trustee such documents. Each of the reports required by this section shall be prepared in accordance with U.S. GAAP consistently applied and will be prepared in accordance with the applicable rules and regulation of the SEC. The Company shall not be obligated to file such reports with the SEC if the SEC does not permit such filing. If such a filing is not permitted by the SEC, the Company shall provide the same specified information according to the same schedule to the First Priority Indenture Trustee and shall maintain availability of such documents to be accessible upon the Company’s web-site.
          (d) As soon as practicable after the First Priority Indenture Trustee receives the documents provided by the Company and Restricted Subsidiaries under this First Priority Indenture, including the documents required to be provided under Sections 4.9, 4.10 and 4.11, the First Priority Indenture Trustee shall send copies of the same to the First Priority Holders. The Company, the First Priority Guarantors, and the First Priority Indenture Trustee, on its own behalf and on behalf of the First Priority Holders, acknowledge that certain information required to be provided hereunder to the First Priority Indenture Trustee and/or First Priority Holders may contain material non-public information with respect to the Company or its Subsidiaries and the First Priority Securities or other securities of the Company and its Subsidiaries. The Company agrees that all such material non-public information provided to the First Priority Indenture Trustee shall be clearly and conspicuously marked “CONFIDENTIAL-MATERIAL NON-PUBLIC INFORMATION” and that all other information provided to the First Priority Indenture Trustee shall be clearly and conspicuously marked “PUBLIC.” Notwithstanding anything to the contrary herein, the First Priority Indenture Trustee shall not be required to, and shall not, provide First Priority Holders with any information marked “CONFIDENTIAL-MATERIAL NON-PUBLIC INFORMATION” unless such First Priority Holder has consented in writing to such information being provided to such First Priority Holder. The First Priority Indenture Trustee and each First Priority Holder shall be entitled to treat as public information all information marked “PUBLIC” without regard to whether such information has been made public by the Company or otherwise.
          SECTION 4.12. Inspection of Property; Books and Records; Discussions.
          The Company shall, and shall cause each Restricted Subsidiary to, (a) keep proper books of records and account in which full, true and correct entries in conformity with U.S. GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the First Priority Indenture Trustee and, no more often than once in any calendar year unless a Default or Event of Default has occurred and is continuing, representatives of any First Priority Holder, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties, and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with their independent certified public accountants.
          SECTION 4.13. Notices.
          The Company shall, and shall cause each Restricted Subsidiary to, promptly (but in any event with five (5) Business Days after the occurrence thereof) give notice to the First Priority Indenture Trustee and the First Priority Collateral Trustee of:
          (a) the occurrence of any Default or Event of Default;
          (b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Restricted Subsidiaries, including without limitation the First Priority Obligations and First Priority Documents, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Restricted Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding affecting the Company or any of its Restricted Subsidiaries in which the amount involved is U.S.$1,000,000 or more and not covered by insurance (and in which the amount involved is U.S.$2,500,000 or more, without regard to any insurance) or in which injunctive or similar relief is sought; and
          (d) to the extent required by applicable law, any occurrence, circumstance, fact, development, or event which has had or could reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section 4.13 shall be accompanied by a statement of an Officer setting forth details of the matters referred to therein and stating what action the Company or the relevant Restricted Subsidiary proposes to take with respect to such matters.
          SECTION 4.14. Limitation on Status as Investment Company.
          The Company shall not, and shall not permit any of its Subsidiaries, to become an “investment company” (as that term is defined in the Investment Company Act) or otherwise become subject to regulation under the Investment Company Act.
          SECTION 4.15. Limitation on Incurrence of Indebtedness.
          (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) other than;

(i)	Indebtedness of any of the Company or any First Priority Guarantor pursuant to any First Priority Document;

(ii)	Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of developing, constructing, insuring, and launching an Additional Satellite, if such Indebtedness is unsecured and expressly subordinated to the First Priority Obligations in a manner satisfactory to the First Priority Collateral Trustee and the First Priority Indenture Trustee, and if the Consolidated Leverage Ratio Requirement and the Consolidated Interest Coverage Ratio Requirement would be satisfied on a pro forma basis after giving effect to the incurrence of such Indebtedness;

(iii)	Indebtedness outstanding on the date hereof and listed on Schedule 4.15(a)(iii);

(iv)	unsecured guarantees of Indebtedness of any Restricted Subsidiary made in the ordinary course of business by the Company and the applicable Restricted Subsidiary, so long as the Indebtedness underlying the guarantees is itself permitted hereunder;

(v)	the Second Priority Obligations and any refinancing thereof permitted under Section 4.15(c), subject to the terms of the Intercreditor Agreement;

(vi)	refinancings, refundings, or renewals (without any increase in the principal amount except to the extent corresponding to the financing of redemption premiums or other transaction costs related to such refinancing) of any Indebtedness permitted under paragraphs (ii) through (iv) and (ix), provided, however, that Indebtedness shall be permitted under this Section 4.15(vi) only if the Indebtedness resulting from such refinancings, refundings, or renewals are unsecured and expressly subordinated to the First Priority Obligations to the same extent and in the same manner required for the Indebtedness that is refinanced, refunded, or renewed;

(vii)	the Loral Grant, so long as the Loral Grant is not amended, modified, or supplemented in any respect that could cause a Material Adverse Effect;

(viii)	unsecured Indebtedness incurred in an amount of up to U.S.$7 million in the aggregate; provided that the Company and its Restricted Subsidiaries may not incur more than U.S.$4.0 million in the aggregate in any fiscal year pursuant to this Section 4.15(a)(viii); and

(ix)	Indebtedness of the Company in respect of surety or performance bonds provided, or in respect of, reimbursement obligations relating to letters of credit issued for the account of the Company and provided in the ordinary course of business in an amount not to exceed $7.0 million in the aggregate at any time outstanding.

For purposes of determining compliance with this Section 4.15(a) covenant, (A) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with U.S. GAAP and (B) the amount of any Indebtedness denominated in a currency other than U.S. dollars will be the Dollar Equivalent of such currency at the date of its issuance.
          (b) The Company shall not, and shall not permit any Restricted Subsidiary to: (i) make or offer to make any payment, prepayment, repurchase, or redemption of, or otherwise defease or segregate funds with respect to any Indebtedness of the Company and/or its Restricted Subsidiaries except (x) regularly scheduled interest payments on the Second Priority Securities required to be made in cash or in kind at the regular contract rates (provided that such rates shall be limited to 0.0% cash interest and 10.125% in kind interest from the Issue Date until the earlier of November 30, 2007 and the date that all First Priority Obligations have been paid in full or otherwise discharged, 2.0% cash interest and 8.125% in kind interest from December 1, 2008 until the earlier of November 30, 2011 and the date that all First Priority Obligations have been paid in full or otherwise discharged, and 10.125% cash interest and 0% in kind interest after the earlier of November 30, 2011 and the date all First Priority Obligations have been paid in full or otherwise discharged), (y) regularly scheduled and ordinary course of business payments with respect to Indebtedness permitted under Section 4.15(a)(i), (ii), (iii), (iv), (vi), (viii), and (ix) and (z) as permitted or required hereunder or under the other First Priority Documents with respect to the First Priority Obligations; (ii) amend, modify, waive, Refinance, or otherwise change, or consent or agree to any amendment, modification, waiver, Refinance, or other change to, any of the terms of any Second Priority Obligations or any Second Priority Documents, or any document related to the Loral Grant, except as permitted by the First Priority Documents with respect to the First Priority Obligations or as permitted under Section 4.15(a)(vi); (iii) amend its certificate of incorporation in any manner that would have a Material Adverse Effect; (iv) amend its by-laws or shareholder resolutions in any manner that adversely affects the First Priority Holders rights with respect to the Observer; or (v) amend, modify, or otherwise change any document granting or evidencing the Concessions in any manner that would have a material adverse effect on the value of the Concessions or the validity or perfection of the Lien on the Concessions created hereunder and under the other First Priority Documents.
          (c) Notwithstanding Section 4.15(b)(i) and (ii), the Company and its Restricted Subsidiaries may refinance the Second Priority Obligations so long as:
(i)	the Indebtedness resulting from such refinancing, together with any Second Priority Obligations that remain outstanding following such refinancing, is in an aggregate principal amount not greater than all Second Priority Obligations outstanding immediately prior to the refinancing;

(ii)	the Indebtedness resulting from such refinancing, together with any Second Priority Obligations that remain outstanding following such refinancing, shall not have a shorter Average Life as compared with the Second Priority Obligations immediately prior to the refinancing;

(iii)	the interest rate on the Indebtedness resulting from such refinancing shall not be greater than the interest rate on the Second Priority Obligations immediately prior to the refinancing, unless any greater interest rate is commercially reasonable at the time of the refinancing;

(iv)	the cash interest payment terms on the Indebtedness resulting from such refinancing shall not be more favorable to the holders of the Indebtedness resulting from such refinancing than the cash payment interest terms on the Second Priority Obligations immediately prior to the refinancing, unless any more favorable cash interest payment terms are commercially reasonable at the time of the refinancing; and

(v)	the Indebtedness resulting from the refinancing is entitled to the same benefits, waivers, and priority, and subject to the same burdens (including without limitation all terms and provisions of the Intercreditor Agreement), as the Second Priority Obligations immediately prior to the refinancing, and the refinancing could not reduce, limit, or otherwise impair the amount of Excess Cash Flow otherwise payable on account of the First Priority Securities under Section 3.2(c) hereof.
          (d) Notwithstanding Section 4.15(b)(i) and (ii), and except as limited by the Intercreditor Agreement, in the event that (x) any amounts are due from the Company to First Priority Holders with respect to a Change of Control Redemption (other than a Change of Control Redemption in connection with a sale of all or substantially all of the assets of the Company or a Restricted Subsidiary or a Change of Control that occurs as a result of a foreclosure, other exercise of creditor remedies, or insolvency proceeding), and (y) amounts are also due from the Company to Second Priority Holders with respect to a redemption of the Second Priority Securities resulting from the same Change of Control that gave rise to such Change of Control Redemption, the Company shall not be restricted by Section 4.15(b)(i) or (ii) from making such redemption payments as are due to Second Priority Holders under the terms of the Second Priority Indenture so long as all amounts due to First Priority Holders in connection with such Change of Control Redemption are also paid simultaneously and on a pari passu basis with such redemption payments to Second Priority Holders.
          SECTION 4.16. Limitation on Liens.
          The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for (collectively, the “Permitted Liens”):
          (a) Liens for taxes not yet due or which are being contested in good faith by the Company or its Restricted Subsidiaries, as applicable, through appropriate proceedings diligently conducted, provided, however, that Liens shall only be permitted under this Section 4.16(a) if adequate reserves with respect thereto are maintained on the books of the Company and any Restricted Subsidiaries, as the case may be, in conformity with U.S. GAAP;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not substantial in amount (not to exceed U.S.$7,000,000 in the aggregate at any time outstanding) and are not overdue for a period of more than thirty (30) days or which are being contested in good faith by the Company and/or its Restricted Subsidiaries, as applicable, through appropriate proceedings diligently conducted;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business and not in substantial in amount (not to exceed U.S.$1,000,000 in the aggregate);
          (e) easements, rights-of-way, restrictions, and other similar encumbrances, in each case incurred in the ordinary course of business and which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
          (f) Liens in existence on the date hereof listed on Schedule 4.16(f) hereto, provided, however, that a Lien shall only be permitted under this Section 4.16(f) if, (x) such Lien does not cover, and is not spread or extended to cover, any additional Property after the Issue Date and (y) the amount of Indebtedness secured by such Lien is not increased;
          (g) Liens created pursuant to the First Priority Security Documents;
          (h) Liens created pursuant to the Second Priority Security Documents with respect to Property in which the First Priority Collateral Trustee holds a valid, perfected, and enforceable first priority Lien, so long as the Intercreditor Agreement remains in full force and effect in accordance with its terms;
          (i) any interest or title of a lessor under any lease entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;
          (j) purchase money Liens and Liens in respect of Capital Lease Obligations, the Indebtedness related to which is otherwise permitted under Section 4.14(a)(iii) and (viii);
          (k) the retained rights of Mexico with respect to the Concessions; provided, that such rights do not extend to or cover any Property or assets other than the rights granted under such agreements; and
          (l) the Loral Grant, so long as the Loral Grant is not amended, modified, or supplemented in any respect that could have a Material Adverse Effect.

          SECTION 4.17. Limitation on Negative Pledges.
          The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or suffer to exist or become effective any agreement or other restriction which prohibits or limits the ability of the Company or any Restricted Subsidiary to create, incur, assume, or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the First Priority Obligations or, in the case of the First Priority Guarantors, their respective obligations under the First Priority Guarantees, or any Liens in connection with an extension, renewal, refinancing, or replacement of the First Priority Obligations, other than (a) this First Priority Indenture and the other First Priority Documents; (b) the Second Priority Indenture and the other Second Priority Documents; (c) any agreements governing purchase money Indebtedness or Capital Lease Obligations otherwise permitted hereby (but only with respect to the assets financed thereby); and (d) customary anti-assignment restrictions in leases, licenses, and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business and otherwise permitted hereby.
          SECTION 4.18. Limitation on Restricted Payments.
          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment for as long as any amounts under First Priority Securities remain outstanding, except that (i) any Restricted Subsidiary may make Restricted Payments to the Company or any other Restricted Subsidiary, and (ii) the Company may make payments of up to U.S.$250,000 in any calendar year in connection with the repurchase of shares or options issued to officers and employees in connection with incentive compensation plans or pension arrangements that are otherwise permissible hereunder.
          SECTION 4.19. Limitation on Transactions with Shareholders and Affiliates.
          (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease, exchange or transfer or any other Disposition of Property or assets, the rendering of any service, or the making of any payment, loan, capital contribution, advance or guarantee) with, or make any payment of any management, intellectual property, marketing, advisory, or other fees (any such transaction being an “Affiliate Transaction”) to or for the benefit of, any holder (or any Affiliate of such holder) of 10% or more of the Capital Stock of the Company or with any Affiliate of the Company or of any Restricted Subsidiary, or Loral, Loral Space & Communications Ltd., Loral SpaceCom, or any of their respective Affiliates, or Principia S.A. de C.V. or any of its Affiliates (any such Person, a “Related Person”), unless (x) the terms of such Affiliate Transaction are, with respect to the Company or such Restricted Subsidiary, (i) otherwise permitted under this First Priority Indenture and the other First Priority Documents, (ii) in the ordinary course of business of the Company or Restricted Subsidiary, as the case may be, and (iii) at least as favorable to the Company or such Restricted Subsidiary as those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not a Related Person; and (y) in the case of any transaction (or series of transactions) with a Related Person involving aggregate payments made on or after the Issue Date (a) in excess of $1 million in any fiscal year (other than any lease of transponder capacity to Mexico), (A) the Company shall deliver to the First Priority Indenture Trustee an Officer’s Certificate certifying that the Company has determined that such transaction meets the requirements specified in (x)(i) through (iii) above or (B) the Affiliate Transaction shall be approved by a majority of the disinterested members of the Board of Directors, and (b) in excess of $2 million in any fiscal year (including any lease of transponder capacity to Mexico), (A) the Affiliate Transaction shall be approved by a majority of the disinterested members of the Board of Directors or (B) the Affiliate Transaction shall be confirmed by an opinion of an Independent Financial Advisor to be fair, from a financial point of view, to the Company or such Restricted Subsidiary. Any Affiliate Transaction (or series of related transactions involving one or more Affiliate Transactions) made on or after the Issue Date which in the aggregate exceed $5 million in any fiscal year, and any Affiliate Transaction (or series of related transactions involving one or more Affiliate Transactions) described in clause (y) (a) (B) or clause (y) (b) (A) above as to which there are no disinterested Board of Directors members, is subject to the further requirement that the Company obtain an opinion of an Independent Financial Advisor stating that the Affiliate Transaction (or series of related transactions involving one or more Affiliate Transactions) is fair, from a financial point of view, to the Company or such Restricted Subsidiary.
          (b) The foregoing limitation in Section 4.19(a) does not limit, and shall not apply to Affiliate Transactions otherwise permitted under this First Priority Indenture and the other First Priority Documents to the extent that such Affiliate Transactions constitute (i) a transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries, (ii) payment of reasonable and customary compensation and fees to directors of the Company and the Restricted Subsidiaries who are not employees of the Company or any Restricted Subsidiary, (iii) the grant of stock options or similar rights to acquire Capital Stock of the Company (other than Disqualified Stock of the Company) to employees and directors of the Company pursuant to plans approved by the Board of Directors; (iv) an agreement to provide broadcast telecommunications services to Affiliates of the Company in the ordinary course of business and at market rates approved by the Board of Directors; (v) any Restricted Payments not prohibited by Section 4.18, and (vi) any Affiliate Transaction in effect on the Issue Date included on Schedule I hereto1 and any renewal or replacement thereof provided that the terms of such renewal or refinancing are no less favorable to the Company or its Restricted Subsidiaries, as applicable, than the terms of the scheduled Affiliate Transaction or prior renewal or replacement thereof.
          SECTION 4.20. Limitation on Preferred Stock.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than Preferred Stock of a Wholly-Owned Restricted Subsidiary of the Company issued to the Company) or permit any Person (other than the Company, with

[2]	Subject to the approval of counsel to the FRN Committee.

respect to Preferred Stock of a Wholly-Owned Restricted Subsidiary of the Company) to own any Preferred Stock of the Company or of any Restricted Subsidiary of the Company.
          SECTION 4.21. Limitation on Asset Sales.
          (a) Except as provided in Section 4.21(b), the Company shall not, and shall not permit any Restricted Subsidiary to, Dispose of any of its Property or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person (other than to the Company and any other Restricted Subsidiary, subject to fulfillment of the requirements of Section 4.33), except for:
     (1) the Disposition of obsolete or worn out property in the ordinary course of business;
     (2) the sale of inventory in the ordinary course of business;
     (3) the sale or issuance of Capital Stock in any Restricted Subsidiary of the Company to the Company, or of Capital Stock of any of the Company’s Restricted Subsidiaries to a Restricted Subsidiary;
     (4) the Disposition of Cash Equivalents and Permitted Peso Investments in the ordinary course of business; and
     (5) the sale or lease of capacity on telecommunications satellite transponders in the ordinary course of business on an arm’s-length basis, but not including sales or end-of life leases of capacity on telecommunications satellite transponders that involve the sale or lease to a buyer or lessee (or a combination of related buyers or lessees) of all or substantially all of the capacity on one or more satellites in one or a series of related transactions.
          The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary (including the amount of any released Indebtedness) is at least equal to the Fair Market Value of the assets sold or disposed of and (ii) at least 80% of the consideration received (excluding the amount of any released Indebtedness) consists of cash or Cash Equivalents.
          (b) Until all of the First Priority Obligations are indefeasibly repaid in full, all proceeds of any Disposition, issuance, or sale not expressly permitted under Section 4.21(a)(1) through (5) shall be held by the First Priority Collateral Trustee in a First Priority Collateral Trustee Segregated Account as cash collateral for the First Priority Obligations, or, if permitted under Section 4.35, in a Company Segregated Account, until applied in payment of the First Priority Obligations as a Mandatory Redemption under Section 3.2 of this First Priority Indenture or otherwise disbursed in accordance with the First Priority Documents and the Intercreditor Agreement. Nothing in this Section 4.21 shall prohibit any Asset Sale so long as the requirements of this First Priority Indenture regarding Redemption, including without limitation the payment of the Redemption Price, are satisfied in connection with and as a condition to such Asset Sale.
          SECTION 4.22. Limitations on Sale and Leaseback Transactions.
          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transactions.
          SECTION 4.23. Limitation on Change of Control.
          The Company shall not cause or permit, and shall not permit any Restricted Subsidiary to cause or permit, any Change of Control other than a Permitted Change of Control.
          SECTION 4.24. Limitation on Merger, Sale or Consolidation.
          (a) The Company (i) shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise Dispose of all or substantially all of its Property and assets to any Person or liquidate, wind up, or dissolve itself (or suffer any liquidation, winding up, or dissolution); (ii) shall not permit any Person to merge with or into the Company directly or indirectly and in a single transaction or through a series of transactions; and (iii) shall not permit any of its Restricted Subsidiaries to enter into any such transaction described in (i) or (ii) above, unless in the cases contemplated in (i), (ii) and (iii): (A) the Company or such Restricted Subsidiary shall be the continuing Person, or the Person shall be a corporation organized and validly existing under the laws of the United States or Mexico and shall expressly assume, by a supplemental indenture, executed and delivered to the First Priority Indenture Trustee, all of the obligations of the Company under this First Priority Indenture or of such Restricted Subsidiary under its Subsidiary Guaranty; (B) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (C) the surviving entity will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; (D) in the case any such transaction involves a First Priority Guarantor, the surviving entity shall have delivered to the First Priority Indenture Trustee a written instrument in form and substance satisfactory to the First Priority Indenture Trustee confirming its First Priority Guarantee in accordance with the provisions of Section 4.33(b); (E) the surviving entity shall have complied with the requirements of Section 4.33(c)(v), and the Company, each Restricted Subsidiary, and each surviving entity, as applicable, shall have taken all measures necessary and appropriate to ensure that the Liens created under the First Priority Security Documents shall have been immediately prior to the applicable event or transaction, and shall continue to be following the applicable event or transaction, fully valid, perfected, and enforceable as to all First Priority Collateral; and (F) the Company or the surviving entity delivers to the First Priority Indenture Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (C)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with. Any merger, consolidation or amalgamation, or liquidation, wind up or dissolution by the Company or any

Restricted Subsidiary and any Disposition of all or substantially all of the Property or business of the Company or any Restricted Subsidiary that occurs contemporaneously with a Change of Control is subject to Sections 3.2, 3.3, 3.4 and 3.5, as well as this Section 4.24.
          (b) Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of a person subject to, and in accordance with, this Section 4.24, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of the Company or such First Priority Guarantor, as the case may be, under this First Priority Indenture and the applicable First Priority Guarantee with the same effect as if such surviving entity had been named as such.
          (c) Under this First Priority Indenture and for all purposes hereunder and under the First Priority Securities (including the provisions of this Article IV), Subsidiaries of any surviving entity will, upon a transaction or series of transactions described in this Section 4.24, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the definition of “Unrestricted Subsidiary” and all Indebtedness, and all Liens on Property or assets, of the Company and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred (and, as to Indebtedness, Incurred) upon such transaction or series of transactions.
          SECTION 4.25. Transfer of Concessions.
          The Company shall not transfer any Concession existing on the Issue Date to any Unrestricted Subsidiary.
          SECTION 4.26. Transfer of Assets to Subsidiaries.
          Notwithstanding any other provision of this First Priority Indenture, the Company shall not, and shall cause each First Priority Guarantor not to, transfer any of its assets or Property to any Subsidiary of the Company that is not a First Priority Guarantor.
          SECTION 4.27. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.
          The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Restricted Subsidiary, (ii) make loans or advances to the Company or any other Restricted Subsidiary or (iii) transfer any of its assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (x) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into in connection with the permitted Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (y) any restrictions contained in the First Priority Documents and Second Priority Documents in their current forms or as amended in any manner permitted hereunder and under the other First Priority Documents, and (z) customary anti-assignment provisions in leases, licenses, and other agreements entered into by Restricted Subsidiaries of the Company with parties other than Affiliates in the ordinary course of their business.
          SECTION 4.28. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.
          The Company shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly-Owned Subsidiary that, at the time of such sale, is a Restricted Subsidiary, (ii) in the case of issuances of Capital Stock by a Restricted Subsidiary if, after giving effect to such issuance, the Company maintains its percentage ownership of such Restricted Subsidiary, or (iii) the issuance to or ownership by directors of directors’ qualifying shares or the issuance to or ownership by a Person of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law and otherwise permitted under this First Priority Indenture, provided that in the case of clause (ii) above, any such issuance or sale shall comply with Section 4.21 of this First Priority Indenture.
          SECTION 4.29. Limitation on Issuances of Guarantees by Subsidiaries.
          The Company shall not permit (i) any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of the Company (except for the First Priority Obligations and Second Priority Obligations), or any other Person and (ii) any of its Subsidiaries that is not a First Priority Guarantor, directly or indirectly, to Guarantee any Indebtedness of the Company or any First Priority Guarantor, unless such Subsidiary becomes a First Priority Guarantor; provided that if such Subsidiary becomes at any time in the future a Restricted Subsidiary, it shall become subject to the provisions of clause (i) above.
          SECTION 4.30. Limitation on Capital Expenditures.
          The Company shall not, and shall not permit any Restricted Subsidiary to, make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditures exceeding, for any fiscal year of the Company, the sum of (a) U.S.$5.0 million, and (b) up to $1.5 million in the aggregate in Capital Expenditures that were permitted under clause (a) of this Section 4.30 in the immediately prior fiscal year but not made or committed to be made within that fiscal year, provided that the maximum amount of such sum is U.S.$6.5 million per year. In addition to the Capital Expenditures above, the Company and any Restricted Subsidiary may make or commit to make Capital Expenditures of up to $3.0 million in the aggregate in 2007 and 2008 (and not per year) to conduct design, marketing, support engineering and related activities to develop an Additional Satellite owned by the Company or a Restricted Subsidiary. Amounts used as permitted under Section 4.35(a)(y) and Section 4.35(b)(y), (z), and (aa) shall not be included in calculation of the foregoing U.S.$5.0 million and U.S.$1.5 million amounts.

          SECTION 4.31. Limitation on Changes in Fiscal Periods.
          Unless determined by applicable law, the Company shall not permit its fiscal year to end on a day other than December 31 and shall not change its methods of determining fiscal quarters. The Company and its Restricted Subsidiaries shall have the same fiscal years as one another.
          SECTION 4.32. Waiver of Stay, Extension or Usury Laws.
          The Company, on its own behalf and on behalf of each Restricted Subsidiary, covenants (to the extent that it may lawfully do so) that it shall not at any time voluntarily insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company or any Restricted Subsidiary from paying all or any portion of the principal of, premium of, or interest on the First Priority Securities or other First Priority Obligations, as the case may be, as contemplated herein (including any Additional Amounts), wherever enacted, now or at any time hereafter in force or which may affect the covenants or the performance of this First Priority Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives, on its own behalf and on behalf of each Restricted Subsidiary, all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the First Priority Indenture Trustee or First Priority Collateral Trustee relating to any such law, but will suffer and permit the execution of every such power as though no such law had been enacted.
          SECTION 4.33. Further Assurances.
          (a) The Company agrees that from time to time, at its own cost and expense, it will, and it will cause each Restricted Subsidiary to, promptly prepare, execute and deliver, and will cause to be executed and delivered, all further instruments and documents prepared and submitted to it by the First Priority Indenture Trustee, including, without limitation, financing and continuation statements, and will take all further action and will cause all further action to be taken in order to preserve, perfect and protect the rights and Lien of the First Priority Collateral Trustee in the First Priority Collateral and the interest of the First Priority Holders therein or to enable the First Priority Indenture Trustee to exercise and enforce its rights and remedies hereunder. If the Company or any Restricted Subsidiary shall at any time establish any additional place of business within Mexico, the United States, or elsewhere, the Company will, if the establishment of such additional place of business shall be reasonably expected to affect the validity of the rights and Lien of the First Priority Collateral Trustee on the First Priority Collateral or otherwise adversely affect the First Priority Holders’ interest in or right to the First Priority Collateral, notify the First Priority Indenture Trustee in writing upon the establishment thereof and will make any filings that may be necessary or advisable in order to preserve, perfect, and protect the Lien of the First Priority Collateral Trustee on the First Priority Collateral effected by this First Priority Indenture. The Company, on its own behalf and on behalf of each Restricted Subsidiary, hereby authorizes the First Priority Indenture Trustee and the First Priority Collateral Trustee to file such financing or continuation statements, and amendments thereto, as the Company may prepare and furnish to the First Priority Indenture Trustee or the First Priority

Collateral Trustee and authorizes each First Priority Holder, the First Priority Collateral Trustee and the First Priority Indenture Trustee to take all such further action and execute all such further documents and instruments as may be necessary or desirable in order to create, preserve, perfect, and protect the rights and Lien of the First Priority Collateral Trustee on the First Priority Collateral and the interest of the First Priority Holders therein, without the signature of the Company or any Restricted Subsidiary to the extent permitted by applicable law; provided, however, that the First Priority Indenture Trustee shall not be obligated to take any such action except pursuant to written directions by the Requisite First Priority Holders as provided in this First Priority Indenture.
          (b) The Company shall not, and shall not permit any Restricted Subsidiary to, have any Subsidiary other than a Subsidiary that has, as of the later of the date of this First Priority Indenture and the Date that such Subsidiary becomes a Subsidiary of the Company or of such Restricted Subsidiary, (i) executed and delivered to the First Priority Indenture Trustee (x) a supplemental indenture by which the Subsidiary becomes a First Priority Guarantor hereunder, (y) a Guarantee Acknowledgment, which Guarantee Acknowledgement at all subsequent times remains in full force and effect, and (z) documents by which the Subsidiary becomes a party to the Intercreditor Agreement and all other First Priority Documents as required by the First Priority Indenture Trustee; (ii) granted to the First Priority Collateral Trustee, for the benefit of the First Priority Collateral Trustee and the beneficiaries of the First Priority Collateral Trust Agreement, a valid and enforceable first priority security interest in and Lien on substantially all of the Subsidiary’s present and after-acquired assets and Property on substantially the same terms as the First Priority Security Documents, and otherwise on terms acceptable to the First Priority Indenture Trustee and First Priority Collateral Trustee, which security interest and Lien at all subsequent times remain in full force and effect; and (iii) complied with Section 4.33(c).
          (c) The Company and each First Priority Guarantor shall, and the Company shall cause each Restricted Subsidiary to, comply with the following requirements relating to First Priority Collateral:
(i)	With respect to all Property of the Company and its Restricted Subsidiaries as of the Issue Date, the Company, each First Priority Guarantor, and each Restricted Subsidiary shall have granted to the First Priority Collateral Trustee for the benefit of the beneficiaries under the First Priority Collateral Trust Agreement, and the First Priority Collateral Trustee for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement shall at all times have, a perfected security interest in and Lien on such Property as security for the First Priority Obligations.

(ii)	With respect to any Property acquired after the Issue Date by the Company or any of its Restricted Subsidiaries or any First Priority Guarantor (other than (x) any Property described in paragraph (iii) or (iv) below, and (y) any Property subject to a Lien expressly permitted by Section 4.16(i), or (j)) as to which the First Priority Collateral Trustee, for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, does not already have a perfected Lien, the Company, First

Priority Guarantor, or Restricted Subsidiary, as applicable, shall promptly (i) execute and deliver to the First Priority Collateral Trustee such amendments to the First Priority Guarantees or such other documents as the First Priority Collateral Trustee deems necessary or advisable in order to grant to the First Priority Collateral Trustee, for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, a perfected security interest in and Lien on such Property and (ii) take all other actions as may be necessary or advisable to grant to the First Priority Collateral Trustee, for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, a perfected security interest in and Lien on such Property.

(iii)	With respect to any fee interest in any real property having a Fair Market Value (together with improvements thereof) of at least U.S.$250,000 acquired after the Issue Date by the Company or any of its Restricted Subsidiaries or any First Priority Guarantor (other than any such real property subject to a Lien expressly permitted by Section 4.16(i)), the Company, Restricted Subsidiary, or First Priority Guarantor, as applicable, shall promptly (i) execute, deliver, and file with the real estate registry having jurisdiction over such Property a mortgage in favor of the First Priority Collateral Trustee, for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, covering such real property; (ii) if requested by the First Priority Collateral Trustee, provide the First Priority Collateral Trustee with (x) extended coverage insurance, if commercially available in Mexico, covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the First Priority Collateral Trustee) and (y) any consents or estoppels reasonably deemed necessary or advisable by the First Priority Collateral Trustee in connection with such mortgage, each of the foregoing in form and substance reasonably satisfactory to the First Priority Collateral Trustee; and (iii) if requested by the First Priority Collateral Trustee, deliver to the First Priority Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the First Priority Collateral Trustee.
(iv)	With respect to any new Restricted Subsidiary created or acquired after the Issue Date by any of the Company or any Restricted Subsidiary, or any existing Subsidiary of the Company or of any of the Company’s Restricted Subsidiaries that becomes a Restricted Subsidiary after the Issue Date, promptly (i) join this First Priority Indenture as a First Priority Guarantor, (ii) execute and deliver to the First Priority Collateral Trustee such amendments to the First Priority Guarantees or such additional First Priority Guarantees, security agreements, mortgages, stock pledge trust agreements, and other documents and instruments as the First Priority Collateral Trustee deems necessary or advisable in order to grant to the

First Priority Collateral Trustee, for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, a perfected security interest in the Capital Stock of such new Restricted Subsidiary, (iii) cause such Restricted Subsidiary to execute and deliver such First Priority Guarantees, security agreements, mortgages, stock pledge trust agreements and other documents and instruments, and take such other actions, as may be requested by the First Priority Collateral Trustee to grant a perfected security interest (subject only to Liens permitted by and pursuant to the terms of Section 4.16(i) and (j)) in all of such Restricted Subsidiary’s assets to the First Priority Collateral Trustee as additional security for the First Priority Obligations, and (iv) if requested by the First Priority Collateral Trustee, deliver to the First Priority Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the First Priority Collateral Trustee.
(v)	With respect to any surviving entity of the Company or of any Restricted Subsidiary under Section 4.24, promptly (i) join this First Priority Indenture and each other First Priority Document as the Company or as a First Priority Guarantor, as applicable, (ii) execute and deliver to the First Priority Collateral Trustee such amendments to the First Priority Guarantees and First Priority Security Documents, as applicable, and such additional First Priority Guarantees, security agreements, mortgages, stock pledge trust agreements, and other documents and instruments as the First Priority Collateral Trustee deems necessary or advisable in order to grant to the First Priority Collateral Trustee, for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, a continuing valid, enforceable, and perfected first-priority security interest in all of the Property and other assets of the surviving entity as security for the First Priority Obligations, with no lapse in the grant, perfection, or priority of such security interest resulting from the event or transaction applicable under Section 4.24, and (iii) if requested by the First Priority Collateral Trustee, deliver to the First Priority Collateral Trustee Opinions of Counsel relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the First Priority Collateral Trustee.
          (d) The Company shall enter into the Common Representative Agreement and perform its obligations thereunder, and shall not take any action to prevent or hinder any other party to the Common Representative Agreement from performing its respective obligations thereunder.
          SECTION 4.34. Limitation on Interest Rate and Currency Hedges.
          The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Interest Rate Protection Agreements and currency exchange hedging transactions, other than those entered into by the Company in the ordinary course of business, provided, however, that the Company’s maximum termination liability and total realized losses under all such Interest Rate Protection Agreements and currency exchange hedging transactions shall not be secured or otherwise give rise to a Lien and shall not exceed U.S. $1.0 million during the term of the First Priority Securities.
          SECTION 4.35. Segregated Accounts.
          (a) The Company shall and shall cause its Restricted Subsidiaries to deposit and hold all of the following in a Company Segregated Account: (i) all proceeds of issuances of Capital Stock, (ii) all proceeds of any Asset Sale, other than an Asset Sale pursuant to Section 4.21(a)(1) through (5), to the extent that the proceeds of all such Asset Sales exceed U.S.$2.5 million per fiscal year but do not exceed U.S.$15 million in the aggregate, (iii) all proceeds of any litigation related to the Solidaridad I satellite received by the Company or any Restricted Subsidiary up to the lesser of (1) 10% of the proceeds received and (2) $2.0 million, and (iv) fifty percent (50%) of the aggregate net cash gain from Dispositions of Property that are end-of life leases of satellite transponders by the Company and its Restricted Subsidiaries. The Company and its Restricted Subsidiaries may use amounts in the Company Segregated Account (x) for any purpose permitted or required under this First Priority Indenture, if such amounts are (i) proceeds of issuances of Capital Stock or (ii) proceeds of any litigation related to the Solidaridad I satellite received by the Company or any Restricted Subsidiary; and (y) to redeem the First Priority Securities or, if otherwise permitted under this First Priority Indenture, to acquire assets useful in the Permitted Business in which the First Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected first-priority lien, if such amounts are proceeds of any Asset Sale; provided that, in the case of clause (y) of this Section 4.35(a), the Company and its Restricted Subsidiary may not use such amounts for any purpose other than to redeem the First Priority Securities if such amounts are required to be used to redeem First Priority Securities under Section 3.2(a) hereof or if an Event of Default has occurred and is continuing; and further provided that, in the case of clause (y) of this Section 4.35(a), if the amounts are net cash gain from Dispositions of Property that are end-of life leases of satellite transponders by the Company and its Restricted Subsidiaries, the Company and its Restricted Subsidiaries may not use such amounts for any purpose other than to redeem the First Priority Securities or to pay when due the selling, general and administrative expenses (“SG&A”) of the Company and its Restricted Subsidiaries related to such end-of-life leases.
          (b) The Company shall and shall cause its Restricted Subsidiaries to deposit all of the following in a First Priority Collateral Trustee Segregated Account: (i) all proceeds of issuances of Indebtedness permitted pursuant to Sections 4.15(a)(ii) and 4.15(a)(viii) hereof, (ii) all proceeds of any Asset Sale, other than pursuant to Section 4.21(a)(1) through (5), to the extent that the proceeds of all such Asset Sales exceed U.S.$15 million in the aggregate, and (iii) all proceeds of any Recovery Event. Subject to the First Priority Collateral Trust Agreement, the Company and its Restricted Subsidiaries may use amounts in the First Priority Collateral Trustee Segregated Account (x) for any purpose otherwise permitted or required under this First Priority Indenture, if such amounts are all proceeds of issuances of Indebtedness permitted pursuant to 4.15(a)(viii) hereof; (y) to redeem the First Priority Securities or, if otherwise permitted under this First Priority Indenture, to acquire assets useful in the Permitted Business in which the First Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected first-priority lien, if such amounts are (i) proceeds of any Asset Sale, or (ii) proceeds of any Recovery Event; provided that the Net Cash Proceeds of a Recovery Event that is a partial loss of an Existing Satellite or an Additional Satellite that are subject to a Reinvestment Notice must be used to replace transponder capacity lost as a result of the Recovery Event or to redeem the First Priority Securities; (z) for the purposes described in Section 4.15(a)(ii), if such amounts are proceeds of issuances of Indebtedness permitted under Sections 4.15(a)(ii) hereof; and (aa) to acquire assets in replacement of the Company’s Ground Control Station assets from which the Recovery Event proceeds derived, in which replacement assets the First Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable and perfected First Priority Lien, if such amounts are proceeds of any Recovery Event based on a partial loss of a total loss of a Ground Control Station, provided that, in the case of clauses (y), (z), and (aa) of this Section 4.35(b), the Company and its Restricted Subsidiary may not use such amounts for any purpose other than to redeem the First Priority Securities if such amounts are required to be used to redeem First Priority Securities under Section 3.2(a) or Section 3.2(b) hereof or if an Event of Default has occurred and is continuing.
ARTICLE V
EVENTS OF DEFAULT AND REMEDIES
          SECTION 5.1. Events of Default.
          “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily, or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (a) The Company shall fail to pay any principal or premium, if any, on any First Priority Security when due in accordance with the terms of this First Priority Indenture or any other First Priority Document, whether on the Maturity Date, any Redemption Date, or otherwise; or
     (b) The Company shall fail to pay any interest or Additional Amounts, if any, on any First Priority Security, or shall fail to pay any other First Priority Obligation or any other amount payable hereunder or under any other First Priority Document when due in accordance with the terms of this First Priority Indenture or any other First Priority Document, whether on the Maturity Date, any Redemption Date, any Interest Payment Date, or otherwise, and the failure is not cured by the fifth (5th) day following the date when the payment is first due, or, solely for payments due pursuant to Section 6.7, the failure is not cured by the thirtieth (30th) day following the date when the payment is first due; or

     (c) Any representation or warranty made or deemed made by any of the Company or any First Priority Guarantor in this First Priority Indenture, the First Priority Securities or the First Priority Guarantees or in any other First Priority Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this First Priority Indenture or any such other First Priority Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (d) The Company fails to apply Excess Cash Flow in accordance with Section 3.2(c), or the Company or any Restricted Subsidiary uses Excess Cash Flow to pay any Indebtedness other than the First Priority Obligations; or
     (e) Any of the Company or any First Priority Guarantor shall breach or default in the observance or performance of any agreement or covenant contained in this First Priority Indenture or any other First Priority Document (other than as provided in paragraphs (a) through (d) of this Section 5.1), and such default shall continue unremedied beyond the shorter of (i) any otherwise applicable notice and cure period for such agreement or covenant, and (ii) a period of thirty (30) days after notice; or
     (f) The Company or any Restricted Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation and any obligation in respect of Interest Rate Protection Agreements, but excluding the First Priority Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond any applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation to become payable); provided, however, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not constitute an Event of Default unless one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which (or, in the case of Interest Rate Protection Agreements, the, maximum default or termination liability of which) exceeds in the aggregate U.S.$2.0 million; or
     (g) The Company or any Restricted Subsidiary shall pay or shall cause to be paid any principal, premium, interest, or other amount on account of or in respect of the Second Priority Securities or any other Second Priority Obligations, unless such payment is permitted under Section 4.15 and the Intercreditor Agreement; or

     (h) The Company or any of its Restricted Subsidiaries shall breach or default under, or there shall exist any default or event of default under, any of the Second Priority Documents or the Intercreditor Agreement; or
     (i) The Company or any Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of Mexico or the United States, or any of their respective political subdivisions, or any other jurisdiction or its political subdivisions, relating to bankruptcy, insolvency, suspension of payments, composition of creditors, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, assignment for the benefit of creditors, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or seeking it be declared in a suspension of payments status, or (B) seeking appointment of a receiver, trustee, custodian, síndico, conservator or other similar official for it or for all or any substantial part of the assets of the Company or any Restricted Subsidiary; or
     (j) There shall be commenced against the Company or any Restricted Subsidiary any case, proceeding, or other action of a nature referred to in Section 5.1(i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or
     (k) There shall be commenced against the Company or any Restricted Subsidiary any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief, which order shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
     (l) The Company or any Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts or proceedings set forth in Sections 5.1 (i), (j), or (k) above; or
     (m) An order, decree, judgment, ruling, decision, or other judicial or quasi-judicial determination is entered by a court, arbitrator, regulator, or other Governmental Authority against the Company or any Subsidiary or any assets of the Company or any Subsidiary, which order, decree, judgment, ruling, decision, or determination exposes the Company or any Subsidiary (alone or on a consolidated basis for the Company and all Subsidiaries) to an obligation or liability, individually or combined with other orders, decrees, judgments, rulings, decisions, or determinations, in an amount in excess of U.S.$2,000,000.00, if (i) such order, decree, judgment, ruling, decision, or determination has become final and is not subject to further appeal or such order, decree, judgment, ruling, decision, or determination and its effect and the proceedings related thereto have not been stayed pending appeal, and (ii) any amounts due under such order, decree, judgment, ruling, decision, or determination have not been paid; or

     (n) Any of the First Priority Security Documents shall cease, for any reason, to be in full force and effect, or any Lien created by any of the First Priority Security Documents shall be invalidated or cease to be enforceable and of the same effect and priority purported to be created thereby and by the other First Priority Documents and the Intercreditor Agreement, or the existence, perfection, or priority of any Lien created by any of the First Priority Security Documents shall be otherwise impaired for any reason, in each case where the applicable cessation, invalidation or impairment, by itself or in combination with any and all other such cessations, invalidations or impairments, could have a Material Adverse Effect; or
     (o) The Company, any Subsidiary, or any party to the Second Priority Documents, or any of their respective Affiliates shall assert that any of the First Priority Documents has ceased or should cease to be in full force in effect, or that any Lien created by or purported to be created by any of the First Priority Documents is or should be invalid or unenforceable, or that any Lien created by or purported to be created by the First Priority Documents is not or should not be of the same effect and priority purported to be created thereby and by the other First Priority Documents and by the Second Priority Documents and the Intercreditor Agreement; or
     (p) Any of the Concessions shall cease, for any reason, to be in full force and effect or any event shall occur which, with the passing of time or the giving of notice or both, would result in a termination, rescission or other loss by the Company of the Concessions, or the Company, any Restricted Subsidiary, or any party to the Second Priority Documents, or any of their respective Affiliates, or Mexico or any Governmental Authority of Mexico, shall assert that any of the foregoing events have occurred; provided however, it shall not be an Event of Default if the Concession relating to an orbital slot shall cease, for any reason, to be in full force and effect solely as the result of the end of life of the Solidaridad 2 satellite and as the result of non-compliance with applicable regulations that require the placement of a satellite in the orbital slot within the prescribed periods, provided that Satmex shall have used commercially reasonable efforts to place a satellite in the orbital slot and to contest the cessation; or
     (q) Any rescate, requiza, or similar proceeding or action shall be commenced, initiated, or pursued by Mexico or any Governmental Authority of Mexico against the Company or any Subsidiary or any of their respective assets or Property, including without limitation the Concessions and any assets and Property related thereto.
          SECTION 5.2. Acceleration of Stated Maturity; Rescission and Annulment; Interest Period.
          (a) If an Event of Default occurs and is continuing under this First Priority Indenture, the First Priority Indenture Trustee or the Requisite First Priority Holders, by written notice to the Company (and to the First Priority Indenture Trustee if such notice is given by the Requisite First Priority Holders), may, and the First Priority Indenture Trustee at the written direction of the Requisite First Priority Holders shall, declare the First Priority Securities and all other First Priority Obligations to be immediately due and payable at the full principal amount thereof (including any premiums), plus accrued and unpaid interest thereon, if any, and Additional Amounts, if any, to the date of such declaration. Upon a declaration of acceleration, such principal, premium, accrued interest, and Additional Amounts shall be immediately due and payable.
          (b) If an Event of Default set forth in Section 5.1(j), (k), (l), or (m) above occurs, the First Priority Securities then outstanding shall ipso facto become and be immediately due and payable at the full principal amount thereof (including any premiums), plus accrued and unpaid interest thereon, if any, and Additional Amounts, if any, in each case without any declaration or other act on the part of the First Priority Indenture Trustee, any First Priority Holder, or any other Person.
          (c) The Requisite First Priority Holders, by written notice to the Company and to the First Priority Indenture Trustee, may rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal, premium, interest, and Additional Amounts that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment, decree, or order of a court of competent jurisdiction.
          (d) The Requisite First Priority Holders, by written notice to the First Priority Indenture Trustee, may waive an existing Default or Event of Default and the consequences under this First Priority Indenture, except a Default or Event of Default in the payment of principal, premium, or interest on the First Priority Securities.
          (e) If an Event of Default occurs and is continuing, the Company shall not be entitled to make a selection as between a one-month and three-month Interest Period, and Interest Periods shall be one-month periods and Interest Payment Dates shall occur on the last day of each month.
          (f) If an Event of Default occurs and is continuing under this First Priority Indenture, the First Priority Indenture Trustee shall have the right to appoint an observer and an alternate observer to the Board of Directors as well as successors thereto (the observer and alternate observer and all successors thereto are referred to collectively as the “Observer”). Until such date as no Event of Default is continuing, the Observer shall be entitled to attend and be present at all meetings of the Board of Directors (and shall receive from the Company a copy of any call for such meetings simultaneously with delivery of any call to the members of the Board of Directors pursuant to Article Twenty-Third of the Company’s by-laws (or comparable provision of any amended by-laws)), and shall be entitled to review all minutes of meetings of the Board of Directors and all other documents presented to the Board of Directors; provided, however, that the Observer (i) shall not be, and shall not be deemed, a member of the Board of Directors for any purpose under the Company’s by-laws or otherwise, and (ii) shall not have a right to vote or to speak at any meeting of the Board of Directors. The First Priority Indenture Trustee shall notify the Company in writing of the name, address (physical and e-mail), and telephone and facsimile numbers of the Observer, and of any changes to such information. At the request of the Company, the Observer shall enter with the Company into a confidentiality agreement that (a) requires that the Observer keep confidential all non-public information regarding the Company that is provided by the Company to the Observer in its capacity as Observer, but permits the Observer to disclose such information to the First Priority Indenture Trustee on a confidential basis, and (b) is otherwise reasonably acceptable to the Observer and the First Priority Indenture Trustee. The First Priority Indenture Trustee shall exercise its right to appoint the Observer only upon the written direction of the Requisite First Priority Holders.
          SECTION 5.3. Collection of Indebtedness and Suits for Enforcement by Trustee.
          (a) The Company covenants that if an Event of Default for failure to make any payment due hereunder occurs and is continuing, the Company shall, upon demand of the First Priority Indenture Trustee, pay to it, for the benefit of the First Priority Holders of such First Priority Securities, the whole amount then due and payable on such First Priority Securities for principal, premium (if any) and interest, including Additional Amounts (if any), and interest on any overdue principal (and premium, if any) and (to the extent that payment of such interest shall be legally enforceable) interest on any overdue interest, at the rate borne by the First Priority Securities (at any applicable default rates), and, in addition thereto, all other amounts due on account of First Priority Obligations, including without limitation such further amount as shall be sufficient to cover the costs and expenses of collection, including compensation to, and expenses, disbursements and advances of the First Priority Indenture Trustee and its agents and counsel and all other amounts due the First Priority Indenture Trustee under Section 6.7.
          (b) If the Company and the Restricted Subsidiaries fail to pay all of the amounts described in Section 5.3(a) forthwith upon demand, the First Priority Indenture Trustee, in its own name and as trustee of an express trust in favor of the First Priority Holders, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company, wherever situated, provided that the Requisite First Priority Holders shall have the right to direct the time, method, and place of any such proceeding(s) in accordance with and pursuant to Section 5.11 and the First Priority Collateral Trust Agreement.
          (c) If an Event of Default occurs and is continuing, the First Priority Indenture Trustee may in its discretion at the expense of the Company, proceed to protect and enforce its rights and the rights of the First Priority Holders by such appropriate judicial proceedings and/or other means as the First Priority Indenture Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this First Priority Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, provided that the Requisite First Priority Holders shall have the right to direct the time, method, and place of any such proceeding(s) in accordance with and pursuant to Section 5.11 and the First Priority Collateral Trust Agreement; and provided further, that the First Priority Indenture Trustee shall not be required to take any action except upon written direction from the Requisite Aggregate Holders.

          SECTION 5.4. Trustee May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, concurso mercantil, arrangement, adjustment, composition, or other judicial proceeding relative to the Company or any Restricted Subsidiary or First Priority Guarantor or the property of the Company or any Restricted Subsidiary or First Priority Guarantor or their respective creditors, the First Priority Indenture Trustee, whether in the U.S., Mexico, or elsewhere (irrespective of whether the principal of the First Priority Securities shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the First Priority Indenture Trustee shall have made any demand on the Company for the payment of overdue principal, premium, interest, or Additional Amounts), shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions for the benefit of the First Priority Holders, including
     (1) to file and prove one or more claims for the whole amount of principal, premium, interest, and Additional Amounts, and any other amounts owing on account of the First Priority Obligations, owing and unpaid in respect of the First Priority Securities (including without limitation any Global First Priority Security, without regard to any legend on such Global First Priority Security) and to file such other papers or documents as may be necessary or advisable in order to have the claims of the First Priority Indenture Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the First Priority Indenture Trustee and its agents and counsel and all other amounts due the First Priority Indenture Trustee under Section 6.7) and of the First Priority Holders allowed in such judicial proceeding, provided that any proof of claim filed by the First Priority Indenture Trustee may not impair the right of any First Priority Holder to participate in such proceeding to the extent such participation is permissible under applicable law (including without limitation participation described in Section 5.4(b)), and
     (2) to collect and receive any moneys or other Property payable or deliverable on any such claims and to distribute the same in accordance with this First Priority Indenture and the other First Priority Documents;
and any custodian, receiver, assignee, trustee, liquidator, síndico, conciliador, sequestrator or other similar official in any such judicial proceeding is hereby authorized and directed by each First Priority Holder to make such payments to the First Priority Indenture Trustee unless and until, to the extent permitted by applicable law, the Requisite First Priority Holders direct such official to make such payments directly to the First Priority Holders, in which case such official is authorized and directed to pay to the First Priority Indenture Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the First Priority Indenture Trustee and its agents and counsel, and any other amounts due the First Priority Indenture Trustee under Section 6.7.
          (b)(i) Any proof of claim filed by the First Priority Indenture Trustee under Section 5.4(a) in any concurso mercantil proceeding in Mexico shall state: (A) that the First Priority Indenture Trustee is acting for the benefit of the First Priority Holders and other holders of beneficial interests in First Priority Securities issued in the form of Global First Priority Securities; (B) that certain of the holders of beneficial interests in the Global First Priority Securities may own and hold their beneficial ownership through the indirect holdings system managed by the Depositary; (C) that, pursuant to this First Priority Indenture, the First Priority Indenture Trustee is empowered, authorized and entitled to file and prove the claim for and on behalf of the holders of the Global First Priority Securities and other holders of beneficial interests in First Priority Securities, and is empowered, authorized and entitled to take certain other legal actions in this proceeding for and on their behalf; and (D) that, to the extent permitted under applicable Mexican law, the First Priority Indenture Trustee reserves, for and on behalf of the First Priority Holders and other holders of beneficial interests in First Priority Securities, any rights that a First Priority Holder or other holder of a beneficial interest in First Priority Securities may have, under applicable law, to participate individually in the concurso proceeding on account of its interest in the First Priority Securities.
          (b)(ii) Nothing herein contained shall be deemed to authorize the First Priority Indenture Trustee to authorize or consent to or accept or adopt on behalf of any First Priority Holder any plan of reorganization, arrangement, adjustment, composition, or similar document or process affecting the First Priority Securities or the rights of any First Priority Holder thereof or to authorize the First Priority Indenture Trustee to vote in respect of the claim of any First Priority Holder in any such proceeding, provided, however, that if under the laws of Mexico the First Priority Indenture Trustee is or is deemed to be the only creditor permitted to vote on, execute or approve a plan of reorganization or similar document or process on account of the First Priority Obligations, then each First Priority Holder may, in its sole discretion, authorize and direct the First Priority Indenture Trustee to vote on, execute or approve such plan or similar document or process on its behalf and to the extent of its ratable beneficial interest in the First Priority Obligations, through a writing signed by the First Priority Holder and proof of its beneficial interests in the First Priority Obligations that is reasonably satisfactory to the First Priority Indenture Trustee (with respect to beneficial interests in a Global First Priority Security, proof as described in Section 7.9, clauses (a) through (c), shall be reasonably satisfactory for purposes of this Section 5.4(b)) and, upon receipt of such writing and such proof, the First Priority Indenture Trustee shall be empowered, authorized and directed to vote on, execute or approve such plan or similar document or process on behalf of said First Priority Holder and to the extent of its ratable beneficial interest in the First Priority Obligations, and further provided that the First Priority Indenture Trustee shall have no liability to any Person (including without limitation the Company, its Restricted Subsidiaries, any First Priority Holder, and any Second Priority Holder) based on a vote, execution or approval on behalf of a First Priority Holder in accordance with this Section 5.4(b) and, notwithstanding anything to the contrary in this First Priority Indenture, the First Priority Indenture Trustee shall not be entitled to demand indemnification from any First Priority Holder who authorizes and directs the First Priority Indenture Trustee to vote or approve a plan or similar document or process on its behalf in accordance with this Section 5.4(b).

          SECTION 5.5. Enforcement of Claims Without Possession of First Priority Securities.
          All rights of action and claims under this First Priority Indenture or the First Priority Securities or other First Priority Documents may be prosecuted and enforced without the possession of any of the First Priority Securities or the production thereof in any proceeding relating thereto, and the Company on its own behalf and on behalf of each Restricted Subsidiary waives any requirement to the contrary to the extent such waiver is permissible under applicable law. The Company agrees to issue, in accordance with Article II of this First Priority Indenture, Certificated First Priority Securities if Certificated First Priority Securities are required to be produced or possessed in connection with any prosecution or enforcement or rights of action or claims under this First Priority Indenture or the First Priority Securities or other First Priority Documents, and, to the extent that the Company fails to issue Certificated First Priority Securities, the Company hereby irrevocably waives, on its own behalf and on behalf of each Restricted Subsidiary, any requirement that Certificated First Priority Securities be so produced or possessed. Any enforcement proceeding instituted by the First Priority Indenture Trustee shall be brought in its own name as trustee of an express trust in favor of the First Priority Holders. Any recovery of judgment shall, after provision for the payment of compensation to, and expenses, disbursements and advances of the First Priority Indenture Trustee, its agents, and its counsel and all other amounts due the First Priority Indenture Trustee under Section 6.7, be for the ratable benefit of the First Priority Holders of the First Priority Securities in respect of which such judgment has been recovered.
          SECTION 5.6. Priorities.
          Any money collected by the First Priority Indenture Trustee pursuant to this Article V or received by the First Priority Indenture Trustee from the First Priority Collateral Trustee pursuant to Section 4.4 of the First Priority Collateral Trust Agreement shall be applied in the following order, at the date or dates fixed by the First Priority Indenture Trustee and, in case of the distribution of such money on account of principal, premium, interest, and Additional Amounts, promptly upon presentation of the First Priority Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
          FIRST: To the First Priority Indenture Trustee, its agents (including, among others, the Principal Paying Agent) and attorneys in payment of all amounts due pursuant to Section 6.7; and
          SECOND: To the First Priority Holders in payment of the amounts then due and unpaid for principal, premium, interest, and Additional Amounts on the First Priority Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such First Priority Securities for principal, premium, interest, and Additional Amounts, respectively; and
          THIRD: To pay any First Priority Obligations other than those set forth in clauses FIRST and SECOND above; and

          FOURTH: To the Company or such other Person as may be lawfully entitled thereto, the remainder, if any.
The First Priority Indenture Trustee may, but shall not be obligated to, fix a Record Date and payment date for any payment to the First Priority Holders under this Section 5.6.
          SECTION 5.7. Limitation on Suits.
          No First Priority Holder of any First Priority Security shall have any right to order or direct the First Priority Indenture Trustee to institute any proceeding, judicial or otherwise, with respect to this First Priority Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder or to otherwise pursue a remedy, unless
     (A) a First Priority Holder has previously given written notice to the First Priority Indenture Trustee of a continuing Event of Default;
     (B) the Requisite First Priority Holders shall have made written request to the First Priority Indenture Trustee to institute proceedings in respect of such Event of Default in its own name as First Priority Indenture Trustee hereunder;
     (C) one or more First Priority Holders or Requisite First Priority Holders (or one or more of the First Priority Holders composing the Requisite First Priority Holders) have provided to the First Priority Indenture Trustee reasonable security or indemnity against the costs, expenses, and liabilities to be incurred, or reasonably probable to be incurred, in compliance with such request;
     (D) the First Priority Indenture Trustee for sixty (60) days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and
     (E) no direction inconsistent with such written request has been given to the First Priority Indenture Trustee during such sixty (60) day period by the Requisite First Priority Holders;
it being understood and intended that no one or more First Priority Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this First Priority Indenture to affect, disturb, or prejudice the rights of any other First Priority Holders, or to obtain or to seek to obtain priority or preference over any other First Priority Holders, or to enforce any right under this First Priority Indenture, except in the manner herein provided and for the equal and ratable benefit of all the First Priority Holders.
          SECTION 5.8. Unconditional Right of First Priority Holders to Receive Principal, Premium and Interest.
          Notwithstanding Section 5.7 and any other provision of this First Priority Indenture, each First Priority Holder of any First Priority Security shall have the right, which is absolute and unconditional, to receive payment of the principal, premium, interest, and

Additional Amounts on such First Priority Security on the respective dates such payments are due as expressed in this First Priority Indenture and in such First Priority Security and to institute suit for the enforcement of any such payment after such respective dates, and such rights of such First Priority Holder shall not be impaired without the consent of such First Priority Holder.
          SECTION 5.9. Rights and Remedies Cumulative.
          Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost, or stolen First Priority Securities in Section 2.7, no right or remedy herein conferred upon or reserved to the First Priority Indenture Trustee or to the First Priority Holders is intended to be exclusive of any other right or remedy under law, equity, or otherwise, whether in Mexico, the United States, or elsewhere, and every right and remedy shall, to the extent permitted by the laws of the applicable jurisdiction, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or serial assertion or employment of any other appropriate right or remedy.
          SECTION 5.10. Delay or Omission Not Waiver.
          No delay or omission by the First Priority Trustee or by any First Priority Holder of any First Priority Security to exercise any right or remedy arising upon any Event of Default shall impair the exercise of any such right or remedy or constitute a waiver of any such Event of Default. Every right and remedy given by this Article V or by law to the First Priority Trustee or to the First Priority Holders may be exercised from time to time, and as often as may be deemed expedient, by the First Priority Indenture Trustee or by the First Priority Holders, as the case may be.
          SECTION 5.11. Control by First Priority Holders.
          The Requisite First Priority Holders shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the First Priority Indenture Trustee or exercising any trust or power conferred upon the First Priority Indenture Trustee, provided that:
     (1) such direction shall not be in conflict with any rule of law or with this First Priority Indenture or involve the First Priority Indenture Trustee in personal liability, and
     (2) the First Priority Indenture Trustee shall not determine in good faith that the action so directed would be prejudicial to the First Priority Holders not taking part in such direction, and
     (3) the First Priority Indenture Trustee may take any other action deemed proper by the First Priority Indenture Trustee which is not inconsistent with such direction.

          SECTION 5.12. Waiver of Past Default.
          (a) Subject to Section 5.8, prior to the declaration of acceleration of the maturity of the First Priority Securities, the Requisite First Priority Holders (as of the date of the waiver) may waive on behalf of all First Priority Holders any past Default or Event of Default hereunder and its consequences, except a Default or Event of Default:
     (A) in the payment of the principal, premium, interest, or Additional Amounts on any First Priority Security; or
     (B) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the First Priority Holder of each outstanding First Priority Security affected by the waiver.
          (b) Upon any waiver in accordance with Section 5.12(a), the waived Default or Event of Default shall cease to exist and shall be deemed to have been cured for every purpose of this First Priority Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair the exercise of any right arising therefrom.
          SECTION 5.13. Undertaking for Costs.
          All parties to this First Priority Indenture agree, and each First Priority Holder of any First Priority Security by his acceptance thereof shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this First Priority Indenture, or in any suit against the First Priority Indenture Trustee for any action taken, suffered or omitted to be taken by it as First Priority Indenture Trustee, any court may in its discretion require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 5.13 shall not apply to any suit instituted by the Company or any Restricted Subsidiary or any First Priority Guarantor, to any suit instituted by the First Priority Indenture Trustee or the First Priority Collateral Trustee, to any suit instituted by any First Priority Holder or group of First Priority Holders holding in the aggregate more than ten percent (10%) in aggregate principal amount of the outstanding First Priority Securities, or to any suit instituted by any First Priority Holder for enforcement of the payment of principal, premium, interest or Additional Amounts on any First Priority Security on or after the respective Maturity Date expressed in such First Priority Security (including, in the case of redemption, on or after the applicable Redemption Date).
          SECTION 5.14. Restoration of Rights and Remedies.
          If the First Priority Indenture Trustee or any First Priority Holder has instituted any proceeding to enforce any right or remedy under this First Priority Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the First Priority Indenture Trustee or to such First Priority Holder, then and in every case, subject to any determination in such proceeding, the Company, the First Priority

Indenture Trustee and the First Priority Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the First Priority Indenture Trustee and the First Priority Holders shall continue as though no such proceeding had been instituted.
          SECTION 5.15. Remedies Subject to First Priority Collateral Trust Agreement.
          Notwithstanding anything to the contrary herein, so long as the First Priority Collateral Trust Agreement is in effect, the rights of the First Priority Holders and the First Priority Indenture Trustee hereunder and the procedures herein for the exercise of remedies with respect to the First Priority Collateral shall be subject to the provisions of the First Priority Collateral Trust Agreement.
ARTICLE VI
TRUSTEE
          SECTION 6.1. Duties of First Priority Indenture Trustee.
          (a) The First Priority Indenture Trustee hereby accepts the trust imposed upon it by this First Priority Indenture and covenants and agrees to perform the same, as herein expressed, subject to the terms hereof.
          (b) If an Event of Default has occurred and is continuing, the First Priority Indenture Trustee shall exercise such of the rights and powers vested in it by this First Priority Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
          (c) Except during the continuance of an Event of Default:
     (1) The First Priority Indenture Trustee need perform only those duties as are specifically set forth in this First Priority Indenture and no others, and no covenants or obligations shall be implied in or read into this First Priority Indenture which are adverse to the First Priority Indenture Trustee, and
     (2) In the absence of bad faith on its part, the First Priority Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the First Priority Indenture Trustee and conforming to the requirements of this First Priority Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the First Priority Indenture Trustee, the First Priority Indenture Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this First Priority Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The First Priority Indenture Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished to it under this Section 6.1 or otherwise under this First Priority Indenture, including without limitation, any statistical, numerical or financial data contained therein.
          (d) The First Priority Indenture Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) This paragraph does not limit the effect of paragraph (c) of this Section 6.1,
     (2) The First Priority Indenture Trustee shall not be liable for any error of judgment made in good faith by it, unless it is proved that the First Priority Indenture Trustee was negligent in ascertaining or failing to ascertain the pertinent facts, and
     (3) The First Priority Indenture Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.11.
          (e) No provision of this First Priority Indenture shall require the First Priority Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or at the request, order, or direction of the First Priority Holders, or in the exercise of any of its rights or powers, if the First Priority Indenture Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to the First Priority Indenture Trustee.
          (f) For the avoidance of doubt, every provision of this First Priority Indenture that in any way relates to the First Priority Indenture Trustee is subject to paragraphs (a), (b), (c), (d), (f) and (g) of this Section 6.1.
          (g) The First Priority Indenture Trustee shall not be liable for interest on any assets received by it except as the First Priority Indenture Trustee may agree in writing with the Company and except for any interest that a court of competent jurisdiction may determine is due to one or more First Priority Holders as a result of the failure of the First Priority Indenture Trustee to pay to the First Priority Holders, in accordance with the terms of this First Priority Indenture and applicable law, any amounts collected by the First Priority Indenture Trustee that are payable to the First Priority Holders. Assets held in trust by the First Priority Indenture Trustee need not be segregated from other assets, except to the extent required by applicable law.
          (h) The First Priority Indenture Trustee may act through its attorneys, agents, custodians and nominees (including any agent, including the First Priority Collateral Agent, for the purpose of holding or foreclosing on First Priority Collateral in any jurisdiction) and shall not be responsible for the misconduct or negligence of any attorney, custodian or nominee appointed with due care.

          (i) The First Priority Indenture Trustee shall not be required to take any action under Sections 4.1(d), 8.4(a), 8.5(a) or 8.6(a) of the Common Representative Agreement unless it has been directed in writing to do so by the Requisite First Priority Holders.
          SECTION 6.2. Rights of First Priority Indenture Trustee.
          Subject to Section 6.1 of this First Priority Indenture:
          (a) The First Priority Indenture Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties;
          (b) Before the First Priority Indenture Trustee acts or refrains from acting, it may consult with counsel of its election and may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Sections 10.2 and 10.3. The First Priority Indenture Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.
          (c) The First Priority Indenture Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
          (d) The First Priority Indenture Trustee shall not be liable for any action it takes or omits to take in good faith that the First Priority Indenture Trustee reasonably believes to be authorized or that the First Priority Indenture Trustee reasonably believes to be within its rights or powers conferred upon it by this Indenture, nor for any action permitted to be taken or omitted hereunder by any Agent.
          (e) The First Priority Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, provided, however, that the First Priority Indenture Trustee, in its sole discretion, may make such further inquiry or investigation into such facts or matters as the First Priority Indenture Trustee may see fit and, if the First Priority Indenture Trustee shall determine in its sole discretion to make such further inquiry or investigation, then the First Priority Indenture Trustee shall be entitled to examine the books, records and premises of the Company, whether personally or by agent or attorney, at the sole cost of the Company, and the First Priority Indenture Trustee shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
          (f) The First Priority Indenture Trustee shall be obligated to exercise the rights and powers vested in the First Priority Indenture Trustee by this First Priority Indenture at the request, order, or direction of First Priority Holders with the right hereunder to issue such request, order, or direction only if the requesting, ordering, or directing First Priority Holders shall have provided to the First Priority Indenture Trustee reasonable security or indemnity against the costs, expenses, and liabilities which may be incurred by the First Priority Indenture Trustee as a result of the First Priority Indenture Trustee’s exercise of such rights or powers in accordance with such request, order, or direction.
          (g) Unless otherwise specifically provided for in this First Priority Indenture, any demand, request, direction, or notice from the Company shall be sufficient if signed by two Officers of the Company, or one Officer of the Company and the general counsel of the Company.
          (h) The First Priority Indenture Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article IV hereof or as to the performance by any Agent of its duties hereunder (except if the First Priority Indenture Trustee acts as its own Agent hereunder). In addition, the First Priority Indenture Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer of the First Priority Indenture Trustee shall have received written notification or with respect to which a Trust Officer shall have actual knowledge.
          (i) Whenever in the administration of this First Priority Indenture the First Priority Indenture Trustee shall deem it desirable that a matter be proved or established prior to the First Priority Indenture Trustee’s taking, suffering, or omitting any action hereunder, the First Priority Indenture Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.
          (j) The First Priority Indenture Trustee may conclusively rely on any certificate of the First Priority Collateral Trustee with respect to any action required to be taken under the First Priority Collateral Trust Agreement or under the provisions of this First Priority Indenture that are made subject to the First Priority Collateral Trust Agreement.
          (k) The First Priority Indenture Trustee shall have no liability or responsibility for the acts or omissions of any other party to the First Priority Documents.
          (l) The right of the First Priority Indenture Trustee to perform any discretionary act enumerated in this First Priority Indenture shall not be construed as a duty, and the First Priority Indenture Trustee shall not be answerable for other than its negligence, bad faith or willful misconduct in the performance of such act. For purposes of clarification, the First Priority Indenture Trustee shall be under no obligation hereunder to monitor the perfection of any security interest or the filing of any Uniform Commercial Code financing statement or continuation statement in connection with this First Priority Indenture.
          SECTION 6.3. Individual Rights of the First Priority Indenture Trustee.
          The First Priority Indenture Trustee and any Agent in its individual capacity or any other capacity may become the owner or pledgee of First Priority Securities and may otherwise deal with the Company, one or more of the Company’s Subsidiaries, or one or more of the Company’s Affiliates with the same rights it would have if it were not the First Priority Indenture Trustee or Agent, as applicable.

          SECTION 6.4. First Priority Indenture Trustee’s Disclaimer.
          The First Priority Indenture Trustee makes no representation as to the validity or adequacy of this First Priority Indenture or the First Priority Securities. The First Priority Indenture Trustee shall not be accountable for the Company’s use of the proceeds from the First Priority Securities. The First Priority Indenture Trustee shall not be responsible for any statement in the First Priority Securities, other than a Certificate of Authentication executed by the First Priority Indenture Trustee. The First Priority Indenture Trustee shall not be responsible for the use or application of any funds received by a Paying Agent other than the First Priority Indenture Trustee, except if such Paying Agent was appointed by the First Priority Indenture Trustee without due care.
          SECTION 6.5. Notice of Default.
          If a Default or Event of Default occurs and is continuing and if it is actually known to a Trust Officer of the First Priority Indenture Trustee, then the First Priority Indenture Trustee shall mail to each First Priority Holder notice of the Default or Event of Default within ninety (90) days after such Default or Event of Default first becomes actually known to a Trust Officer of the First Priority Indenture Trustee. Except in the case of a Default regarding payment of principal (or premium, if any) of, or interest on, any First Priority Security (including the payment of the Redemption Price on the Redemption Date), the First Priority Indenture Trustee may withhold the notice of a Default that is not an Event of Default if and so long as the board of directors, the executive committee, or a trust committee of directors and/or reasonable officers of the First Priority Indenture Trustee in good faith reasonably determine that withholding the notice of such Default is in the best interest of the First Priority Holders.
          SECTION 6.6. Reports by First Priority Indenture Trustee to First Priority Holders.
          (a) The Company shall promptly notify the First Priority Indenture Trustee in writing if any of the First Priority Securities become listed on any stock exchange or automated quotation system or, in the event that any of the First Priority Securities are at any time listed on any stock exchange or automated quotation system, if any such First Priority Securities become delisted therefrom.
          (b) The First Priority Indenture Trustee shall promptly mail to the First Priority Holders, with a contemporaneous copy to the Company, a report of any notice received by the First Priority Indenture Trustee under Section 6.6(a) of this First Priority Indenture.
          (c) In addition to the provisions of Section 6.6(b), within sixty (60) days after each March 15, beginning with March 15, 2007, the First Priority Indenture Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve (12) months, but not otherwise, mail to each First Priority Holder a brief report dated as of such March 15 date that complies with TIA Section 313(a). The First Priority Indenture Trustee shall also comply with the TIA with respect to reports, including without limitation TIA Sections 313(b), 313(c), and 313(d). A copy of each report sent to First Priority Holders under this Section 6.6(c) shall also be sent to the Company and filed with the SEC and each securities exchange, if any, on which the First Priority Securities are listed. The First Priority Indenture Trustee may deliver to the First Priority Holders copies of any notices, reports, opinions, certificates, or other documents delivered to the First Priority Indenture Trustee by the First Priority Collateral Trustee under the First Priority Collateral Trust Agreement.
          SECTION 6.7. Compensation and Indemnity.
          (a) The Company agrees to pay to the First Priority Indenture Trustee from time to time reasonable compensation for its services. The First Priority Indenture Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the First Priority Indenture Trustee upon request for all reasonable disbursements, expenses, and advances incurred or made by it in accordance with this First Priority Indenture. Such expenses shall include the reasonable compensation, disbursements, and expenses of the First Priority Indenture Trustee’s agents (including, among others, the Principal Paying Agent), accountants, experts, and counsel.
          (b) The Company agrees to indemnify the First Priority Indenture Trustee and each of its officers, directors, attorneys-in-fact, and agents for, and hold it harmless against, any and all claims, demands, expenses (including but not limited to reasonable compensation, disbursements, and expenses of the First Priority Indenture Trustee’s agents and counsel), losses, damages, taxes (other than taxes based upon, measured by or determined by the income of the First Priority Indenture Trustee), or liabilities incurred by the First Priority Indenture Trustee and any of its officers, directors, attorneys-in-fact, and agents without gross negligence or bad faith on the part of the First Priority Indenture Trustee or any of its officers, directors, attorneys-in-fact, and agents, to the extent that such claims, demands, expenses, losses, damages, taxes, or liabilities arise out of or in connection with the acceptance and/or administration of the trust created by this First Priority Indenture and the rights or duties of the First Priority Indenture Trustee (in its individual capacity and in every other capacity) and any of its officers, directors, attorneys-in-fact, and agents hereunder, including the reasonable costs and expenses of defending the First Priority Indenture Trustee and each of its officers, directors, attorneys-in-fact, and agents against any claims, demands, expenses, losses, damages, taxes, or liabilities in connection with the exercise or performance of any powers or duties of the First Priority Indenture Trustee and each of its officers, directors, attorneys-in-fact, and agents hereunder. The First Priority Indenture Trustee shall notify the Company promptly of any claims, demands, expenses, losses, damages, taxes, or liabilities asserted against the First Priority Indenture Trustee or any of its officers, directors, attorneys-in-fact, and agents for which indemnity may be sought hereunder. The Company shall defend the claims, demands, expenses, losses, damages, taxes, or liabilities, and the First Priority Indenture Trustee and each of its officers, directors, attorneys-in-fact, and agents shall provide reasonable cooperation, at the Company’s expense, in the defense. The First Priority Indenture Trustee and each of its officers, directors, attorneys-in-fact, and agents may have counsel separate from the counsel retained by the Company and the Company shall pay the reasonable fees and expenses of such counsel, provided, however, that, in the event that more than one party is entitled to indemnity hereunder for the same claims, demands, expenses, losses, damages, taxes, or liabilities, the Company shall only be required to pay the reasonable fees and expenses of one common set of separate lawyers for all such parties, unless there is a conflict of interests among such parties. The Company shall not be required to pay any third party for any settlement of any claims, demands, expenses, losses, damages, taxes, or liabilities for which indemnity is sought hereunder unless the Company consents in writing to the settlement, which consent shall not be unreasonably withheld. The provisions of this Section 6.7(b) shall not apply to any claims, demands, expenses, losses, damages, taxes, or liabilities incurred through or resulting from the gross negligence, bad faith or willful misconduct of the First Priority Indenture Trustee or any of its officers, directors, attorneys-in-fact, or agents.
          (c) To secure the Company’s payment obligations in Section 6.7(a) and Section 6.7(b), the First Priority Indenture Trustee shall have a lien prior to the lien securing the First Priority Securities on all assets held or collected by the First Priority Indenture Trustee, in its capacity as First Priority Indenture Trustee, except assets held in trust to pay principal and premium, if any, of or interest (including Additional Amounts, if any) on particular First Priority Securities.
          (d) When the First Priority Indenture Trustee incurs expenses or renders services after an Event of Default specified in Section 5.1(j), (k), (l), or (m) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law, as applicable.
          (e) The Company’s obligations under this Section 6.7 and any lien arising hereunder shall survive the resignation or removal of the First Priority Indenture Trustee (and shall therefore be enforceable by any First Priority Indenture Trustee with respect to the period of time for which the First Priority Indenture Trustee serves as First Priority Indenture Trustee, whether such enforcement occurs during or after such period), the discharge of the Company’s obligations pursuant to Article VIII of this First Priority Indenture, and any rejection, termination, disavowal, or breach of this First Priority Indenture that may be permissible under any Bankruptcy Law. The obligations of the Company under this Section 6.7 to compensate and indemnify the Trustee for expenses, disbursements and advances shall constitute additional indebtedness under this Indenture and shall survive the satisfaction and discharge of this Indenture.
          All indemnities to be paid under this Indenture, shall be payable immediately when due in U.S. dollars (the “Dollars”) in the full amount due, without deduction for any variation in any Rate of Exchange (as defined below). The Company agrees to indemnify the Trustee against any losses incurred by such the Trustee as a result of any judgment or order being given or made for the amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the dollar amount is converted into Judgment Currency for the purpose of such judgment or order, and (ii) the Rate of Exchange at which the Trustee is then able to purchase Dollars with the amount of the Judgment Currency actually received by the Trustee. The indemnity set forth in this paragraph shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.
          The provisions of this Section 6.7 shall survive the termination of this Indenture or the earlier resignation or removal of the Trustee.

          SECTION 6.8. Replacement of First Priority Indenture Trustee.
          (a) The First Priority Indenture Trustee may resign by so notifying the Company in writing and shall resign, if required under Section 6.10, by so notifying the Company in writing. Such resignation shall become effective upon the effectiveness of the appointment of a successor First Priority Indenture Trustee in accordance with Section 6.8(d), (f), or (g).
          (b) The Requisite First Priority Holders may remove the First Priority Indenture Trustee by so notifying the Company and the First Priority Indenture Trustee that the First Priority Indenture Trustee is being removed. Such removal shall become effective upon the effectiveness of the appointment of a successor First Priority Indenture Trustee in accordance with Section 6.8(d), (f), or (g).
          (c) The Company may remove the First Priority Indenture Trustee, effective upon the effectiveness of the appointment of a successor First Priority Indenture Trustee in accordance with Section 6.8(d), (f), or (g), if any of the following occur:
(i)	the First Priority Indenture Trustee fails to comply with Section 6.10;

(ii)	the First Priority Indenture Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the First Priority Indenture Trustee under Bankruptcy Law;

(iii)	a receiver, Custodian, or other public officer takes charge of the First Priority Indenture Trustee or its property; or

(iv)	the First Priority Indenture Trustee becomes incapable of performing the acts that the First Priority Indenture Trustee is required to perform under this First Priority Indenture.
          (d) If the First Priority Indenture Trustee resigns or is removed or if a vacancy exists in the office of First Priority Indenture Trustee for any reason, the Company shall appoint a successor First Priority Indenture Trustee that satisfies the eligibility and qualification requirements under this First Priority Indenture, provided, however, that in the case of the removal of the First Priority Indenture Trustee under Section 6.8(b), the Requisite First Priority Holders may appoint a successor First Priority Indenture Trustee to replace the First Priority Indenture Trustee removed by such Requisite First Priority Holders. The appointment of a successor First Priority Indenture Trustee shall be effective upon the delivery to the Company and the predecessor First Priority Indenture Trustee of a written acceptance of appointment, and, upon the effectiveness of the appointment, the successor First Priority Indenture Trustee shall have all the rights, powers, and duties of the First Priority Indenture Trustee under this First Priority Indenture.
          (e) Immediately after the effectiveness of the appointment of a successor First Priority Indenture Trustee, the predecessor First Priority Indenture Trustee shall transfer all Property held by it as First Priority Indenture Trustee to the successor First Priority Indenture

Trustee, provided, however, that the predecessor First Priority Indenture Trustee shall be permitted to deduct from any cash to be transferred to the successor First Priority Indenture Trustee an amount up to the amount then due and owing to the predecessor First Priority Indenture Trustee under Section 6.7 of this First Priority Indenture, which amount shall be held and applied by the predecessor First Priority Indenture Trustee in accordance with this First Priority Indenture and applicable law. To the extent that the predecessor First Priority Indenture Trustee continues after the effectiveness of the appointment of the successor First Priority Indenture Trustee to hold any Property previously held by the predecessor First Priority Indenture Trustee as First Priority Indenture Trustee, such Property shall be deemed to be held by the predecessor First Priority Indenture Trustee as agent for the successor First Priority Indenture Trustee, and the successor First Priority Indenture Trustee shall be deemed to have legal control over such Property for all purposes, including without limitation for the perfection of any and all liens that the successor First Priority Indenture Trustee may have against such Property. The Company waives any claim that any liens that any First Priority Indenture Trustee may have been granted hereunder are or became unperfected by reason of the resignation, removal, replacement, or appointment of a First Priority Indenture Trustee.
          (f) If the appointment of a successor First Priority Indenture Trustee does not become effective within sixty (60) days after delivery in accordance with this Section 6.8 of a notice of the resignation or removal of the predecessor First Priority Indenture Trustee, then the predecessor First Priority Indenture Trustee, the Company, or the First Priority Holders of at least ten percent (10%) in aggregate principal amount of the outstanding First Priority Securities may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor First Priority Indenture Trustee.
          (g) If the First Priority Indenture Trustee fails to comply with Section 6.10, any First Priority Holder of a First Priority Security may petition any court of competent jurisdiction for the removal of the First Priority Indenture Trustee and the appointment of a successor First Priority Indenture Trustee.
          (h) For the avoidance of doubt, notwithstanding replacement of the First Priority Indenture Trustee pursuant to this Section 6.8, the Company’s obligations under Section 6.7 shall continue for the benefit of the predecessor First Priority Indenture Trustee with respect to the period prior to the effective date of such removal and shall commence for the benefit of the successor First Priority Indenture Trustee with respect to the period from and after the effective date of the successor First Priority Indenture Trustee’s appointment.
          SECTION 6.9. Successor Trustee by Merger, etc.
          If the First Priority Indenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity, the resulting, surviving, or transferee entity without any further act shall, if such resulting, surviving, or transferee entity is otherwise eligible hereunder, become and be the successor First Priority Indenture Trustee.

          SECTION 6.10. Eligibility; Disqualification.
          The First Priority Indenture Trustee hereunder will at all times be a corporation, bank, or trust company organized and doing business under the laws of the United States or any state thereof, and will at all times (i) be authorized under such laws to exercise corporate trust power, (ii) be subject to supervision or examination by governmental authorities, (iii) have a combined capital and surplus of at least U.S.$150,000,000 as set forth in its most recent published annual report of condition, and (iv) have a corporate trust office in The City of New York. If at any time the First Priority Indenture Trustee will cease to be eligible in accordance with the provisions of this Section 6.10, it will resign immediately in the manner and with the effect specified in Section 6.8. In addition to the foregoing, this First Priority Indenture shall always have a First Priority Indenture Trustee who satisfies the requirements of TIA Sections 310(a)(1), 310(a)(2), and 310(a)(5). If the First Priority Indenture Trustee is a corporation included in a bank holding company system, then the First Priority Indenture Trustee, independently of the bank holding company, shall meet the capital requirements of TIA Section 310(a)(2). The First Priority Indenture Trustee shall comply with TIA Section 310(b), provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company or its Restricted Subsidiaries are outstanding, if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met. The provisions of TIA Section 310 shall apply to the Company, all First Priority Guarantors, and all other obligors on the First Priority Obligations.
          SECTION 6.11. Preferential Collection of Claims.
          The First Priority Indenture Trustee, in its capacity as First Priority Indenture Trustee hereunder, shall comply with TIA Section 311. A First Priority Indenture Trustee who has resigned or has been removed shall be subject to TIA Section 311(a) to the extent indicated therein.
ARTICLE VII
FIRST PRIORITY HOLDERS, MEETINGS, AMENDMENTS, SUPPLEMENTS, AND WAIVERS
          SECTION 7.1. Calling of Meetings, Notice and Quorum.
          (a) At any time and from time, the First Priority Indenture Trustee may call, and, upon the written request by the Company or First Priority Holders of at least ten percent (10%) in aggregate principal amount of First Priority Securities outstanding the First Priority Indenture Trustee shall call, a meeting of First Priority Holders to make, give or take any request, demand, authorization, direction, notice, consent, waiver (which term as used in this Section 7.1 shall include waivers of past Defaults), or other action provided by this Indenture or the First Priority Securities to be made, given, or taken by First Priority Holders, or to approve an amendment, supplement, waiver, or supplemental indenture as provided in Section 7.3. Any such meeting shall be held at such time and at such place in the City of New York as the First

Priority Indenture Trustee shall determine. Any written request for such a meeting by the Company or First Priority Holders of at least ten percent (10%) in aggregate principal amount of First Priority Securities outstanding shall set forth in reasonable detail the action proposed to be taken at the meeting. Notice of every such meeting shall set forth the time and the place of such meeting, shall describe in general terms the action proposed to be taken at such meeting, and shall be given as provided in Section 10.1 hereof, not less than thirty (30) nor more than sixty (60) days prior to the date fixed for the meeting.
          (b) To be entitled to vote at any meeting of First Priority Holders, a Person shall be a First Priority Holder of outstanding First Priority Securities or a Person duly appointed by an instrument in writing as proxy for such a First Priority Holder. The quorum at any meeting called to adopt a resolution will be Persons holding or representing at least a majority in aggregate principal amount of the outstanding First Priority Securities, and the quorum at any adjourned meeting will be Persons holding or representing a majority in aggregate principal amount of the outstanding First Priority Securities. Any written instrument given by or on behalf of any First Priority Holder of a First Priority Security in connection with any consent to any such modification, amendment, or waiver will be irrevocable once given and will be conclusive and binding on all subsequent First Priority Holders of such First Priority Security. Any modifications, amendments, or waivers to the terms and conditions of the First Priority Securities will be conclusive and binding on all First Priority Holders, subject to Sections 5.8 and 7.3(b), whether or not they have given such consent or were present at any meeting. The First Priority Indenture Trustee may make such reasonable and customary regulations as it shall deem advisable for any meeting of First Priority Holders with respect to the proof of the appointment of proxies in respect of First Priority Holders, the Record Date for determining the registered owners of First Priority Securities who are entitled to vote at such meeting (which date shall be set forth in the notice calling such meeting hereinabove referred to and which shall be not less than thirty (30) nor more than sixty (60) days prior to such meeting), the adjournment and chairmanship of such meeting, the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. A record, at least in triplicate, of the proceedings of each meeting of First Priority Holders shall be prepared by First Priority Indenture Trustee, and one such copy of the record shall be delivered to the Company and another such copy of the record shall be preserved by the First Priority Indenture Trustee.
          SECTION 7.2. Supplemental Indentures Without Consent of First Priority Holders or Guarantors.
          Without the consent of any First Priority Holder or any First Priority Guarantor, the Company, when authorized by Board Resolutions, and the First Priority Indenture Trustee, at any time and from time to time, together may enter into one or more indentures supplemental hereto, in form satisfactory to the First Priority Indenture Trustee, for any of the following purposes:
     (1) to cure any ambiguity, omission, defect, or inconsistency, or make any other provisions with respect to matters or questions arising under this First Priority Indenture, which in each case shall not be inconsistent with the provisions of this First

Priority Indenture, provided, however, that any action pursuant to this clause shall not adversely affect the interests of any First Priority Holder in any respect;
     (2) to add to the covenants of the Company for the benefit of the First Priority Holders, or to surrender any right or power herein conferred upon the Company;
     (3) to provide for additional guarantees of the First Priority Securities, including the addition of a First Priority Guarantor hereunder;
     (4) to evidence the succession of another Person to the Company or to a First Priority Guarantor, and the assumption by any such successor of the obligations of the Company hereunder and under the First Priority Securities or of a First Priority Guarantor under its First Priority Guarantee, provided, however, that this clause (4) shall not permit any succession that is not otherwise permitted under this First Priority Indenture or a First Priority Guarantee, as applicable;
     (5) to qualify this First Priority Indenture under, or otherwise to comply with, the TIA;
     (6) to evidence and provide for the acceptance of appointment hereunder by a permitted successor First Priority Indenture Trustee in accordance with Section 6.8; or
     (7) to provide for any additional collateral for the First Priority Obligations.
          SECTION 7.3. Amendments, Supplemental Indentures, and Waivers with Consent of First Priority Holders.
          (a) Subject to Section 5.8 and Section 7.3(b), with the consent of the Requisite First Priority Holders, by written act of said Requisite First Priority Holders delivered to the Company and the First Priority Indenture Trustee, the Company, and the First Priority Indenture Trustee may together amend or supplement this First Priority Indenture and/or the First Priority Securities, or enter into an indenture or indentures supplemental hereto, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this First Priority Indenture or the First Priority Securities or of modifying in any manner the rights of the First Priority Holders under this First Priority Indenture or the First Priority Securities. Subject to Section 5.8 and Section 7.3(b), the Requisite First Priority Holders may waive compliance by the Company with any provision of this First Priority Indenture or the First Priority Securities. Amendments, supplements, supplemental indentures, and waivers of this First Priority Indenture relating to the covenant, default, and redemption provisions set forth herein will be effective with the consent of the Requisite First Priority Holders. Amendments, supplements, supplemental indentures, and waivers of this First Priority Indenture relating to Redemption will be effective as to any Redemption only if the consent of the Requisite First Priority Holders is granted before, and not revoked as of, (x) in the case of an Optional Redemption, the date that the applicable Trustee Redemption Notice becomes irrevocable and non-cancelable, (y) in the case of a Mandatory Redemption, the earlier of the applicable Redemption Date and the date that the applicable Trustee Redemption Notice becomes irrevocable and non-cancelable, and (z) in the case of a Change of Control Redemption, the earlier of the date that the applicable Change of Control occurs and the date that the applicable Trustee Change of Control Notice is sent.
          (b) No amendment or supplement to this First Priority Indenture or the First Priority Securities, no supplemental indenture to this First Priority Indenture, and no waiver of compliance by the Company with any provision of this First Priority Indenture or the First Priority Securities or other waiver under this First Priority Indenture or the First Priority Securities shall, without the written consent of the First Priority Holder of each outstanding First Priority Security affected thereby:
     (1) reduce the percentage of principal amount of First Priority Securities whose First Priority Holders must consent to an amendment or supplement to this First Priority Indenture or the First Priority Securities, to a supplemental indenture to this First Priority Indenture, or to a waiver of compliance by the Company with any provision of this First Priority Indenture or the First Priority Securities or other waiver under this First Priority Indenture or the First Priority Securities;
     (2) reduce the rate of or extend the time for payment of interest (including Additional Amounts, if any) on any First Priority Security;
     (3) reduce the principal or premium amount of any First Priority Security, or reduce the Redemption Price;
     (4) change the Stated Maturity;
     (5) make any changes in the provisions concerning waivers of Defaults or Events of Default by First Priority Holders of the First Priority Securities or the rights of First Priority Holders to recover the principal or premium of, interest and Additional Amounts, if any, on, or payment of the Redemption Price on the Redemption Date with respect to, any First Priority Security, including without limitation any changes in Section 5.8, except to increase any required percentage for any such waiver;
     (6) make the principal of, premium, if any, or the interest (including Additional Amounts, if any) on, any First Priority Security payable with anything or in any manner other than as provided for in this First Priority Indenture and the First Priority Securities (including changing the place of payment where, or the coin or currency in which, any First Priority Security or any premium or the interest thereon is payable) as in effect on the date hereof;
     (7) make the First Priority Securities subordinate in right of payment to any extent or under any circumstances to any other Indebtedness;
     (8) make any change to any First Priority Guarantee or any Lien of any other First Priority Security Document that would adversely affect the rights of the First Priority Holders;

     (9) change any Redemption Date or Redemption Price on or after (i) in the case of an Optional Redemption, the date that the applicable Trustee Redemption Notice becomes irrevocable and non-cancellable, (ii) in the case of a Mandatory Redemption, the earlier of the applicable Redemption Date and the date that the applicable Trustee Redemption Notice becomes irrevocable and non-cancellable, and (iii) in the case of a Change of Control Redemption, the earlier of the date that the applicable Change of Control occurs and the date that the applicable Trustee Change of Control Notice is sent; or
     (10) modify this Section 7.3(b), except to include additional provisions of this First Priority Indenture and/or the First Priority Securities that cannot be modified or waived without the consent of the First Priority Holder of each outstanding First Priority Security affected thereby.
          (c) It shall not be necessary for the consent of First Priority Holders under this Section 7.3 to approve the particular form of any proposed amendment, supplement, supplemental indenture, or waiver subject to their approval, but it shall be sufficient if by their consent the required First Priority Holders approve the substance thereof.
          (d) After an amendment, supplement, supplemental indenture, or waiver under this Section 7.3 becomes effective, the Company shall mail to the First Priority Holders affected thereby a notice briefly describing the amendment, supplement, supplemental indenture, or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement, supplemental indenture, or waiver.
          (e) After an amendment, supplement, supplemental indenture, or waiver under this Section 7.3, or a notation thereof under Section 7.5, becomes effective, it shall bind each First Priority Holder, subject to Section 5.8.
          (f) In connection with any amendment, supplement, supplemental indenture, or waiver under this Article VII, the Company may, but shall not be obligated to, offer to any First Priority Holder who consents to such amendment, supplement, supplemental indenture, or waiver, or offer to all First Priority Holders, consideration for such First Priority Holder’s consent to, or payment to all First Priority Holders in connection with, such amendment, supplement, supplemental indenture, or waiver.
          SECTION 7.4. Revocation and Effect of Consents.
          (a) Until an amendment, supplement, supplemental indenture, or waiver becomes effective, a consent to it by a First Priority Holder is a continuing consent by the First Priority Holder and by every subsequent First Priority Holder of a First Priority Security or portion of a First Priority Security that evidences the same debt as the consenting First Priority Holder’s First Priority Security, even if notation of the consent is not made on any First Priority Security. However, any such First Priority Holder or subsequent First Priority Holder may revoke the consent as to his First Priority Security or portion of his First Priority Security by written notice to the Company or the Person designated by the Company as the Person to whom consents should be sent if such revocation is received by the Company or such Person before the date on which the First Priority Indenture Trustee receives an Officers’ Certificate from the Company certifying that the First Priority Holders of the requisite principal amount of First Priority Securities have consented (and not theretofore revoked such consent) to the amendment, supplement, supplemental indenture, or waiver.
          (b) The Company may, but shall not be obligated to, fix a Record Date for the purpose of determining the First Priority Holders entitled to consent to any amendment, supplement, supplemental indenture, or waiver, which Record Date shall be the date so fixed by the Company. If a Record Date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were First Priority Holders at such Record Date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such Persons continue to be First Priority Holders after such Record Date. No consent for which a Record Date has been set shall be valid or effective for more than ninety (90) days after such Record Date.
          (c) After an amendment, supplement, supplemental indenture, or waiver becomes effective, it shall bind every First Priority Holder of a First Priority Security, unless it makes a change described in any of clauses of Section 7.3(b), in which case, the amendment, supplement, supplemental indenture, or waiver shall bind only each First Priority Holder of a First Priority Security who has consented to it and every subsequent First Priority Holder of a First Priority Security or portion of a First Priority Security that evidences the same debt as the consenting First Priority Holder’s First Priority Security; provided, however, that in no event shall any amendment, supplement, supplemental indenture, or waiver affect the operation of Section 5.8.
          SECTION 7.5. Notation on or Exchange of First Priority Securities.
          If an amendment, supplement, supplemental indenture, or waiver changes the terms of any First Priority Security, the First Priority Indenture Trustee may require the First Priority Holder of such First Priority Security to deliver it to the First Priority Indenture Trustee or require the First Priority Holder to put an appropriate notation on the First Priority Security. The First Priority Indenture Trustee may place an appropriate notation on the First Priority Security regarding the changed terms, and the First Priority Indenture Trustee, whether or not such a notation is made, shall return the First Priority Security to the First Priority Holder. Alternatively, if the Company or the First Priority Indenture Trustee so determines, the Company in exchange for the First Priority Security shall issue, and the First Priority Indenture Trustee shall authenticate, a new First Priority Security that reflects the changed terms, in which case the prior First Priority Security shall be cancelled in accordance with this First Priority Indenture, and the new First Priority Security shall be delivered upon such cancellation to the applicable First Priority Holder. Any failure to make the appropriate notation or to issue a new First Priority Security shall not affect the validity of such amendment, supplement, supplemental indenture, or waiver.

          SECTION 7.6. First Priority Indenture Trustee to Sign Amendments, etc.
          The First Priority Indenture Trustee shall execute any amendment, supplement, supplemental indenture, or waiver authorized pursuant to this Article VII; provided, however, that the First Priority Indenture Trustee may, but shall not be obligated to, execute any such amendment, supplement, supplemental indenture, or waiver that affects the First Priority Indenture Trustee’s own rights, duties, or immunities under this First Priority Indenture. The First Priority Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of any amendment, supplement, supplemental indenture, or waiver authorized pursuant to this Article VII is authorized or permitted by this First Priority Indenture.
          SECTION 7.7. First Priority Indenture Trustee’s Application for Instructions from the Company.
          Any application by the First Priority Indenture Trustee for written instructions from the Company may, at the option of the First Priority Indenture Trustee, set forth in writing any action proposed to be taken or omitted by the First Priority Indenture Trustee under this First Priority Indenture and the date on or after which such action shall be taken or such omission shall be effective. The First Priority Indenture Trustee shall not be liable for any action taken by, or omission of, the First Priority Indenture Trustee in accordance with the proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the First Priority Indenture Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.
          SECTION 7.8. Conformity with Trust Indenture Act. Every supplemental indenture executed in connection with this First Priority Indenture shall conform as a matter of contract or law to the TIA.
          SECTION 7.9. First Priority Holders. Notwithstanding anything to the contrary in this First Priority Indenture or any First Priority Security, any Person holding a beneficial interest in any First Priority Security as of a date shall qualify hereunder as a First Priority Holder of that First Priority Security, to the extent of its beneficial interest, as of that date, and shall have the benefits hereunder of a First Priority Holder of that First Priority Security and shall be deemed to hold a Certificated First Priority Security, to the extent of its beneficial interest, as of that date, for the purposes of participating in any judicial proceeding regarding that First Priority Security, including without limitation any proceeding under any Bankruptcy Law, upon providing to the First Priority Indenture Trustee written documentation of its beneficial interest as of that date that is reasonably satisfactory to the First Priority Indenture Trustee. For the purposes of the foregoing sentence, documentation of a beneficial interest in a Global First Priority Security will be reasonably satisfactory if it includes (a) a signed, notarized, and (if possible in the applicable jurisdiction) apostilled letter from the Depositary or its nominee that states that the Depositary or its nominee holds the Global First Priority Security, identifies an Agent Member that holds beneficial interests in the Global First Priority Security through the Depositary or its nominee, and identifies the portion of the outstanding principal amount of the Global First Priority Security to which the beneficial interests of the Agent Member relate, (b) a signed, notarized, and (if possible in the applicable jurisdiction) apostilled letter from the Agent Member identified by the Depositary or its nominee that states that the Agent Member holds beneficial interests in the First Priority Securities through the Depositary or its nominee, identifies a Person on behalf of which the Agent Member holds such beneficial interests in the First Priority Securities, and identifies the outstanding principal amount of the First Priority Securities to which such beneficial interests relate (which principal amount must not be greater than the principal amount set forth in the corresponding letter signed by the Depositary or its nominee), and (c) a signed, notarized, and (if possible in the applicable jurisdiction) apostilled letter from the Person identified by the Agent Member that states that the Person holds beneficial interests in the First Priority Securities through the Agent Member who signed the corresponding letter described in clause (b) and identifies the outstanding principal amount of the First Priority Securities to which such beneficial interests relate (which principal amount must be identical to the principal amount set forth in the corresponding letter described in clause (b)).
ARTICLE VIII
FIRST PRIORITY COLLATERAL
          SECTION 8.1. First Priority Collateral Documents. In order to secure the due and punctual payment of the principal of any interest on the First Priority Securities when the same becomes due and payable, whether at the Stated Maturity, upon acceleration, Redemption, or other Maturity Date or otherwise, in accordance with the terms of the First Priority Securities and this First Priority Indenture, the Company has created and granted a first-priority Lien in the First Priority Collateral in favor of the First Priority Collateral Trustee, and each First Priority Guarantor has created and granted a first-priority Lien in the First Priority Collateral in favor of the First Priority Collateral Trustee. The First Priority Obligations shall be equally and ratably secured by such Liens and by any and all other Liens that may secure the First Priority Obligations. Notwithstanding the foregoing, the Company and the First Priority Indenture Trustee acknowledge the existence of the Loral Grant on the Issue Date.
          SECTION 8.2. First Priority Collateral Trust Agreement. The First Priority Collateral Trust Agreement shall govern the possession, use, release, and disposition of the First Priority Collateral in accordance with the terms and subject to the conditions thereof, provided that, to the extent applicable, the Company shall cause TIA Section 314(d) to be complied with relating to the release of any First Priority Collateral. For the avoidance of doubt, so long as the other provisions of the First Priority Collateral Trust Agreement are complied with and so long as no Event of Default hereunder has occurred and is continuing, the Company, its Restricted Subsidiaries, and each First Priority Guarantor may, without the release of the First Priority Indenture Trustee or First Priority Collateral Trustee, and notwithstanding any limitations in other sections of this First Priority Indenture (other than as made applicable through clause (y) below):
(i)	sell or transfer inventory in the ordinary course of business;

(ii)	liquidate accounts receivable in the ordinary course of business;

(iii)	renegotiate and terminate customer contracts in the ordinary course of business;

(iv)	sell or discard obsolete equipment or materials in the ordinary course of business on an arm’s-length basis; and

(v)	make cash payments from deposit accounts in the ordinary course of business;
provided, however, that, in each of the above cases (i) through (v), (w) such sale, transfer, liquidation, renegotiation, termination, discard, or payment be on an arm’s-length basis and must not otherwise violate any term of this First Priority Indenture and must not be to or in favor of an Affiliate of the Company, any Restricted Subsidiary, or any First Priority Guarantor, (x) all proceeds or replacements generated as a result of such sale, transfer, liquidation, renegotiation, termination, discard, or payment must be subject to and covered by a valid and enforceable first priority Lien in favor of the First Priority Collateral Trustee on the same or equivalent basis as the First Priority Collateral so sold, transferred, liquidated, renegotiated, terminated, discarded, or paid, (y) all proceeds or replacements generated as a result of such sale, transfer, liquidation, renegotiation, termination, discard, or payment may not be used except as permitted under this First Priority Indenture, and (z) the Company shall provide to the First Priority Indenture Trustee, on a quarterly basis, an Officer’s Certificate signed by the chief financial officer of the Company setting forth the aggregate amount or value of all such sales, transfers, liquidations, renegotiations, terminations, discards, and payments that occurred with respect to the Company and each Restricted Subsidiary and First Priority Guarantor within the preceding quarter and certifying that all such sales, transfers, liquidations, renegotiations, terminations, discards, and payments complied with the requirements of this Section 8.2.
          SECTION 8.3. Limitation on First Priority Indenture Trustee’s Duty in Respect of First Priority Collateral. Beyond its duties as to the custody thereof expressly provided herein, in the First Priority Collateral Trust Agreement, and in any other First Priority Document, and to account to the First Priority Holders and the Company for moneys and other Property received by it hereunder, under the First Priority Collateral Trust Agreement, and under any other First Priority Document, the First Priority Indenture Trustee shall not have any duty to the First Priority Holders or the Company as to any First Priority Collateral in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon, or as to the preservation of rights against prior parties or any other rights pertaining thereto.
ARTICLE IX
SUBSIDIARY GUARANTEE
          SECTION 9.1. Unconditional Guarantee.
          (a) Subject to the provisions of this Article IX, each of the First Priority Guarantors hereby jointly and severally, unconditionally, and irrevocably guarantees, to each

First Priority Holder and to the First Priority Indenture Trustee and the First Priority Collateral Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this First Priority Indenture, the First Priority Securities, or any other First Priority Document, or the obligations of the Company or any other First Priority Guarantor under this First Priority Indenture, the First Priority Securities, or any other First Priority Document: (x) the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the First Priority Securities when and as the same shall become due and payable, whether at maturity, upon Redemption or repurchase, by acceleration, or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the First Priority Securities (and any Additional Amounts related thereto), and (z) the due and punctual payment and performance of all other First Priority Obligations and all other obligations of the Company and all other obligations of the other First Priority Guarantors (including without limitation under the First Priority Guarantees) in, each case, to the First Priority Holders, the First Priority Indenture Trustee, or the First Priority Collateral Trustee under this First Priority Indenture, the First Priority Securities, or any other First Priority Document (including amounts due the First Priority Indenture Trustee under Section 6.7 hereof), all in accordance with the terms hereof and thereof (collectively, the “First Priority Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal or refinancing of any First Priority Securities or any of such other obligations described in clause (a) of this Section 9.1, the due and punctual payment and performance of all First Priority Guarantee Obligations in accordance with the terms of the extension, renewal, or refinancing, whether at maturity, upon redemption or repurchase, by acceleration, or otherwise. Upon any failure to make payment when due of any amount so guaranteed, or failing performance of any other obligations of the Company or any other First Priority Guarantor to the First Priority Holders or the First Priority Indenture Trustee or the First Priority Collateral Trustee or their respective successors and assigns under this First Priority Indenture or under the First Priority Securities or any other First Priority Document, for whatever reason, each First Priority Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. A Default or Event of Default under this First Priority Indenture, the First Priority Securities, or any other First Priority Document shall constitute an event of default under each and all of the First Priority Guarantees, and shall entitle the First Priority Holders and the First Priority Indenture Trustee to accelerate the obligations of the First Priority Guarantors thereunder in the same manner and to the same extent as the obligations of the Company may be accelerated hereunder and under the First Priority Securities.
          (b) Each of the First Priority Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity, or enforceability of the First Priority Securities, this First Priority Indenture, or any other First Priority Document, the absence of any action to enforce the same, any waiver or consent by any First Priority Holder with respect to any provisions hereof or thereof, any release of any other First Priority Guarantor, the recovery of any judgment against the Company or any Restricted Subsidiary, any action to enforce the same, whether or not a First Priority Guarantee is affixed to any First Priority Security or to any particular First Priority Security, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a First Priority Guarantor. Each of the First Priority Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company or any Restricted Subsidiary, any right to require a proceeding first against the Company or any Restricted Subsidiary, protest, notice, and all demands whatsoever, and covenants that its First Priority Guarantee shall not be discharged except by complete performance of the First Priority Obligations and First Priority Guarantee Obligations. The guarantee hereunder by each First Priority Guarantor is a guarantee of payment and not of collection. If any First Priority Holder or the First Priority Indenture Trustee or the First Priority Collateral Trustee or their respective successors and assigns is required by any court or otherwise to return to the Company or to any First Priority Guarantor, or any custodian, trustee, liquidator, or other similar official acting in relation to the Company or such First Priority Guarantor, any amount paid by the Company or such First Priority Guarantor to the First Priority Indenture Trustee or First Priority Collateral Trustee or such First Priority Holder, the guarantee hereunder, to the extent theretofore discharged, shall be reinstated in full force and effect. Each First Priority Guarantor further agrees that, as between it, on the one hand, and the First Priority Holders and the First Priority Indenture Trustee and the First Priority Collateral Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 5.2 for the purposes of the guarantee hereunder, notwithstanding any stay, injunction, or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Section 5.2 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the First Priority Guarantors for the purpose of the guarantee hereunder.
          (c) The obligations of each First Priority Guarantor hereunder and under its First Priority Guarantee shall be senior to any and all intercompany obligations of the First Priority Guarantor to the Company or any Restricted Subsidiary, and each First Priority Guarantor and the Company expressly agree that any and all such intercompany obligations are subordinate in all respects, including right of payment, to the obligations of the First Priority Guarantor hereunder and under its First Priority Guarantee.
          SECTION 9.2. Limitation on Guarantor Liability. Each First Priority Guarantor, and by its acceptance of First Priority Securities, each First Priority Holder, hereby confirms that it is the intention of all such parties that the guarantee of such First Priority Guarantor hereunder does not and shall not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the United States Uniform Fraudulent Conveyance Act, the United States Uniform Fraudulent Transfer Act, or any similar Mexican or U.S. federal or state law to the extent applicable to the guarantee hereunder or to any First Priority Guarantor. To effectuate the foregoing intention, the First Priority Indenture Trustee, the First Priority Holders, and each of the First Priority Guarantors hereby irrevocably agree that the obligations of each First Priority Guarantor under this Article IX shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such First Priority Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of any other First Priority Guarantor in respect of the obligations of such other First Priority Guarantor under this Article IX, result in the obligations of such First Priority Guarantor under its guarantee not constituting a fraudulent transfer or conveyance.

          SECTION 9.3. Execution and Delivery of Guarantee Acknowledgement.
          (a) To further evidence its guarantee set forth in Section 9.1, each Guarantor hereby agrees that a Guarantee Acknowledgement, substantially in the form of Exhibit C hereto, shall be endorsed on and affixed to each First Priority Security authenticated and delivered by the First Priority Indenture Trustee. Such Guarantee Acknowledgement shall be executed on behalf of each First Priority Guarantor by either manual or facsimile signature of two officers or other persons duly authorized by all necessary corporate action of the First Priority Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any guarantee under this Article IX shall not be affected by the fact that a Guarantee Acknowledgement is not affixed to any First Priority Security or to any particular First Priority Security.
          (b) Each of the First Priority Guarantors hereby agrees that its guarantee set forth in Section 9.1 shall remain in full force and effect notwithstanding any failure to endorse on each First Priority Security a Guarantee Acknowledgement.
          (c) If an officer of a First Priority Guarantor whose signature is on this First Priority Indenture or any First Priority Guarantee no longer holds that office at the time that the First Priority Indenture Trustee authenticates the First Priority Security on which a First Priority Guarantee is endorsed or at any time thereafter, such First Priority Guarantor’s First Priority Guarantee shall nevertheless be valid.
          (d) The delivery of any First Priority Security by the First Priority Indenture Trustee, after the authentication thereof hereunder, shall constitute due delivery of any guarantee set forth in this First Priority Indenture on behalf of each First Priority Guarantor.
          SECTION 9.4. Release of a First Priority Guarantor.
          (a) The guarantee of a First Priority Guarantor hereunder and that First Priority Guarantor’s First Priority Guarantee will be released only:
(i)	upon the sale or disposition (including by way of merger or consolidation), to any Person that is not an Affiliate of the Company, of all the Capital Stock of that First Priority Guarantor held by the Company or any of its Restricted Subsidiaries or of all substantially all of the assets of that First Priority Guarantor; provided that such sale or other disposition is permitted by and made in accordance with this First Priority Indenture, including without limitation Article III hereof; or

(ii)	if the Company designates such First Priority Guarantor as an Unrestricted Subsidiary in accordance with this First Priority Indenture;
provided, however, in either case that any such termination shall occur only to the extent that all obligations of such First Priority Guarantor under all of its guarantees of any Indebtedness of the Company or any Indebtedness of any other First Priority Guarantor shall also terminate upon such release and none of the First Priority Guarantor’s Capital Stock or other equity interests are or shall be pledged for the benefit of any holder of any Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary.
          (b) The First Priority Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a First Priority Guarantor from its obligations under its guarantee hereunder and its First Priority Guarantee upon receipt of a request by the Company or such First Priority Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 9.5; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Company.
          (c) Nothing contained in this Section 9.4 shall prevent any consolidation or merger of a First Priority Guarantor with or into the Company or another First Priority Guarantor or shall prevent any Disposition of the property of a First Priority Guarantor as an entirety or substantially as an entirety to the Company or another First Priority Guarantor so long as such consolidation, merger, or Disposition is otherwise permitted under this First Priority Indenture.
          SECTION 9.5. Waiver of Subrogation. Until this First Priority Indenture and all First Priority Obligations are discharged and all of the First Priority Securities are discharged and paid in full, each First Priority Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company or any other First Priority Guarantor that arise from the existence, payment, performance, or enforcement of the Company’s or such other First Priority Guarantor’s obligations under this First Priority Indenture, the First Priority Securities, or any other First Priority Document, and such First Priority Guarantor’s obligations under the guarantee hereunder and the First Priority Guarantee in any such instance. The immediately preceding sentence shall include, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the First Priority Indenture Trustee, the First Priority Collateral Trustee, or any First Priority Holders against the Company or any other First Priority Guarantor that a First Priority Guarantor may have, whether or not such claim, remedy, or right arises in equity, or under contract, statute, common law, including, without limitation, the right to take or receive from the Company or any other First Priority Guarantor, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any First Priority Guarantor in violation of the preceding sentence and any amounts owing to the First Priority Indenture Trustee, the First Priority Collateral Trustee, or the First Priority Holders under this First Priority Indenture, the First Priority Documents, or any other First Priority Documents, or any other First Priority Obligations, shall not have been paid in full, such amount shall have been deemed to have been paid to such First Priority Guarantor for the benefit of, and held in trust for the benefit of, the First Priority Indenture Trustee, the First Priority Collateral Trustee, or the First Priority Holders and shall forthwith be paid to the First Priority Indenture Trustee for the benefit of itself or the First Priority Holders to be credited and applied to the obligations in favor of the First Priority Indenture Trustee or the First Priority Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this First Priority Indenture. Each First Priority Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this First Priority Indenture and the other First Priority Documents and that the waiver set forth in this Section 9.5 is knowingly made in contemplation of such benefits.
          SECTION 9.6. Immediate Payment. Each First Priority Guarantor agrees to make immediate payment to the First Priority Indenture Trustee on behalf of the First Priority Holders of all First Priority Guarantee Obligations and all obligations under First Priority Guarantees owing or payable to the respective First Priority Holders upon receipt of a demand for payment therefor by the First Priority Indenture Trustee to such First Priority Guarantor in writing, provided, however, that this Section 9.6 does not limit the waiver of demand by each First priority Guarantor as set forth in Section 9.1(b).
          SECTION 9.7. No Set-Off. Each payment to be made by a First Priority Guarantor hereunder or under a First Priority Guarantee shall be made in U.S. Dollars without set-off, counterclaim, reduction, or diminution of any kind or nature, and shall be accompanied by payment of all Additional Amounts, if any.
          SECTION 9.8. Guarantee Obligations Absolute. The obligations of each First Priority Guarantor hereunder and under each First Priority Guarantee are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each First Priority Guarantor hereunder which may not be recoverable from such First Priority Guarantor on the basis of a guarantee hereunder or a First Priority Guarantee shall be recoverable from such First Priority Guarantor as a primary obligor and principal debtor in respect thereof.
          SECTION 9.9. Guarantee Obligations Continuing. The obligations of each First Priority Guarantor hereunder and under each First Priority Guarantee shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each First Priority Guarantor agrees with the First Priority Indenture Trustee that it will from time to time deliver to the First Priority Indenture Trustee and First Priority Collateral Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the First Priority Indenture Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a First Priority Guarantor so to do, it hereby irrevocably appoints the First Priority Indenture Trustee and, to the extent consistent with the First Priority Collateral Trust Agreement, the First Priority Collateral Trustee the attorney and agent of such First Priority Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the First Priority Indenture Trustee or, as applicable, the First Priority Collateral Trustee on the advice of counsel, to fully maintain and keep in force the liability of such First Priority Guarantor hereunder.
          SECTION 9.10. Guarantee Obligations Not Reduced. The obligations of each First Priority Guarantor hereunder and under each First Priority Guarantee shall not be satisfied, reduced, or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this First Priority Indenture and the First Priority Obligations pursuant to Section 10.15 be or become owing or payable under or by virtue of or otherwise in connection with this First Priority Indenture or the First Priority Securities or any other First Priority Document.
          SECTION 9.11. Guarantee Obligations Reinstated. The obligations of each First Priority Guarantor hereunder and under each First Priority Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any First Priority Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of any First Priority Guarantor) is rescinded or reclaimed from the First Priority Indenture Trustee, the First Priority Collateral Trustee, or any of the First Priority Holders upon the insolvency, bankruptcy, liquidation, reorganization, or similar proceeding under Bankruptcy Law or any other law regarding the Company or any First Priority Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or any other First Priority Guarantor is stayed upon the insolvency, bankruptcy, liquidation, reorganization, or similar proceeding under Bankruptcy Law or any other law regarding the Company or such First Priority Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each First Priority Guarantor as provided herein.
          SECTION 9.12. Guarantee Obligations Not Affected. The obligations of each First Priority Guarantor hereunder and under each First Priority Guarantee shall not be affected, impaired or diminished in any way by an act, omission, matter or thing whatsoever, occurring before, upon, or after any demand for payment hereunder (and whether or not known or consented to by any First Priority Guarantor or the First Priority Indenture Trustee, the First Priority Collateral Trustee, or any of the First Priority Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any First Priority Guarantor hereunder or under any First Priority Guarantee or might operate to release or otherwise exonerate any First Priority Guarantor from any of its obligations hereunder or under any First Priority Guarantee or otherwise affect such obligations, whether occasioned by default of the First Priority Indenture Trustee, the First Priority Collateral Trustee, or any of the First Priority Holders or otherwise, including, without limitation:
(i)	any limitation of status or power, disability, incapacity, or other circumstances relating to the Company or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up, or other proceeding involving or affecting the Company, any First Priority Guarantor, or any other Person;

(ii)	any irregularity, defect, unenforceability, or invalidity in respect of any indebtedness or other obligation of the Company, any First Priority Guarantor, or any other Person under this First Priority Indenture, the First Priority Securities, any other First Priority Document, or any other document or instrument;

(iii)	any failure of the Company or any other First Priority Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this First Priority Indenture, the First Priority Securities, or any other First Priority Document, or any failure to give notice hereunder or under any other First Priority Document to any First Priority Guarantor;

(iv)	the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company, any First Priority Guarantor, or any other Person or their respective assets or the release or discharge of any such right or remedy;

(v)	the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges, or other indulgences to the Company, any First Priority Guarantor, or any other Person;

(vi)	any change in the time, manner, or place of payment of, or in any other term of, any of the First Priority Securities or other First Priority Obligations, or any other amendment, variation, supplement, replacement, or waiver of, or any consent to departure from, any of the First Priority Securities or this First Priority Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest (or Additional Amounts) on any of the First Priority Securities;

(vii)	any change in the ownership, control, name, objects, businesses, assets, capital structure, or constitution of the Company or any First Priority Guarantor;

(viii)	any merger or amalgamation of the Company or any First Priority Guarantor with any Person or Persons;

(ix)	the occurrence of any change in the laws, rules, regulations, or ordinances of any jurisdiction by any present or future action of any Governmental Authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce, or otherwise affect, any of the First Priority Guarantee Obligations or the obligations of any First Priority Guarantor under any First Priority Guarantee; and

(x)	any other circumstance, including release of a First Priority Guarantor pursuant to Section 9.4 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Company under this First Priority Indenture, the First Priority Securities, or any other First Priority Document or any other First Priority Obligation or of a First Priority Guarantor in respect of its guarantee hereunder or under its respective First Priority Guarantee.
          SECTION 9.13. Waiver. Without in any way limiting the provisions of Section 9.1, each First Priority Guarantor hereby waives notice of acceptance hereof, notice of any liability of any First Priority Guarantor hereunder, notice or proof of reliance by the First Priority Holders upon the obligations of any First Priority Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the First Priority Guarantee Obligations or obligations of a First Priority Guarantor under any First Priority Guarantee, or other notice or formalities to the Company or any First Priority Guarantor of any kind whatsoever.
          SECTION 9.14. No Obligation To Take Action Against the Company. Neither the First Priority Indenture Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Company, any First Priority Guarantor, or any other Person or any Property of the Company or any other Person before the First Priority Indenture Trustee or such other Person is entitled to demand payment and performance by any or all First Priority Guarantors of their liabilities and obligations under their First Priority Guarantees or under this First Priority Indenture.
          SECTION 9.15. Dealing with the Company and Others. The First Priority Holders and the First Priority Indenture Trustee (subject to the other provisions of this First Priority Indenture) may, and, to the extent permitted under the First Priority Collateral Trust Agreement, the First Priority Collateral Trustee may, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any First Priority Guarantor hereunder and without the consent of or notice to any First Priority Guarantor:
(i)	grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(ii)	take or abstain from taking security or collateral from the Company or any other Person or from perfecting security or collateral of the Company or any other Person;

(iii)	release, discharge, compromise, realize, enforce, or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages, or other security given by the Company or any other Person with respect to the obligations or matters contemplated by this First Priority Indenture, the First Priority Securities, or any other First Priority Document or any other First Priority Obligations;

(iv)	accept compromises or arrangements from the Company or any other Person;

(v)	apply all monies at any time received from the Company or any other Person or from any security upon such part of the First Priority Guarantee Obligations or other obligations hereunder of the First Priority Guarantor as the First Priority Holders may see fit or change any such application in whole or in part from time to time as the First Priority Holders may see fit; and

(vi)	otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the First Priority

Holders or the First Priority Indenture Trustee or First Priority Collateral Trustee may see fit.
          SECTION 9.16. Default and Enforcement. If any First Priority Guarantor fails to pay any amount hereunder or under any First Priority Guarantee, the First Priority Indenture Trustee may proceed in its name as trustee hereunder in the enforcement of the First Priority Guarantor’s obligations hereunder and under any First Priority Guarantee by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such First Priority Guarantor all amounts due.
          SECTION 9.17. Acknowledgment. Each First Priority Guarantor hereby acknowledges communication of the terms of this First Priority Indenture, the First Priority Securities, and all other First Priority Documents, and consents to and approves of the same.
          SECTION 9.18. Costs and Expenses. Each First Priority Guarantor shall pay on demand by the First Priority Indenture Trustee any and all costs, fees, and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the First Priority Indenture Trustee, its agents, advisors, and counsel or any of the First Priority Holders in enforcing any of their rights under this Article IX or any First Priority Guarantee.
          SECTION 9.19. No Merger or Waiver; Cumulative Remedies. No First Priority Guarantee shall operate by way of merger of any of the obligations of a First Priority Guarantor under any other agreement, including, without limitation, this First Priority Indenture and any First Priority Security. No failure to exercise and no delay in exercising, on the part of the First Priority Indenture Trustee, First Priority Collateral Trustee, or the First Priority Holders, any right, remedy, power, or privilege under this First Priority Indenture, the First Priority Securities, or any other First Priority Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege under this First Priority Indenture, the First Priority Securities, or any other First Priority Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges in the First Priority Guarantees and under this First Priority Indenture, the First Priority Securities, each other First Priority Document, and any other document or instrument between a First Priority Guarantor and the Company or between a First Priority Guarantor and the First Priority Indenture Trustee are cumulative and not exclusive of any rights, remedies, powers, and privilege provided by law.
          SECTION 9.20. Survival of Guarantee Obligations. The obligations of each First Priority Guarantor hereunder shall survive the payment in full of the obligations of such First Priority Guarantor under its First Priority Guarantee and each other First Priority Guarantee and shall be enforceable against such First Priority Guarantor without regard to and without giving effect to any defense, right of offset, or counterclaim available to or which may be asserted by the Company or any other First Priority Guarantor.
          SECTION 9.21. Guarantee in Addition to Other Guarantee Obligations. The obligations of each First Priority Guarantor under its First Priority Guarantee and this First Priority Indenture are in addition to and not in substitution for any other obligations to the First

Priority Indenture Trustee, the First Priority Collateral Trustee, and to any of the First Priority Holders in relation to this First Priority Indenture, the First Priority Securities, and each other First Priority Document and any guarantees or security at any time held by or for the benefit of any of them.
          SECTION 9.22. Successors and Assigns. Each First Priority Guarantee and all of the obligations of each First Priority Guarantor hereunder shall be binding upon each First Priority Guarantor and inure to the benefit of the First Priority Indenture Trustee and First Priority Collateral Trustee and the First Priority Holders and their respective successors and permitted assigns, except that no First Priority Guarantor may assign any of its obligations hereunder or thereunder without the prior written consent of the First Priority Indenture Trustee.
ARTICLE X
MISCELLANEOUS
          SECTION 10.1. Notices.
          (a) Any notices or other communications to the Company, a First Priority Guarantor, the First Priority Indenture Trustee, the Principal Paying Agent, the Registrar, or the Securities Custodian required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
if to the Company:
Satélites Mexicanos, S.A. de C.V.
Rodolfo Gaona #86
Col. Lomas de Sotelo
México D.F. 11200
MEXICO
Attention: Cynthia Pelini Addario
Telephone: (52) (55) 2629-5808
Telecopy: (52) (55) 2629-5895
if to any First Priority Guarantor, to such First Priority Guarantor at the address set forth in the notices provisions of the applicable First Priority Guarantee if to the First Priority Indenture Trustee or the initial Registrar (as Registrar or as Securities Custodian) or the initial Principal Paying Agent:

Attention:	HSBC Bank USA, National Association Attention: Stephen Ferrera 10 East 40th Street, 14th Floor Corporate Trust and Loan Agency New York, NY 10016 Telephone: 212-525-7456 Telecopy: 212-525-1300

          (b) Any party by notice to each other party may designate additional or different addresses as shall be furnished in writing by such party. Any notice or communication to any party shall be deemed to have been given or made as of the date so delivered, if personally delivered; when receipt is acknowledged, if telecopied; and five (5) Business Days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).
          (c) Any notice or communication mailed to a First Priority Holder of a First Priority Security (including without limitation any notice delivered in connection with TIA Sections 310(b), 313(c), 314(a), and 315(b)) shall be mailed to him or her by first-class mail, postage prepaid, or other equivalent means at his or her address as it appears on the registration books of the Registrar and shall be sufficiently given to him or her if so mailed within the time prescribed. To the extent required by the TIA, any notice or communication shall also be mailed to any person described in TIA Section 313(c).
          (d) Failure to mail a notice or communication to a First Priority Holder of a First Priority Security or any defect in it shall not affect its sufficiency with respect to other First Priority Holder of a First Priority Security. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
          (e) First Priority Holders may communicate with other First Priority Holders pursuant to TIA Section 312(b) with respect to their rights under this First Priority Indenture and the other First Priority documents. The Company, each First Priority Guarantor, the First Priority Indenture Trustee, the Registrar, and any other Person shall have the protection of TIA Section 312(c).
          SECTION 10.2. Certificate and Opinion as to Conditions Precedent.
          Upon any request or application by the Company to the First Priority Indenture Trustee to take any action under this First Priority Indenture, the Company shall furnish to the First Priority Indenture Trustee:
     (1) an Officers’ Certificate (in form and substance reasonably satisfactory to the Trustee) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this First Priority Indenture relating to the proposed action have been met; and
     (2) an Opinion of Counsel (in form and substance reasonably satisfactory to the First Priority Trustee) stating that, in the opinion of such counsel, all such conditions precedent have been met;
provided, however, that in the case of any such request or application as to which the furnishing of particular documents is specifically required by any provision of this First Priority Indenture, no additional certificate or opinion need be furnished under this Section 10.2.

          SECTION 10.3. Statements Required in Certificate or Opinion.
          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this First Priority Indenture shall include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been met; and
     (4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been met; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.
          SECTION 10.4. Rules by Paying Agent and Registrar.
          Each of the Paying Agent and Registrar may make reasonable rules for its respective functions.
          SECTION 10.5. Non-Business Days.
          If a payment date is not a Business Day at such place, payment shall be made at such place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.
          SECTION 10.6. Governing Law.
          THIS FIRST PRIORITY INDENTURE AND THE FIRST PRIORITY SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
          SECTION 10.7. No Adverse Interpretation of Other Agreements.
          This First Priority Indenture may not be used to interpret another indenture, loan or debt agreement of the Company, any First Priority Guarantor, or any of their respective Subsidiaries, except for the other First Priority Documents. Any indenture, loan or debt agreement of the Company, any First Priority Guarantor, or any of their respective Subsidiaries may not be used to interpret this First Priority Indenture.

          SECTION 10.8. No Recourse Against Others.
          No direct or indirect stockholder, partner, director, officer or employee, as such, whether past, present, or future, of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company, including any liability under Article 229, paragraph (v), and Article 233 of the Mexican General Law of Commercial Organizations (Ley de Sociedades Mercantiles), under the First Priority Securities or this First Priority Indenture by reason of his, her, or its status as such stockholder, partner, employee, officer, or director. Each First Priority Holder, by accepting a First Priority Security, waives and releases any liability that a direct or indirect stockholder, partner, director, officer or employee, as such, whether past, present, or future, of the Company or any successor entity may have under the First Priority Securities or this First Priority Indenture by reason of his, her, or its status as such stockholder, partner, employee, officer, or director, including any liability under Article 229, paragraph (v), and Article 233 of the Mexican General Law of Commercial Organizations (Ley de Sociedades Mercantiles). Such waiver and release are part of the consideration for the issuance of the First Priority Securities.
          SECTION 10.9. Successors and Assigns.
          All agreements of the Company in this First Priority Indenture and the First Priority Securities shall bind its successors and assigns. All agreements of the First Priority Indenture Trustee in this First Priority Indenture shall bind its successors and assigns.
          SECTION 10.10. Duplicate Originals.
          All parties may sign any number of copies or counterparts of this First Priority Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.
          SECTION 10.11. Severability.
          In case any one or more of the provisions in this First Priority Indenture or in the First Priority Securities shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
          SECTION 10.12. Table of Contents, Headings, etc.
          The Table of Contents, TIA Cross-Reference Table, and headings of the Articles and the Sections of this First Priority Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 10.13. Agent for Service; Waiver of Immunities; Submission to Jurisdiction.
          By the execution and delivery of this First Priority Indenture, each of the Company and the First Priority Guarantors (i) designates and appoints, and acknowledges that it has, by separate written instrument, designated and appointed CT Corporation System, 111 Eighth Avenue., 13th Floor, New York, NY 10019, as its authorized agent upon which process may be served in any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, the First Priority Securities or this First Priority Indenture or any other First Priority Document, whether commenced by the First Priority Indenture Trustee, one or more First Priority Holders, one or more holders of beneficial interests in the First Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, and acknowledges that CT Corporation System has accepted such designation and (ii) agrees that service of process upon CT Corporation System at the foregoing address shall be deemed in every respect effective service of process upon the Company or any First Priority Guarantor, as the case may be, in any such suit, action or proceeding. Each of the Company and the First Priority Guarantors further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this First Priority Indenture shall be in full force and effect; provided, however, that each of the Company and the First Priority Guarantors may and shall (to the extent CT Corporation System ceases to be able to be served on the basis contemplated herein), by written notice to the First Priority Indenture Trustee, designate such additional or alternative agents for service of process under this Section 10.13 that (i) maintains an office located in The City of New York in the State of New York, (ii) are either (x) counsel for the Company or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and (iii) agrees in writing, a copy of which is delivered to the First Priority Indenture Trustee, to act as agent for service of process in accordance with this Section 10.13. Such notice shall identify the name of such agent for process and the address of such agent for process in The City of New York, State of New York. Upon the request of any First Priority Holder, the First Priority Indenture Trustee shall deliver such information to such First Priority Holder. Notwithstanding the foregoing, there shall, at all times, be at least one agent for service of process for each of the Company and the First Priority Guarantors appointed and acting in accordance with this Section 10.13.
          (a) To the extent that the Company or any First Priority Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to itself or its property, each of the Company and the First Priority Guarantors hereby irrevocably waives such immunity in respect of its obligations under this First Priority Indenture, the First Priority Securities, and the other First Priority Documents, to the extent permitted by law.

          (b) Each party hereto hereby irrevocably and unconditionally:
(i)	submits for itself and its Property in any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, the First Priority Securities or this First Priority Indenture or any other First Priority Document, whether commenced by the First Priority Indenture Trustee, one or more First Priority Holders, one or more holders of beneficial interests in the First Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, appellate courts from any thereof and to the courts of its own corporate domicile in respect of actions brought against it as a defendant and waives any other forum or court that takes jurisdiction by reason of the location of its present or future assets or otherwise;

(ii)	consents that any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, the First Priority Securities or this First Priority Indenture or any other First Priority Document, whether commenced by the First Priority Indenture Trustee, one or more First Priority Holders, one or more holders of beneficial interests in the First Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, may be brought in the courts set forth in Section 10.13(c)(i) and waives, to the fullest extent it may effectively do so under applicable law, trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such suit, action, or proceeding was brought in an inconvenient court, and agrees not to plead or claim the same;

(iii)	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the agent for service of process described above; and

(iv)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
          SECTION 10.14. Currency of Account.
          (a) Except as otherwise expressly set forth herein, the U.S. dollar is the sole currency of account and payment for all sums payable by the Company or the First Priority Guarantors under or in connection with the First Priority Securities and all other First Priority

Obligations, including damages, and, where no express indication of currency is given in any First Priority Document, the currency shall be deemed to be U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company, any First Priority Guarantor or otherwise) by any First Priority Holder of the First Priority Securities in respect of any sum expressed to be due to it from the Company or the First Priority Guarantors shall only constitute a discharge to the Company and the First Priority Guarantors to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If such U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any First Priority Security, the Company and the First Priority Guarantors, to the extent permitted by law, shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company and the First Priority Guarantors shall, to the extent permitted by law, indemnify the recipient against the cost of making any such purchase. For purposes of this Section 10.14, it will be sufficient for the First Priority Holder to certify (indicating the source of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable). If the U.S. dollar amount so purchased is greater than the U.S. dollar amount expressed to be due to the recipient under any First Priority Security, the recipient agrees to pay to the Company or the First Priority Guarantors, as the case may be, an amount equal to the excess of such U.S. dollar amount so purchased over the U.S. dollar amount expressed to be due to the recipient under any First Priority Security. These indemnities constitute a separate and independent obligation from the other obligations of each of the Company and the First Priority Guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any First Priority Holder of the First Priority Securities and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any First Priority Security, provided, however, that these indemnities shall be part of the First Priority Obligations and shall be secured by the First Priority Collateral in the same manner and to the same extent as all other First Priority Obligations.
          (b) The Company and each First Priority Guarantor covenants and agrees that the following provisions shall apply to conversion of currency in the case of the First Priority Obligations and all First Priority Documents:
(i)	If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine); and

(ii)	If there is change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(iii)	In the event of the winding-up of the Company at any time while any amount or damages owing under the First Priority Documents, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company shall indemnify and hold the First Priority Holders and the First Priority Indenture Trustee and First Priority Collateral Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the U.S. Dollar Equivalent of the amount due or contingently due under the First Priority Documents is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this subsection (b)(iii), the final date for the filing of proofs of claim in the winding-up of the Company shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(iv)	The obligations contained in this Section 10.14(b) shall constitute separate and independent obligations from the other First Priority Obligations, shall give rise to separate and independent causes of action against the Company, shall apply irrespective of any waiver or extension granted by any Person from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company for a liquidated sum in respect of amounts due hereunder or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered, and no proof or evidence of any actual loss shall be required by the Company or the liquidator or otherwise or any of them. In the case of subsection (b)(iii) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(v)	For the purposes of this Section 10.14, the term “rate(s) of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York City time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in subsections (b) (i)

and (b) (ii) above and includes any premiums and costs of exchange payable.
          SECTION 10.15. Satisfaction and Discharge.
          (a) The First Priority Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the First Priority Securities, as expressly provided for in this First Priority Indenture) as to all outstanding First Priority Securities when all of the following have occurred: (i) either (a) all the First Priority Securities theretofore authenticated and delivered (except lost, stolen or destroyed First Priority Securities which have been replaced or paid and First Priority Securities for whose payment money has theretofore been deposited in trust with the First Priority Indenture Trustee) have been delivered to the First Priority Indenture Trustee for cancellation; or (b) all First Priority Securities not theretofore delivered to the First Priority Indenture Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the First Priority Indenture Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the First Priority Securities not theretofore delivered to the First Priority Indenture Trustee for cancellation, for principal of, premium, if any, and interest on the First Priority Securities to the date of payment together with irrevocable instructions from the Company directing the First Priority Indenture Trustee to apply such funds to the payment thereof; (ii) the Company has paid all First Priority Obligations and other sums payable under this First Priority Indenture by the Company; and (iii) the Company has delivered to the First Priority Indenture Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this First Priority Indenture have been complied with.
          (b) All monies deposited with the First Priority Indenture Trustee pursuant to Section 10.15(a) shall be held in trust and applied by it, in accordance with the provisions of the First Priority Securities and this First Priority Indenture, for the payment or redemption of all sums due and to become due in accordance with this First Priority Indenture and any other First Priority Documents; but such monies need not be segregated from other funds except to the extent required herein or by applicable law.
          SECTION 10.16. TIA Controls.
          If any provision of this First Priority Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this First Priority Indenture by the TIA, such required or deemed provision shall control.
          SECTION 10.17. USA PATRIOT Act
          The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the First Priority Indenture Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with HSBC Bank USA, National Association. The parties to this First Priority Indenture agree that they will provide the First Priority Indenture Trustee with such information as it may reasonably request in order for the First Priority Indenture Trustee to satisfy the requirements of the USA Patriot Act.

SIGNATURES
          IN WITNESS WHEREOF, the parties hereto have caused this First Priority Indenture to be duly executed as of the date first written above.

SATÉLITES MEXICANOS, S.A. DE C.V., as the Company
By:
Name:
Name:

By:
Name:
Name:

HSBC BANK USA, NATIONAL ASSOCIATION, as First Priority Indenture Trustee
By:
Name:
Name:

SCHEDULE I
AFFILIATE TRANSACTIONS

EXHIBIT A: FORM OF FIRST PRIORITY SECURITY
[FORM OF FACE OF FIRST PRIORITY SENIOR SECURED NOTE DUE 2011]
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR CERTIFICATED FIRST PRIORITY SECURITIES, THIS FIRST PRIORITY SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK), A NEW YORK CORPORATION (“‘DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.3

[3]	This paragraph should only be added if the First Priority Security is a Global First Priority Security.

SATÉLITES MEXICANOS, S.A. DE C.V.
FIRST PRIORITY SENIOR SECURED NOTE DUE 2011

CUSIP/ISIN NO.:	No.
$
          SATÉLITES MEXICANOS, S.A. DE C.V., a corporation organized under the laws of the United Mexican States (hereinafter called the “Company,” which term includes any successors under the First Priority Indenture hereinafter referred to), for value received, hereby promises to pay to                                         , or registered assigns, the principal sum of                      United States Dollars (U.S.$                     ), on November 30, 2011.
          Interest Payment Dates: As defined in the First Priority Indenture.
          Record Dates: The 15th day of the month in which an Interest Payment Date occurs.
          Reference is made to the further provisions of this First Priority Security on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.
          IN WITNESS WHEREOF, the Company has caused this First Priority Security to be duly executed under its corporate seal.
Dated:

SATÉLITES MEXICANOS, S.A. DE C.V.

By:

Name:
Title:

By:

Name:
Title:

FORM OF FIRST PRIORITY INDENTURE TRUSTEE’S
CERTIFICATE OF AUTHENTICATION
This is one of the First Priority Securities described in the within-mentioned First Priority Indenture.
[                                          ]
as Trustee and Authenticating Agent

By:

Authorized Signatory
Name:

Title:

Dated:

[FORM OF REVERSE OF FIRST PRIORITY NOTE DUE 2011]
1. Interest.
          (a) SATÉLITES MEXICANOS, S.A. DE C.V., a company organized under the laws of the United Mexican States (hereinafter called the “Company,” which term includes any successors under the First Priority Indenture defined in paragraph 5 below), promises to pay interest on the outstanding principal amount of this First Priority Security at the Eurodollar Rate and Additional Amounts, if any.
          (b) The Company will pay interest (including any Additional Amounts) on each Interest Payment Date. Interest on this First Priority Security will accrue from the most recent date to which interest has been paid or, if no interest has been paid on this First Priority Security, from the date of issuance.
2. Determination of Interest Rate.
          (a) Interest Rates and Payment Dates.
          (i) This First Priority Security shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day (in the manner set forth in the definitions of Eurodollar Rate and Eurodollar Base Rate in the First Priority Indenture) plus eight and three-quarters percent (8.75%).
          (ii) (x) If all or a portion of the principal amount of this First Priority Security shall not be paid when due (whether at the stated maturity, at redemption, by acceleration or otherwise), this First Priority Security shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto pursuant to Paragraph 2(a)(i) plus 2% and (y) if all or a portion of any interest payable hereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, to the extent permitted by applicable law, bear interest at a rate per annum equal to that would otherwise be applicable thereto pursuant to Paragraph 2(a)(i) plus 2%, in each case, with respect to clauses (x) and (y) above, from the date of such non-payment until such amount is paid in full (as well after, to the extent permitted by applicable law, as before judgment).
          (iii) Interest shall be payable in arrears on each Interest Payment Date, provided, however, that interest accruing pursuant to Paragraph (ii) of this Paragraph 2(b) shall be payable from time to time on demand.
          (iv) Interest payable pursuant to this First Priority Security shall be calculated on the basis of a 360-day year for the actual days elapsed.
          (b) Computation of Interest and Fees. Calculations of interest, fees, and other amounts under this First Priority Security shall be made by the First Priority Indenture Trustee. The First Priority Indenture Trustee shall as soon as practicable notify the Company and the First Priority Holders of each determination of a Eurodollar Rate. Each determination of an interest rate by the First Priority Indenture Trustee pursuant to any provision of this First Priority

Security or the First Priority Indenture shall be conclusive and binding on the Company and the First Priority Holders in the absence of manifest error. The First Priority Indenture Trustee shall, at the request of the Company or the Requisite First Priority Holders, deliver to the Company and the First Priority Holders a statement showing any quotations used by the First Priority Indenture Trustee in determining any interest rate. Any change in the interest rate resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The First Priority Indenture Trustee shall as soon as practicable notify the Company and the First Priority Holders of the effective date and the amount of each such change in interest rate.
          (c) Payments. All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., New York City time, on the Business Day immediately preceding the due date thereof to the Paying Agent, for the account of the First Priority Holders, in U.S. dollars and in immediately available funds. The Paying Agent shall distribute such payments to the First Priority Holders promptly upon receipt in like funds as received. If any payment becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Requirements of Law. (i) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any First Priority Holder with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Issue Date:
          (A) shall subject any First Priority Holder to any tax of any kind whatsoever with respect to this First Priority Security, or change the basis of taxation of payments to such First Priority Holder in respect thereof;
          (B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such First Priority Holder which is not otherwise included in the determination of the Eurodollar Rate hereunder; or
          (C) shall impose on such First Priority Holder any other condition;
and the result of any of the foregoing is to increase the cost to such First Priority Holder, by an amount which such First Priority Holder deems to be material, of continuing or maintaining this First Priority Security, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such First Priority Holder, upon its demand, any additional amounts necessary to compensate such First Priority Holder for such increased cost or reduced amount receivable. If any First Priority Holder becomes entitled to claim any additional amounts pursuant to this Paragraph 2(e)(i), then it shall promptly notify the Company (with a copy to the First Priority Indenture Trustee) of the event by reason of which it has become so entitled.
          (ii) If any First Priority Holder shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such First Priority Holder or any corporation controlling such First Priority Holder with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such First Priority Holder’s or such corporation’s capital as a consequence of its obligations hereunder or under the First Priority Indenture to a level below that which such First Priority Holder or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such First Priority Holder’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such First Priority Holder to be material, then from time to time, after submission by such First Priority Holder to the Company (with a copy to the First Priority Indenture Trustee) of a written request therefor, the Company shall pay to such First Priority Holder such additional amount or amounts as will compensate such First Priority Holder for such reduction.
          (iii) A certificate as to any additional amounts payable pursuant to this Paragraph 2(e) submitted by any First Priority Holder to the Company (with a copy to the First Priority Indenture Trustee) shall be conclusive in the absence of manifest error. The obligations of the Company pursuant to this Paragraph 2(e) shall survive the maturity or redemption, as the case may be, of this First Priority Security and all other amounts payable hereunder.
          (e) Indemnity. The Company agrees to indemnify each First Priority Holder and to hold each First Priority Holder harmless from any loss or expense which such First Priority Holder may sustain or incur as a consequence of (a) default by the Company in making any redemption after the Company has given a notice thereof in accordance with the provisions of the First Priority Indenture or (b) the redemption or payment of this First Priority Security on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such First Priority Security provided for herein over (ii) the amount of interest (as reasonably determined by such First Priority Holder) which would have accrued to such First Priority Holder on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Paragraph 2(f) submitted to the Company by any First Priority Holder shall be conclusive in the absence of manifest error. This covenant shall survive the termination of the First Priority Indenture and the payment of this First Priority Security.
3. Method of Payment. The Company shall pay interest (including any Additional Amounts on this First Priority Security (except defaulted interest) to the Persons who are the First Priority

Holders at the close of business on the March 15, June 15, September 15 or December 15 immediately preceding the applicable Interest Payment Date(s). The Company shall pay principal, interest, premiums, Additional Amounts and all other amounts in cash in U.S. dollars. This First Priority Security will be payable as to principal, premium, if any, and interest (including any Additional Amounts and this First Priority Security may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose within or without the City and State of New York or, at the option of the Company, payment of interest (including any Additional Amounts), may be made by check mailed to the First Priority Holders at their addresses set forth in the register of First Priority Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, and interest and any Additional Amounts on all Global First Priority Securities and all other First Priority Securities the First Priority Holders of which shall have provided wire transfer instructions to an account within the United States to the Company or the Paying Agent. Until otherwise designated by the Company, the Company’s office or agency will be the Corporate Trust Office presently located at the First Priority Indenture Trustee’s agency at HSBC Bank USA, National Association, Attention: Stephen Ferrera, 10 East 40th Street, 14th Floor, Corporate Trust and Loan Agency, New York, NY 10016.
4. Paying Agent and Registrar. Initially, HSBC Bank USA, National Association (the “First Priority Indenture Trustee,” which term includes any successor First Priority Indenture Trustee under the First Priority Indenture) will act as Paying Agent, Registrar, and Principal Paying Agent. The Company may change any Paying Agent, Principal Paying Agent, Registrar, or co-Registrar without notice to the First Priority Holders; provided, however, that neither the Company nor any of its Subsidiaries or Affiliates may act as a Paying Agent, Principal Paying Agent, Registrar, or co-Registrar.
5. Indenture. The Company issued the First Priority Securities under a First Priority Indenture, dated as of November 29, 2006 (the “First Priority Indenture”), among the Company, the First Priority Guarantors, and the First Priority Indenture Trustee. Capitalized terms herein are used as defined in the First Priority Indenture, unless otherwise defined herein. This First Priority Security is subject to all of the terms of the First Priority Indenture, and First Priority Holders of First Priority Securities are referred to the First Priority Indenture for a statement of such terms. The First Priority Securities are senior, secured general obligations of the Company, limited in aggregate principal amount to U.S.$[238,200,000] except as otherwise provided under the First Priority Indenture.
6. Optional Redemption. The Company may redeem the First Priority Securities, in whole or in part, at any time, subject to Section 3.3 of the First Priority Indenture and indefeasible payment of the Redemption Price to the Paying Agent on the Redemption Date for the benefit of the First Priority Holders whose First Priority Securities are being redeemed (each such redemption being an “Optional Redemption”).
7. Mandatory Redemption. If the Company is required to redeem First Priority Securities pursuant to Section 3.2 of the First Priority Indenture, then the Company shall (i) provide the First Priority Indenture Trustee with a Trustee Redemption Notice within thirty (30) days prior to the Redemption Date or, in the case of a Mandatory Redemption pursuant to Section 3.2(c) of the First Priority Indenture, within the period of time specified in Section 3.2(c) of the First Priority Indenture; and (ii) pay the Redemption Price to the Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
8. Process for Optional Redemption and Mandatory Redemption.
          (a) Optional Redemption. If the Company elects to redeem First Priority Securities pursuant to Paragraph 6, then the Company shall (i) provide the First Priority Indenture Trustee with a Trustee Redemption Notice at least thirty (30) but not more than sixty (60) days prior to the Redemption Date, and (ii) pay the Redemption Price to Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
          (b) Mandatory Redemption. If the Company is required to redeem First Priority Securities pursuant to Paragraph 7, then the Company shall (i) provide the First Priority Indenture Trustee with a Trustee Redemption Notice within thirty (30) days prior to the Redemption Date or, in the case of a Mandatory Redemption pursuant to Section 3.2(c) of the First Priority Indenture, within the period of time specified in Section 3.2(c) of the First Priority Indenture; and (ii) pay the Redemption Price to the Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
          (c) Trustee Redemption Notice. Each Trustee Redemption Notice shall be in writing and shall state all of the items required in Section 3.3(c) of the First Priority Indenture (and each notice satisfying the requirements of Section 3.3(c) shall be a “Trustee Redemption Notice”).
          (d) Holder Redemption Notice. The Company shall provide each First Priority Holder whose First Priority Securities are to be redeemed with advance written notice of the redemption at least thirty (30) but not more that sixty (60) days prior to the Redemption Date for any Optional Redemption and within five (5) Business Days following the Redemption Date for any Mandatory Redemption (unless a shorter notice shall be agreed in writing by the First Priority Indenture Trustee) (the “Holder Redemption Notice”); provided, however, that in the case of a Mandatory Redemption pursuant to Section 3.2(c) of the First Priority Indenture, the Holder Redemption Notice shall be sent to the First Priority Holders within three (3) Business Days of the date that the First Priority Trustee receives the corresponding Trustee Redemption Notice. The Holder Redemption Notice shall include all of the information required under Section 3.3(d) of the First Priority Indenture. The Company may elect that the First Priority Indenture Trustee provide the Holder Redemption Notice on behalf of the Company, at the Company’s expense, and, if made, such election shall be stated by the Company in the Trustee Redemption Notice.

9. Change of Control Redemption.
          (a) Upon any Change of Control, the First Priority Holders shall have the right to have their First Priority Securities redeemed at the Redemption Price (a “Change of Control Redemption”).
          (b) Not more than ninety (90) days and not less than sixty (60) days prior to any Change of Control, the Company shall deliver a notice of the Change of Control to the First Priority Indenture Trustee (the “Trustee Change of Control Notice”). The Trustee Change of Control Notice shall include, together with all other information required under Section 3.4(b) of the First Priority Indenture, (a) the date by which a First Priority Holder must elect to have all or part of its First Priority Securities redeemed (the “Change of Control Election Date”); and (b) a form by which each First Priority Holder may elect to have all or part of its First Priority Securities redeemed (the “Change of Control Election Form”).
          (c) Not more than ninety (90) and not less than sixty (60) days prior to any Change of Control, the Company shall deliver to each First Priority Holder a notice of the Change of Control (the “Holder Change of Control Notice”). The Holder Change of Control Notice shall include (a) all of the information required to be included in a Trustee Change of Control Notice under Paragraph 9(b); and (b) a detailed description of the process for redemption, including the address(es) of the Paying Agent(s) and First Priority Indenture Trustee. The First Priority Holders shall receive the Holder Change of Control Notice not less than thirty (30) nor more than sixty (60) days prior to earlier of the Change of Control Date and the corresponding Redemption Date.
          (d) Only those First Priority Holders who return a properly completed Change of Control Election Form to the First Priority Indenture Trustee by the Change of Control Election Date shall be entitled to have their First Priority Securities redeemed.
          (e) On or before the date that any Change of Control occurs, the Company shall pay to the Paying Agent the aggregate Redemption Price for all First Priority Securities for which a properly completed Change of Control Election Form was timely delivered to the First Priority Indenture Trustee (the “Change of Control Amount”).
10. Certain Redemption Definitions. For purposes of this First Priority Security,
     “Change of Control Redemption Premium” means, as to a First Priority Security or portion thereof subject to a Change of Control Redemption, an amount equal to one percent (1%) of the outstanding principal amount of the First Priority Security.
     “Optional Redemption Premium” means, as to a First Priority Security subject to an Optional Redemption, (a) if the applicable Redemption Date occurs on or before the date that is one (1) year following the Issue Date, an amount equal to three percent (3%) of the outstanding principal amount of the First Priority Security or portion thereof, (b) if the applicable Redemption Date occurs after the date that is one (1) year following the Issue Date but on or before the date that is two (2) years following the Issue Date, an amount equal to two percent (2%) of the outstanding principal amount of the First Priority Security or portion thereof, (c) if the applicable Redemption Date occurs after the date that is two (2) years following the Issue Date but on or before the date that is three (3) years after the Issue Date, an amount equal to one percent (1%) of the outstanding principal amount of the First Priority Security or portion thereof.
     “Redemption Price” means, as to a First Priority Security subject to Redemption, an amount equal to the sum, without duplication, of the following: (1) the outstanding principal amount of the First Priority Security; plus (2) accrued and unpaid interest (and Additional Amounts, if any) and premiums, if any, up to and including the Redemption Date, provided, however, that if the Redemption Date is on or after a regular Record Date and on or prior to the Interest Payment Date to which such Record Date relates, the accrued interest shall be payable to the First Priority Holder of the redeemed First Priority Securities as registered on the relevant Record Date and no additional interest for the period up to the Interest Payment Date will be payable to First Priority Holders of the redeemed First Priority Securities on the Redemption Date; plus (3) if the First Priority Security is redeemed on any day other than the last day of the Interest Period applicable to outstanding First Priority Securities, any amounts owing pursuant to the indemnity provisions contained in Paragraph 2(f) of the form of First Priority Security attached to this First Priority Indenture; plus (4) in the case of a Change of Control Redemption, the Change of Control Premium, if any; plus (5) in the case of a Mandatory Redemption under Section 3.2(a) of the First Priority Indenture based on a Qualifying Asset Sale, the Optional Redemption Premium; and plus (6) in the case of an Optional Redemption, the Optional Redemption Premium.
11. Denominations; Transfer; Exchange. The First Priority Securities are in fully registered form, without coupons, in denominations of U.S.$1.00 and integral multiples of U.S. $1.00 in excess thereof. A Holder may register the transfer of Securities in accordance with the Indenture. No service charge will be made for any registration of transfer or exchange of the First Priority Securities, but the Company may require a First Priority Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charge payable in connection therewith. Under certain circumstances set forth in the First Priority Indenture, the Registrar need not register the transfer of or exchange any First Priority Securities.
12. Additional Amounts. Any and all payments by the Company and First Priority Guarantors in respect of the First Priority Securities will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed, levied, collected, withheld or assessed by, on behalf, or within any Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law. In that event, the Company and First Priority Guarantors will pay to each First Priority Holder such Additional Amounts as may become payable under Section 4.2 of the First Priority Indenture.
13. Unclaimed Money. If money for the payment of principal or interest paid by the Company to, and held by, First Priority Indenture Trustee or Paying Agent(s) remains unclaimed for two (2) years, then the First Priority Indenture Trustee or the Paying Agent(s), as applicable, will pay the money back to the Company. After that, all liability of the First Priority Indenture Trustee and any such Paying Agent(s) with respect to such money shall cease.

14. Amendment; Supplement; Waiver. Subject to certain exceptions, the First Priority Indenture and the First Priority Securities may be amended or supplemented with the written consent of the First Priority Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the First Priority Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or consent of any First Priority Holder, the parties thereto may under certain circumstances amend or supplement the First Priority Indenture and the First Priority Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any First Priority Holder of a First Priority Security or to comply with any requirement in connection with the qualification of the Indenture under the U.S. Trust Indenture Act of 1939, as amended.
15. Restrictive Covenants. The First Priority Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, Incur additional Indebtedness and issue Capital Stock, pay dividends or make certain other Restricted Payments, enter into certain transactions with Affiliates, incur Liens, sell assets, merge or consolidate with any other Person or transfer (by lease, assignment or otherwise) substantially all of the properties and assets of the Company. The limitations are subject to a number of important qualifications and exceptions. The Company must periodically report to the First Priority Indenture Trustee on compliance with such limitations.
16. Notation of Guarantee. As set forth more fully in the First Priority Guarantees (which may be attached to this First Priority Security), each of the Persons constituting First Priority Guarantors from time to time in accordance with the provisions of the First Priority Indenture, unconditionally and irrevocably guarantees, to each First Priority Holder and to the First Priority Indenture Trustee and the First Priority Collateral Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this First Priority Indenture, the First Priority Securities, or any other First Priority Document, or the obligations of the Company or any other First Priority Guarantor under the First Priority Indenture, the First Priority Securities, or any other First Priority Document: (x) the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the First Priority Securities when and as the same shall become due and payable, whether at maturity, upon Redemption or repurchase, by acceleration, or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the First Priority Securities (and any Additional Amounts related thereto), and (z) the due and punctual payment and performance of all other First Priority Obligations and all other obligations of the Company and all other obligations of the other First Priority Guarantors (including without limitation under all First Priority Guarantees) in, each case, to the First Priority Holders or the First Priority Indenture Trustee under the First Priority Indenture, the First Priority Securities, or any other First Priority Document (including amounts due the First Priority Indenture Trustee under Section 6.7 of the First Priority Indenture), all in accordance with the terms hereof and thereof (collectively, the “First Priority Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal or refinancing of any First Priority Securities or any of such other First Priority Guarantee Obligations, the due and punctual payment and performance of all First Priority Guarantee Obligations in accordance with the terms of the extension, renewal, or refinancing, whether at maturity, upon redemption or repurchase, by acceleration, or otherwise.
17. Successors. When a successor to the Company or a First Priority Guarantor assumes all the obligations of its predecessor under the First Priority Securities and the First Priority Indenture in accordance with the terms of the First Priority Indenture and becomes a permitted successor thereunder, the predecessor will be released from those obligations.
18. Defaults and Remedies. If an Event of Default occurs and is continuing (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization), then, subject to the First Priority Collateral Trust Agreement, in every such case, unless the principal of all of the Securities shall have already become due and payable, either the First Priority Indenture Trustee or the Requisite First Priority Holders may declare all the First Priority Securities to be due and payable in the manner and with the effect provided in the First Priority Indenture. First Priority Holders may not enforce the First Priority Indenture or the First Priority Securities except as provided in the First Priority Indenture. The First Priority Indenture Trustee may require indemnity satisfactory to it before it enforces the First Priority Indenture or the First Priority Securities. Subject to certain limitations, Requisite First Priority Holders may direct the First Priority Indenture Trustee in its exercise of any trust or power.
19. No Recourse Against Others. No direct or indirect stockholder, partner, employee, officer or director, as such, past, present or future, of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company under the First Priority Securities or the First Priority Indenture by reason of his, her or its status as such stockholder, partner, employee, officer or director. Each First Priority Holder by accepting a First Priority Security waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the First Priority Securities.
20. Currency of Account; Conversion of Currency. U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the First Priority Securities, the First Priority Indenture, and all other First Priority Documents, including damages. The Company has agreed that the provisions of Section 10.14 of the First Priority Indenture shall apply to conversion of currency in the case of the Securities and the Indenture.
21. Governing Law. THE FIRST PRIORITY INDENTURE AND THE FIRST PRIORITY SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
22. Agent for Service; Waiver of Immunities; Submission to Jurisdiction.
          (a) Each of the Company and the First Priority Guarantors (i) designates and appoints, and acknowledges that it has, by separate written instrument, designated and appointed CT Corporation System, 111 8th Avenue #13, New York, NY 10011, as its authorized agent upon which process may be served in any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, the First Priority Securities or the First Priority Indenture or any other First

Priority Document, whether commenced by the First Priority Indenture Trustee, one or more First Priority Holders, one or more holders of beneficial interests in the First Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, and acknowledges that CT Corporation System has accepted such designation and (ii) agrees that service of process upon CT Corporation System at the foregoing address shall be deemed in every respect effective service of process upon the Company or any First Priority Guarantor, as the case may be, in any such suit, action or proceeding. Each of the Company and the First Priority Guarantors further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this First Priority Security shall be in full force and effect; provided, however, that each of the Company and the First Priority Guarantors may and shall (to the extent CT Corporation System ceases to be able to be served on the basis contemplated herein), by written notice to the First Priority Indenture Trustee, designate such additional or alternative agents for service of process under this Paragraph 22(a) that (i) maintains an office located The City of New York in the State of New York, (ii) are either (x) counsel for the Company or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and (iii) agrees in writing, a copy of which is delivered to the First Priority Indenture Trustee, to act as agent for service of process in accordance with this Paragraph 22(a). Such notice shall identify the name of such agent for process and the address of such agent for process in The City of New York, State of New York. Notwithstanding the foregoing, there shall, at all times, be at least one agent for service of process for each of the Company and the First Priority Guarantors appointed and acting in accordance with this Paragraph 22(a).
          (b) To the extent that the Company or any First Priority Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to itself or its property, each of the Company and the First Priority Guarantors hereby irrevocably waives such immunity in respect of its obligations under the First Priority Indenture, this First Priority Security, and the other First Priority Documents, to the extent permitted by law.
          (c) The Company and each First Priority Guarantor hereby irrevocably and unconditionally: (i) submits for itself and its Property in any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, this First Priority Security or the First Priority Indenture or any other First Priority Document, whether commenced by the First Priority Indenture Trustee, one or more First Priority Holders, one or more holders of beneficial interests in the First Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, appellate courts from any thereof and to the courts of its own corporate domicile in respect of actions brought against it as a defendant; (ii) consents that any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, this First Priority Security or the First Priority Indenture or any other First Priority Document, whether commenced by the

First Priority Indenture Trustee, one or more First Priority Holders, one or more holders of beneficial interests in the First Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, may be brought in the courts set forth in this Paragraph 22 and waives, to the fullest extent it may effectively do so under applicable law, trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such suit, action, or proceeding was brought in an inconvenient court, and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the agent for service of process described above; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
23. Authentication. This First Priority Security shall not be valid until the First Priority Indenture Trustee or Authenticating Agent signs the Certificate of Authentication on the other side of this First Priority Security.
24. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a First Priority Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
25. CUSIP and CINS/ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will cause CUSIP and/or CINS/ISIN numbers to be printed on the First Priority Securities.

The Company will furnish to any First Priority Holder upon written request and without charge a copy of the First Priority Indenture. Requests may be made to:
Satélites Mexicanos, S.A. de C.V.
Rodolfo Gaona #86
Col. Lomas de Sotelo
México D.F. 11200
MEXICO
Attention: Cynthia Pelini Addario
Telephone: (52) (55) 2629-5808
Telecopy: (52) (55) 2629-5895

ASSIGNMENT
I or we assign this First Priority Security to:

(Print or type name, address and zip code of assignee)
Please insert Social Security or other identifying number of assignee:
I or we irrevocably appoint                      as agent to transfer this First Priority Security on the books of the Company. The agent may substitute another to act for him.
Dated:
Signed:
(Sign exactly as name appears on the other side of this First Priority Security)
SIGNATURE MUST BE GUARANTEED BELOW.

Signature Guarantee4
Signature Guarantee:

[4]	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized Signature Guaranty Programs: (i) The Securities Transfer Agent Medallion Program (Stamp); (ii) The New York Stock Exchange Medallion Program (MSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF FIRST PRIORITY SECURITIES5
The following exchanges of a part of this Global First Priority Security have been made:

			Principal Amount of	Signature of
	Amount of decrease	Amount of increase	this Global First	authorized officer
	in Principal Amount	in Principal Amount	Priority Security	of First Priority
	of this Global	of this Global	following such	Indenture Trustee
	First Priority	First Priority	decrease (or	or Securities
Date of Exchange	Security	Security	increase)	Custodian

[5]	This schedule should only be added if the First Priority Security is a Global First Priority Security.

EXHIBIT B: FORM OF TRANSFER CERTIFICATE
[First Priority Indenture Trustee]
[Address]

Re:	SATÉLITES MEXICANOS, S.A. DE C.V.

First Priority Senior Secured Notes due 2011 (the “First Priority Securities”)
Reference is hereby made the Indenture (the “First Priority Indenture”) dated as of November 29, 2006, by and among SATÉLITES MEXICANOS, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), each of the First Priority Guarantors named therein, and HSBC Bank USA, National Association, a national banking association duly incorporated and existing under the laws of the United States, as trustee (the “First Priority Indenture Trustee”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the First Priority Indenture.
This certificate relates to US. $                      principal amount of First Priority Securities, which are evidenced by the following Domestic Global First Priority Security (the “Specified Securities”):
CUSIP/ISIN No(s).
CERTIFICATE No(s).
The person in whose name this certificate is executed below (the “Undersigned”) hereby certifies that either (i) it is the sole beneficial owner of the Specified Securities or (ii) it is acting on behalf of all the beneficial owners of the Specified Securities and is duly authorized by them to do so. Such beneficial owner or owners are referred to herein collectively as the “Owner.” The Specified Securities are held through the Depositary or an Agent Member in the name of the Undersigned, as or on behalf of the Owner.
The Undersigned hereby certifies that the Owner wishes to transfer its interest in the Specified Securities to the International Global First Priority Security in accordance with Section 2.6(g)(1) of the First Priority Indenture. The Undersigned hereby certifies that the terms and conditions of Section 2.6(g)(1) have been satisfied and that the Undersigned has complied with the Applicable Procedures.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Dated:	[NAME]

By:

Name:

Title:

B - 1

EXHIBIT C: FORM OF GUARANTEE ACKNOWLEDGEMENT
GUARANTEE ACKNOWLEDGEMENT
This GUARANTEE ACKNOWLEDGEMENT (this “Guaranty”) is entered into as of the ___ day of                     , ___, by the undersigned First Priority Guarantor in connection with the Indenture (the “First Priority Indenture”) dated as of November 29, 2006, by and among SATÉLITES MEXICANOS, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), each of the First Priority Guarantors named therein, and HSBC Bank USA, National Association, a national banking association duly incorporated and existing under the laws of the United States, as trustee (the “First Priority Indenture Trustee”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the First Priority Indenture.
For value received, the undersigned First Priority Guarantor hereby unconditionally and irrevocably guarantees, to each First Priority Holder and to the First Priority Collateral Trustee and the First Priority Indenture Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this First Priority Indenture, the First Priority Securities, or any other First Priority Document, or the obligations of the Company or any other First Priority Guarantor under the First Priority Indenture, the First Priority Securities, or any other First Priority Document: (x) the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the First Priority Securities when and as the same shall become due and payable, whether at maturity, upon Redemption or repurchase, by acceleration, or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the First Priority Securities (and any Additional Amounts related thereto), and (z) the due and punctual payment and performance of all other First Priority Obligations and all other obligations of the Company and all other obligations of the other First Priority Guarantors (including without limitation under all First Priority Guarantees) in, each case, to the First Priority Holders, the First Priority Indenture Trustee, or the First Priority Collateral Trustee under the First Priority Indenture, the First Priority Securities, or any other First Priority Document (including amounts due the First Priority Indenture Trustee under Section 6.7 of the First Priority Indenture), all in accordance with the terms hereof and thereof (collectively, the “First Priority Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal or refinancing of any First Priority Securities or any of such other First Priority Guarantee Obligations, the due and punctual payment and performance of all First Priority Guarantee Obligations in accordance with the terms of the extension, renewal, or refinancing, whether at maturity, upon redemption or repurchase, by acceleration, or otherwise.
Upon any failure to make payment when due of any amount so guaranteed, or failing performance of any other obligations of the Company or any other First Priority Guarantor to the First Priority Holders or the First Priority Indenture Trustee or the First Priority Collateral Trustee or their respective successors and assigns under the First Priority Indenture or under the First Priority Securities or any other First Priority Document, for whatever reason, the undersigned First Priority Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. A Default or Event of Default under the First Priority

Indenture, the First Priority Securities, or any other First Priority Document shall constitute an event of default under this Guarantee, and shall entitle the First Priority Holders and the First Priority Indenture Trustee to accelerate the obligations of the First Priority Guarantor hereunder in the same manner and to the same extent as the obligations of the Company may be accelerated under the First Priority Indenture and under the First Priority Securities.
The obligations of the undersigned First Priority Guarantor shall be senior to any and all intercompany obligations of the undersigned First Priority Guarantor to the Company or any Restricted Subsidiary, and the undersigned First Priority Guarantor expressly agrees that any and all such intercompany obligations are subordinate in all respects, including right of payment, to the obligations of the undersigned First Priority Guarantor hereunder.
This Guarantee is executed and delivered in accordance with Article IX of the First Priority Indenture, and the terms of the First Priority Indenture, including without limitation Article IX, shall be applicable to this Guarantee and the undersigned Guarantor as if they were incorporated herein. In the case of any conflict between the terms of this Guarantee and the terms of the First Priority Indenture, the terms of the First Priority Indenture shall govern.
The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any First Priority Security or to any particular First Priority Security.
THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
The undersigned First Priority Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, connected with, or relating to this Guarantee, the First Priority Indenture, the First Priority Securities, or any other First Priority Document.
This Guarantee is subject to release upon the terms set forth in the First Priority Indenture.
IN WITNESS WHEREOF, the undersigned First Priority Guarantor has caused this Guarantee to be duly executed as of the date first set forth above

FIRST PRIORITY GUARANTOR

[NAME]

By:

Name:

Title:

Acknowledged and Agreed:

SATÉLITES MEXICANOS, S.A. de C.V.

By:

Name:

Title:

EXHIBIT D: FORM OF FIRST PRIORITY COLLATERAL TRUST AGREEMENT

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EXHIBIT E: FORM OF COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 4.5(a)(2) of the Indenture (the “First Priority Indenture”) dated as of November 29, 2006, by and among SATÉLITES MEXICANOS, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), each of the First Priority Guarantors named therein, and HSBC Bank USA, National Association, a national banking association duly incorporated and existing under the laws of the United States, as trustee (the “First Priority Indenture Trustee”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the First Priority Indenture.
     1. I am the duly elected, qualified and acting [Chief Financial Officer] [Vice President - Finance] of the Company.
     2. I have reviewed and am familiar with the contents of this Compliance Certificate.
     3. I have reviewed the terms of the First Priority Indenture and the other First Priority Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event that constitutes a Default or Event of Default [, except as set forth below].
IN WITNESS WHEREOF, I execute this Compliance Certificate as of the date set forth below.

Date:

SATÉLITES MEXICANOS, S.A. de C.V.

By:

Name:

Title:

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